UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4
to

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

IMH SECURED LOAN FUND, LLC
(Exact name of registrant as specified in its charter)

Delaware	81-0624254
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
11333 N. Scottsdale Rd #160
Scottsdale, Arizona, 85254
(602) 889-3410
(Address of principal executive offices, including zip code and telephone number)
Copies to:

Shane Albers, Chief Executive Officer	Steven D. Pidgeon, Esq.
Investors Mortgage Holdings, Inc.	DLA Piper US LLP
11333 N. Scottsdale Rd #160	2415 East Camelback Road
Scottsdale, Arizona, 85254	Suite 700
(602) 889-3410	Phoenix, Arizona 85016 (480) 606-5124
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:

Units of Limited Liability Company Interests
(Title of Class)

PRELIMINARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This General Form of Registration of Securities on Form 10 (this “Form 10”) contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the risks set forth in Item 1A, Risk Factors, which may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.
     These forward-looking statements speak only as of the date this Form 10 is filed. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1. BUSINESS.
History and Corporate Structure
     IMH Secured Loan Fund, LLC, a Delaware limited liability company (the “Fund,” “we,” “us,” or “our”), was organized to invest exclusively in short-term commercial mortgage loans collateralized by first mortgages on real property. The Manager of the Fund is Investors Mortgage Holdings, Inc., an Arizona corporation (“IMH” or the “Manager”). The minimum initial investment to participate in the Fund is $50,000 unless the Manager, in its discretion, permits a smaller investment. Only “accredited investors” as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) may invest in the Fund. While we use the term “Fund,” the Fund is not a mutual fund or any other type of “investment company” as that term is defined by the Investment Company Act of 1940, as amended (the “Investment Company Act”) and has no plans to be registered under the Investment Company Act.
     The Fund was organized in May 2003 as a Delaware limited liability company and commenced operations in August 2003. Under our Operating Agreement, our existence is perpetual. As of April 30, 2007, total investment in the Fund was approximately $350 million. Our offices are located at 11333 N. Scottsdale Road, Suite 160, Scottsdale, Arizona 85254, and our telephone number is (602) 889-3410.
     IMH, our Manager, was incorporated in June 1997, and is licensed as a mortgage broker by the State of Arizona. IMH has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. As of April 30, 2007, IMH has not managed and was not managing any other private or public funds similar to the Fund. IMH’s executive offices are located at 11333 N. Scottsdale Road, Suite 160, Scottsdale, Arizona 85254, and its telephone number is (602) 889-3410.
     The Fund does not have a website. The internet address for IMH is www.imhre.com. The website for IMH and the information contained therein or connected thereto does not constitute a part of this registration statement or any amendment thereto.
Industry Overview
In General
     We are in the business of investing in short-term commercial mortgage loans collateralized by first mortgages on real property. According to statistics provided to us from an investment banker hired by our Manager, from 2004 to 2005, the commercial real estate loan industry, which generally consists of loans on real estate that are evidenced by mortgages or other liens on business and industrial properties, grew from approximately $184 billion to approximately $212 billion, an increase of 15.4%. From 2005 to 2006, the industry grew at a rate of 13.2% from approximately $212 billion in 2005 to approximately $241 billion in 2006.
     The construction and land development sector of commercial lending generally consists of loans that are secured by real estate with maturities of 60 months or less made to finance land development preparatory to construction, or the actual construction of, industrial, commercial, residential or farm buildings. The construction and land development loan sector grew from approximately $80 billion in 2004 to approximately $112 billion in 2005, and to approximately $147 billion in 2006, year-over-year increases of 40.7% and 30.4%, respectively.
     The industry in which the Fund operates is serviced primarily by conventional mortgage lenders and loan investors, which include commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. We believe that no single lender or group of lenders has a dominant position in our sector or the geographic markets in which we invest or intend to invest.
Markets We Serve
     Locations
     As of April 30, 2007, we invested in mortgage loans principally in Arizona and California and we also had loans outstanding in Texas, New Mexico, Idaho, and North Carolina. Depending on the conditions of various real estate markets and on the

Fund’s performance, we may expand our investments throughout the United States. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. See Item 1A, Risk Factors – “Risks of the Mortgage Lending Business,” for more information on the risks associated with our industry.
     Loan Size
     The market for commercial loans of less than $10 million is highly competitive because many investors, including private investment groups and local and community banks, participate in this “small” loan market. At the end of 2006, there were more than 7,000 community banks with less than $1 billion in assets in the United States and numerous additional “small” loan investors.
     The market for commercial loans of more than $50 million is predominantly serviced by large commercial banks, insurance companies, pension funds, and other institutional lenders, many of which have vast capital resources. For example, based on statistics compiled by the Federal Reserve, at the end of the 2006, insured banks chartered within the United States with in excess of $1 billion in consolidated assets controlled over $8.5 trillion in assets around the world, $7.2 trillion of which are located in the United States. To enable these large institutions to recover the costs of approving and funding a loan, the banks are required to invest in large dollar value loans. Accordingly, although there are relatively fewer participants in the large commercial loan market, the amount of available capital in this market is significant and served by institutions with far greater resources than the Fund.
     Although the size and capital structure of the Fund, as well as the quality of borrowers and projects, influences our Manager’s selection of suitable investments for the Fund, the Fund intends to target loans in the $10 million to $50 million range. However, there can be no assurance that any or all of the Fund’s loans will be made in this target range.
Business
Strategy
     Our business strategy is to generate current income by investing in short-term commercial mortgage loans. We believe there is a significant market opportunity to make mortgage loans to owners and developers of real property whose financing needs are not met by traditional lenders. Commercial banks, insurance companies, pension funds, and other institutional lenders are subject to several layers of federal and state regulations concerning capital ratios, lending practices, concentrations, appraisal requirements, and many other matters. Mortgage companies typically sell or package their loans into pools, which are then securitized and sold to the public. Such pools of loans typically require that the loans be homogeneous as to collateral type, loan terms, borrower profiles, and other underwriting characteristics, and have maturity dates which are several years in the future. These restrictions, and the length of time required by traditional mortgage lenders to consider a loan request, can be obstacles to some potential borrowers who are either unable to meet these requirements or who are unable to wait for a time consuming approval process. We operate in a market niche as a non-conventional real estate lender by offering expedited loan processing, which generally provides quick loan approval and funding of a loan.
     We seek to capitalize on market opportunities in the commercial mortgage industry by pursuing the following strategies:
•	Offer expedited loan processing. Traditional lenders operate in a highly regulated environment, which increases the length of time it can take for such lenders to fund a project, if at all. Although the Fund adheres to its own underwriting standards, it is more flexible than traditional lenders, which allows us to more quickly approve and fund a loan. The speed with which we will be able to approve and fund a loan increases the attractiveness of our capital across all borrowing groups.

•	Focus on funding loans in the $10-50 million range. There is an abundance of capital available for loans worth more than $50 million and there are a large number of investors seeking to fund loans of less than $10 million. In contrast, we believe the market for loans of $10 to $50 million is underserved, and we seek to target the demand within this lending segment. However, the Fund has in the past funded loans for less than $10 million and, when IMH deems it advantageous, will do so in the future. The average principal balance outstanding for our loans was $519,345, $2,266,961 and $5,877,609 for the years ended December 31, 2004, 2005 and 2006, respectively, and $6,735,507 for the three months ended March 31, 2007.

•	Invest a substantial amount of our capital in privately-held core operators. Although the real estate markets in the United States are varied, highly complex, and difficult to analyze, we believe many of the recent losses in the real estate markets are a result of a combination of factors and have been incurred primarily by public builders and private investors that engaged in speculative investment in both residential and commercial real estate. However, there are a large number of privately-held residential and commercial builders that choose investments based on solid economics and do not engage in more speculative activities. By focusing on these privately-held borrowers with established reputations as core operators, IMH believes it will be able to deploy the Fund’s capital to projects with a greater chance of economic success, which reduces the rate of default on our loans and increases our returns, although we cannot assure any such economic success, reduction in defaults, or increase in return.

•	Fund our loans to creditworthy borrowers. The Fund does not invest in the so-called “subprime” market. The subprime market is characterized by residential loans to retail consumers that are of questionable creditworthiness at increased rates, which is necessary to offset the increased credit risk. The Fund, on the other hand, does not make loans to retail consumers and seeks to invest in creditworthy business borrowers with established records as core operators whose projects may not otherwise qualify for traditional lending due to internal issues regularly imposed or lending limits by such lenders.

•	Provide short-term capital solutions to long-term projects. The Fund invests in loans with maturities between six and 18 months, although the Fund may expand into loans with maturities of up to 24 months. We purposefully fund many of our loans with maturities that occur prior to the anticipated completion date of a project, which enables us to evaluate the progress and shifting risk profile of a project.

•	Fund our loans at 200 to 500 basis points above loans provided by traditional lenders. The Fund currently invests in loans bearing interest between 200 to 500 basis points above loans made by traditional lenders.

•	Fund loans with adequate security. The Fund only invests in loans collateralized by first mortgages on the real property that is the subject of the loan. The Fund always requires personal guarantees of the equity owners of the borrower entities, and it will at times take second lien positions in additional collateral as necessary. These security measures increase the likelihood that the Fund will be able to receive a return of its invested capital.

     We lend money to borrowers that IMH, as our Manager, believes have sufficient equity in the underlying real estate and otherwise meet our underwriting standards. The underwriting standards and procedures used by IMH may be different from conventional lenders, so we may invest in loans on projects that may not always meet the less flexible standards of conventional lenders. Accordingly, we are able to charge a premium on the interest rate for such loans. While always qualifying our borrower, our underwriting standards focus principally on the value of the real estate which will serve as the collateral for our loans. We believe that focusing on the value of the underlying real estate is important because the real estate is our primary source of payment of the loan. Similar to conventional lenders, we rely upon the skill of independent appraisers to value the collateral underlying our loans.
     As with any lender, due to the nature of the loan approval process, there is a risk that the underwriting IMH performs will not reveal all material facts pertaining to the borrower or the collateral. As with all investments, there is a relationship between the risk assumed and the possible reward earned. While we may charge higher interest rates than a traditional lender, the rates are not necessarily solely indicative of the risk of the loans we choose to fund, or a lack of creditworthiness of the borrowers. Rather, our rates are also reflective of the premium the borrower is willing to pay resulting from the short-term nature of our loan terms, coupled with the benefit realized by the borrower from our ability to close loans quickly.
Example Loans
     Palm Springs
     IMH recently approved a $31 million acquisition and development loan on property located near Palm Springs, California, which is being developed into a master-planned community with several golf courses.
     Before we became involved, the borrower/developer had contracted to buy the property, had been in escrow for over 18 months, and had already released $23 million in non-refundable money to a seller located outside of the United States. For a variety of reasons, the borrower’s prior lender was unable to close and the seller was unwilling to extend the closing date. The property was appraised “AS IS” for approximately $88 million thus giving the project a loan-to-value ratio of 35%. IMH further discounted the appraisal 20% to $70 million giving the project an IMH discounted loan-to-value of 44%. The managing partners of the borrowing entity have developed over $1 billion in residential and commercial properties throughout Southern California including Southridge Village, a master-planned community in the “Inland Empire.”

     This loan was highly complex in that it presented, among others, the following challenges:
•	understanding and analyzing geo-technical issues because the property is near the San Andreas fault;

•	evaluating ingress-egress questions because of the need to bridge a significant canal;

•	reviewing volumes of documents to analyze and verify the existing entitlements on the property;

•	gaining economic comfort because no relevant comps were available (this submarket of Palm Springs had no similar developments); and

•	understanding and analyzing borrowers who had substantial net worth, but very complicated entity structures.
     Despite these challenges, our Manager’s in-house underwriting and diligence team was able to understand and analyze all the relevant information, travel to visit the property and meet the borrowers, and document the transaction in sufficient time to successfully fund the loan within a relatively short period of time. The deal was brought to IMH by a broker because the broker knew our Manager and the Fund had a reputation for completing complex deals with strong in-house talent on short notice.
     Pinehurst
     IMH approved a $24 million loan on mixed-use property near Pinehurst, North Carolina, to facilitate the acquisition of finished residential lots and a retail site, and also to refinance a seller-carryback loan on the larger tract of land for the project, which contained additional residential land, a golf course and a clubhouse.
     The borrower, an experienced and financially stable developer with substantial existing banking relationships, historically focused on commercial developments without residential features. The borrower’s primary bank lender was willing to make the loan, but would have taken six months to underwrite and fund, due in part to the fact that the lender did not have any residential loan experience with the borrower. This six-month delay meant the borrower would have defaulted on its commitments to acquire the residential lots and retail site because they had only three months in which to close.
     Our experience with mixed-use projects and our flexible underwriting standards enabled us to fund the loan in time for the borrower to close on the planned acquisitions. In addition, we were able to refinance the seller-carryback, which strengthened the Fund’s overall collateral position. By providing short-term funding and increasing our collateral position, not only were we to provide our borrower with the ability to continue with the larger project, but we enabled the borrower’s primary lender to take the time it needed to underwrite a permanent loan on the project. As a result, we believe the borrower’s bank lender will refinance the entire project, thereby increasing the chance that the Fund’s loan will be repaid on or before maturity.
     Boise
     In early 2007, IMH approved a loan to develop a master-planned community near Boise, Idaho. The borrower needed a $32 million loan to acquire a portion of the property and to refinance corporate and bank debt on the property, a portion of which was close to maturity. The borrower desired a single source of financing to advance the project through the entitlement process and to position the project for long-term development and construction financing.
     The borrower, which has substantial relationships with large commercial banks, is an experienced residential homebuilder and developer with extensive projects in California and Nevada. The banks were unable to provide a single source of financing at this stage of development because the land was only partially entitled and because the preliminary plat had not yet been approved.
     IMH evaluates the pre-entitled status of the project, the real estate market, the collateral value, and the experience and financial strength of the borrower. This project presented a situation where the loan-to-value ratio on the subject collateral was slightly over our guideline ratio, at 73%. To offset this increased risk, IMH required additional collateral to reduce the overall loan-to-value ratio to approximately 50%. In addition, as is standard practice, IMH acquired personal guarantees from the equity owners of the borrower, each of whom have a very substantial net worth.
     Although our loan is intended as bridge financing leading to Wall Street investment bank financing, an important attribute of the project that IMH considered was the fact that during the time that future financing is being arranged, the borrower will be developing portions of the property with its own funds, which increases the security of our loan without increasing exposure.
Funding Strategy
     We obtain funding for our business from the sale of limited liability company interests to accredited investors in a continuous private placement that is exempt from registration under the Securities Act. Substantially all such accredited investors are persons referred to us by broker-dealers who are licensed by the National Association of Securities Dealers (the “NASD”) and their respective registered representatives, and none of our investors are obtained through any form of general solicitation.
     Prior to the Fund commencing operations, our Manager would assist borrowers in obtaining mortgage financing directly from investors. Our Manager established pre-existing relationships with several of these investors and two of these investors, both of whom were accredited, provided the Fund with its first capital in August 2003. In August 2004, our Manager entered into its first selling agreement with a broker-dealer registered with and regulated by the NASD. Although our Manager continues to locate investors for the Fund through the its network of pre-existing relationships, As of April 30, 2007 our Manager had expanded its network to 23 licensed broker-dealers who sell substantially all new interests in the Fund.
     To ensure that interests in the Fund are sold in compliance with applicable law, the selling agreements provide that the broker-dealers can only offer interests in the Fund in compliance with all rules and regulations of the Securities and Exchange Commission (“SEC”), the NASD, and the states in which the broker-dealer offers or sells interests in the Fund, and only to accredited investors with whom the respective broker-dealer has a sufficient pre-existing relationship to enable the broker-dealer to reasonably apply the suitability standards that are applicable to investors of the Fund (referred to hereafter as our “Members” or “investors”). The selling agreements are entered into by our Manager in its capacity as such, for our benefit. All commissions and other selling expenses are paid by our Manager. Neither the Fund nor its Members bear any of the costs of the offering of the securities.
     As of April 30, 2007, approximately 78% of our Members were domiciled in the following five states: California, Arizona, Illinois, Texas and Minnesota.
Investment Objectives and Policies
In General
     We invest in commercial mortgage loans. As of April 30, 2007 we had loans in Arizona, California, Texas, New Mexico, Idaho, and North Carolina, although we continually evaluate other regions. Our Fund manager, IMH, underwrites our loans. IMH offers borrowers an expedited loan approval process. In addition, as a non-conventional lender, we are more willing to invest in mortgage loans to borrowers that may not qualify under bank regulatory or other underwriting guidelines. Because of our increased willingness to fund non-conventional loans, borrowers are willing to pay us an interest rate that is generally 200 to 500 basis points above the rates charged by conventional lenders, and to pay points and fees to IMH to obtain the loan. All points and fees paid by the borrower to obtain the loan are paid to and retained by IMH. In most cases the borrower’s source of cash to pay the points and fees is from the funding of the loan.
     We do not make second or more junior loans, restricting our loans to those secured by first mortgages or trust deeds on real estate. We do, however, accept second mortgages on other properties as additional collateral for a first mortgage loan. Our loans include first mortgages on improved residential and commercial properties, construction loans, bridge loans and loans secured by improved and unimproved land. We do not make loans secured principally by owner-occupied residential property or other consumer-type loans.
Investment Objectives
     Our principal investment objectives are to:

•	Produce revenue from the interest income on our mortgage loans;

•	Provide monthly earnings and cash distributions to our investors;

•	Preserve and return capital contributions; and

•	Reinvest payments of principal and proceeds of prepayments, payoffs, sales and insurance proceeds, net of expenses.

     We cannot assure that we will continue to achieve these objectives or that investors’ capital will not decrease. IMH may change our overall investment strategy, subject to the fiduciary obligations that it owes to all Fund Members. However, IMH may not change our investment objectives, except upon approval of a majority of the Fund Members. IMH does not have the authority to do anything that would impair our ability to carry on our ordinary business as a mortgage lender.
Acquisition and Investment Policies
     We invest approximately 95% to 97% of our cash in mortgage loans and retain approximately 3% to 5% in bank accounts or highly liquid money market funds as a working capital reserve.
     The majority of the collateral on our mortgage loans is the real property that the borrower is operating, purchasing or developing with the funds that we make available. Our mortgage investments are not insured or guaranteed by any government agency.
     IMH evaluates prospective mortgage investments, selects the mortgages in which we invest and makes all investment decisions on our behalf. In evaluating prospective mortgage loan investments, IMH considers such factors as the following:
•	the ratio of the amount of the loan to the IMH-determined value of the property by which it is secured, based on independent appraisals and other analysis, which is called the loan-to-value ratio;

•	the financial condition and trade record of the borrowers and their principals who guarantee the loan;

•	the status and condition of the title to the property securing the loan;

•	the geographic location of the property securing the loan;

•	the potential for appreciation or depreciation in the value of the property securing the loan; and

•	the current and projected revenue from the property, the expected levels of applicable rental and occupancy rates, and the potential for applicable rental increases.
Guidelines
     When selecting mortgage loans for us, IMH generally adheres to the following guidelines:
     1. Types of Loans in Which We Invest. We invest in loans which are secured by first mortgages on real property. Such loans fall into the following categories: pre-entitled land which is not entitled or zoned for its intended use; entitled land; construction of new and improvement of existing structures.
     Pre-Entitled Land Loans
     We lend for the purchase of raw, unimproved land which will be held for future development or for which the borrower is processing the entitlements with applicable governmental authorities. The term “entitlements” refers to development agreements and tentative maps or recorded plats, depending on the jurisdiction within which the land is located. Entitlements generally give the developer the right to obtain building permits upon compliance with applicable ordinances and regulations.
     Entitled Land Loans
     We lend to enable borrowers to acquire entitled real property and hold it for future development or sale, to complete the basic infrastructure, or to hold the developed land for future construction of projects. Development of the land may include installing electricity, sewers, water, other utilities, and streets.
     Construction and Existing Structure Loans
     We lend for the construction of structures on developed land. Funds under this type of loan will generally not be released to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. We generally require material and labor lien releases prior to releasing funds for completed construction work on the project. We also lend funds which allow commercial borrowers to make improvements or renovations to existing property or structures in order to increase the net operating income of the property or otherwise enhance the value of the property so that it may qualify for permanent or long-term bank, institutional or other traditional refinancing.
     2. Loan-to-Value Ratio. We anticipate that the amount of our loan on a collateral property will not exceed the following percentage of the appraised value of the collateral property:

Type of Secured Property	Loan-to-Value Ratio
Pre-entitled Land	60%
Entitled Land	60%
Construction and Existing Structure	70%
     IMH, in its discretion, may increase any of the above loan-to-value ratios if a given loan is supported by other credit or collateral adequate to justify a higher loan-to-value ratio, including personal guarantees. These loan-to-value ratios do not apply to financing offered by us to the purchaser of any real estate acquired through foreclosure, or to refinance an existing loan that is in default when it matures. In those cases, IMH, in its sole discretion, is free to accept any reasonable financing terms it deems to be in our best interest. Periodically, our collateral includes personal property which is incidental to the ownership or operation of the real property.
     IMH obtains an independent appraisal for each collateral property. IMH retains appraisers who are licensed, qualified or certified as independent appraisers. Appraisals are only estimates of value and cannot be relied on as absolute measures of realizable value. An employee of IMH reviews each appraisal report and conducts a physical inspection of each property. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood.
     From time to time appraisals may not be able to be completed before we fund a loan. This will typically happen when the borrower has a very short time period in which to close, and there is insufficient time for an appraiser to complete a report. In those instances, IMH will rely on a verbal opinion from the appraiser from whom we have ordered the appraisal, verbal opinions of value from knowledgeable real estate brokers, reviews of comparable sales, and other techniques. Ultimately, IMH always confirms the receipt of the formal appraisal and verifies that the value reported therein is as represented.
     3. Priority of Mortgages. We invest only in first mortgages and trust deeds unless a second mortgage on a different property is offered as additional collateral. Even in those cases, we do not advance money solely in respect of a second mortgage.
     4. Terms of Mortgage Loans. Our loans typically have maturities between six and 18 months. Substantially all of our loans provide for monthly payment of interest only with a “balloon” payment of principal payable in full at the end of the term. The interest rate may be fixed, or may vary with the Wall Street Journal Prime Interest Rate (“Prime,” “Prime rate” or “Prime interest rate”) generally, subject to a minimum rate floor. Loans are often written for an initial term which is often shorter than the time required for the borrower to accomplish the development objective for the property. This condition typically results in a request by the borrower for an extension of the maturity date. The extension requests are a planned element of our business and do not necessarily indicate a problem with the loan. Extensions of loan maturities are considered on a case-by-case basis and give IMH an opportunity on our behalf to assess the continued viability of the project, the borrower’s progress toward development objectives, the borrower’s credit, the condition of the real estate market, and other factors in order to make a determination about whether to extend the maturity date. If an extension is granted, our Manager typically charges the borrower a fee for processing the extension or makes other appropriate modifications. Borrowers do not customarily pay this fee out of their own funds, but instead usually pay the fee out of available unfunded loan proceeds, or by negotiating an increase in the loan amount sufficient to pay the fee. Currently, our loans do not contain prepayment penalties or exit fees. We currently require a borrower to repay a mortgage loan upon the sale of the mortgaged property rather than allow the buyer to assume the existing loan.
     5. Escrow Conditions. We fund our loans through an escrow held by an independent title insurance company or escrow company, subject to the following conditions, among others:

•	Borrowers must obtain title insurance coverage for all loans, with the title insurance policy naming us as the insured and providing title insurance in an amount at least equal to the maximum principal amount of the loan. Title insurance insures only the validity and priority of our deed of trust, and does not insure us against loss by other causes, such as diminution in the value of the collateral property.

•	Borrowers must obtain fire and casualty insurance for all loans secured by improved real property, naming us as loss payee in an amount sufficient to cover the replacement cost of improvements. Borrowers must also obtain adequate liability insurance, naming us as an additional insured.

•	All insurance policies, notes, deeds of trust or mortgages, escrow agreements, and any other loan documents for a particular transaction will name us as payee and beneficiary.
     6. Credit Evaluations of the Borrower. Before originating a loan, IMH determines that a borrower has sufficient equity in the collateral property to meet the loan-to-value ratios or that sufficient other collateral is available. IMH also considers the income level, assets, liabilities, and creditworthiness of a borrower to determine its ability to repay the mortgage loan.

     7. Diversification. We seek to prevent any single mortgage loan from exceeding 10% of our loan portfolio. Additionally, we anticipate that mortgage loans outstanding to any one borrower or group of related borrowers will not exceed 20% of our loan portfolio. When the Manager has deemed it appropriate to do so, we have exceeded these guidelines.
     8. Cash Reserves. We invest approximately 95% to 97% of our cash in mortgage loans and retain approximately 3% to 5% in bank accounts or highly liquid money market funds as a working capital reserve.
     9. Loan Loss Reserve. IMH has the right in its discretion to accumulate a loan loss reserve (the “Loan Loss Reserve,” as that concept is explained in our Operating Agreement) from Fund earnings, which may be used to make distributions for any loan for which the monthly payment of interest has not been made by the borrower. Additions to the Loan Loss Reserve are not an expense under Accounting Principles Generally Accepted in the United States of America (“GAAP”) or for tax purposes. The funds allocated to the Loan Loss Reserve are deducted from net income in order to compute net distributable earnings. The Loan Loss Reserve is a component of the capital accounts of our Members and if any Member’s units are redeemed, the redeemed Member’s proportionate share of any unused Loan Loss Reserve will be included in the redemption payment or shortly thereafter. When the Fund terminates, any unused Loan Loss Reserve will be reduced generally in proportion to the decrease in the Fund’s “Earning Asset Base,” which is defined in our Operating Agreement as mortgage investments held by the Fund and property acquired by the Fund through foreclosure. The amount of the reduction in the unused Loan Loss Reserve will be distributed to the then current Members in proportion to their respective capital account balance. Consequently, in any particular fiscal year the amount of taxable income reported to Members is likely to be different from the amount of net distributable earnings distributed to Members. The Loan Loss Reserve is held in cash, and IMH does not anticipate that the Loan Loss Reserve will be greater than 1% of the aggregate loan principal balances.
     10. Sale of Mortgage Investments. We may sell or participate our mortgage loans or interests in our loans to either IMH or non-affiliated parties to create short term liquidity to fund new loans or to temporarily reduce portfolio risk. IMH has purchased, and may in the future purchase, loans from us and then pledge such purchased loans as collateral under a bank line of credit for which IMH is obligated. IMH or any other purchaser of our loans will have all of the benefits, risks, and obligations of ownership after the time of such purchase, including the right to all interest earned. Although there is no obligation for us to do so, we have in the past repurchased such loans from IMH, and may do so in the future. However, we do not expect that the loans will be readily marketable or that a secondary market will develop for them.
     11. Participation. We may also participate in loans with other lenders, including IMH, by providing funds for, purchasing an undivided interest in, or selling an undivided interest in a loan meeting our investment guidelines. We consider loan participations if:

•	we could diversify our portfolio;

•	we could reduce our risk;

•	we could arbitrage interest rates;

•	we do not have sufficient funds to invest in an entire loan; or

•	IMH originates a loan that fits within our investment guidelines but the loan would be disproportionately large given our then existing portfolio.

     In the near future IMH expects to acquire a mortgage loan portfolio of its own and we may purchase or participate in these loans for a price equal to the par value of the note. If we participate in loans with IMH, we expect to be pari-passu with IMH pertaining to all rights, privileges and obligations of ownership.
     If we participate in loans with others, we seek to be the lead lender, alone or with IMH. As lead lender position we would generally have the authority to:

•	manage the relationship with the borrower;

•	cause a sale of the mortgage or our interest therein subject to any limitations which may be imposed by the participation agreement between the parties;

•	approve budgets and major capital expenditures for any property acquired through foreclosure; and

•	exercise a right of first refusal on any desired sale by a participant of its interest in a loan.

     12. Purchase of Mortgage Loans from IMH or Third Parties. To temporarily reduce portfolio risk, we may acquire from IMH or third parties whole mortgage loans, or participations in mortgage loans, for a price not in excess of the par value of the note or the portion thereof relating to the amount participated. To date, we have only acquired from IMH whole mortgage loans or participations in mortgage loans that we previously sold or participated, as the case may be, to IMH. We have not acquired entire mortgage loans or participations in mortgage loans from third parties in the past, although we may do so in the future. We consider loan acquisitions, whether in whole or in part, if doing so would diversify our portfolio, reduce our risk, result in an arbitrage of interest rates, reduce the significance of an otherwise disproportionately large loan that is held by the Fund or result in a maximum deployment of the Fund’s capital, or in order to gain exclusive control of servicing rights in a participated loan, within the investment constraints otherwise described in this Form 10.
     13. Mortgage Loans to Affiliates. We do not lend to IMH. We have in the past and may also in the future make a loan to Members of the Fund or their affiliates (other than IMH) on the same basis as a loan made to any other borrower, as long as the Member or affiliate of the Member, and the collateral, satisfy the relevant underwriting criteria.
Various Other Policies and Procedures
     Without approval of a majority of the Members, we will not:
•	issue equity securities senior to the units;

•	invest in the securities of other issuers for the purpose of exercising control, except when exercising our rights as a secured lender;

•	discontinue providing our Members with the reports we are required to distribute to our Members by our Operating Agreement; or

•	issue any units or other securities for other than cash.
Regulation
Mortgage Broker Regulations
     Our operations are conducted by IMH. IMH’s operations as a mortgage broker are subject to regulation by federal, state and local laws and governmental authorities. IMH holds a mortgage broker’s license in Arizona. As a licensed mortgage broker, IMH is subject to regular on-site examinations by the Arizona Department of Financial Institutions, which may review its advertising, record maintenance, and financial reporting. Under applicable Arizona law, regulators have broad discretionary authority over IMH’s activities. However, mortgage broker regulation does not generally involve the underwriting, capital ratio or concentration guidelines or requirements that are generally imposed on more traditional lenders. IMH has a wholly-owned subsidiary, Investors Mortgage Holdings California, Inc., which is licensed as a real estate broker by the California Department of Real Estate. Under California law, the Department of Real Estate exercises regulatory authority over mortgage lenders. The California subsidiary is the entity through which IMH originates California loans which it brokers to us. IMH or its employees maintain appropriate licenses or registrations in other jurisdictions where IMH determines that such licensure or registration is required or advisable.
Securities Laws
     We and IMH are also subject to various federal and state securities laws regulating the issuance and sale of securities. These federal laws are enforced principally by the SEC, while the state laws are enforced principally by the corporation commissions, attorneys general, or similar agencies of the states in which interests in the Fund are sold. At December 31, 2006, the end of our fiscal year, the aggregate value of our assets exceeded $10,000,000 and our units were held by 500 or more persons of record. Therefore, pursuant to regulations under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Fund now qualifies as a publicly reporting entity, and accordingly, is filing this Form 10, and will commence filing periodic reports and other required information with the SEC.
Arizona Corporation Commission
     In December 2004, and via several supplemental requests thereafter, the Securities Division of the Arizona Corporation Commission (the “ACC”) requested certain information pertaining to the operations of the Fund and IMH. IMH has fully responded to all requests made by the ACC. We have not had any communication from the ACC since November 2005.
ERISA and Other Laws
     The Fund and IMH could become subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). In limited circumstances, IMH may also be subject to the Equal Credit Opportunity Act of 1974 and the Fair Credit Reporting Act of 1970.
REIT and Mortgage Dealer Status
     We have not qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), and therefore we are not subject to the restrictions the Code imposes on the activities of real estate investment trusts. We also intend to conduct our business so that we are not to be deemed a “dealer” in mortgage loans for federal income tax purposes.
Investment Company Status
     IMH intends to manage the Fund such that the Fund is not an “investment company” within the meaning of the Investment Company Act. Under Section 3(c)(5)(C) of the Investment Company Act (the “Real Estate Exemption”), issuers that (a) are not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates and (b) are primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, are excluded from the definition of “investment company.” IMH believes the Fund is not an “investment company” because it satisfies the requirements of the Real Estate Exemption, and the Fund intends to conduct its operations in compliance with the Real Estate Exemption.
     The Fund is primarily engaged in purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. The staff of the SEC, through no-action letters, has stated that it would regard an issuer as being engaged primarily in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, within the meaning of Section 3(c)(5)(C) of the Investment Company Act, if (a) at least 55% of the value of the issuer’s assets consists of mortgages and other liens on and interests in real estate (“Qualifying Assets”) and (b) at least 25% of the value of the issuer’s assets consists of loans that do not qualify as Qualifying Assets, but 55% of the fair market value of each such loan is secured by real estate at the time the issuer acquires the loan (“Real Estate-Related Assets”). Not more than 20% of the issuer’s assets may consist of miscellaneous investments, including all other loans held by an issuer, cash, government securities, and investments in partnerships or other businesses not qualifying as either Qualifying Assets or Real Estate-Related Assets.
     The staff of the SEC has stated that it would regard as Qualifying Assets mortgage loans that are fully secured by real property, and the staff of the SEC has granted no-action relief to permit a participation interest in a mortgage loan fully secured by real property to be considered a Qualifying Asset if the holder of the participation interest controls the unilateral right to foreclose on the mortgage loan in the event of a default. As disclosed elsewhere in this Form 10, the Fund invests approximately 95% to 97% of its cash in short-term mortgage loans that are secured by first deeds of trust or mortgages, and retains approximately 3% to 5% in bank accounts or highly liquid money market funds as a working capital reserve. All of the loans funded by the Fund are secured by the underlying real estate. If the Fund participates in a loan with a third-party, the Fund seeks to be the lead lender in the participation, which, among other things, provides the Fund with the unilateral ability to foreclose on the loan in the event of a default. Since its inception, the Fund has been the lead lender on all but two participated loans, as to which neither party was identified as the lead lender. At the time of original funding, each loan represented less than 5% of the Fund’s total loan portfolio and currently such loans collectively represent less than 2% of the Fund’s portfolio. Accordingly, IMH believes the Fund qualifies for the Real Estate Exemption. However, the staff of the SEC could take a differing view and, although IMH intends to conduct the Fund’s operations such that it qualifies for the Real Estate Exemption, the Fund might inadvertently become an investment company if loans in which the Fund participates and is not the lead lender exceed a percentage of the Fund’s portfolio that is deemed acceptable by the staff of the SEC.
Usury Laws
     Usury laws in some states limit the interest that lenders are entitled to receive on a mortgage loan. In determining whether a given transaction is usurious, some courts may include charges in the form of points and fees as interest, but may exclude payments in the form of reimbursement of foreclosure expenses or other charges found to be distinct from interest. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the form employed and the degree of overcharge are both immaterial. Statutes differ in their provision as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may have the recorded mortgage or deed of trust cancelled upon paying its debt with lawful interest, or the lender may foreclose, but only for the debt plus lawful interest. Under a second, more severe type of statute, a violation of the usury law results in the invalidation of the transaction, thereby permitting the borrower to have the recorded mortgage or deed of trust cancelled without any payment and prohibiting the lender from foreclosing.
     In California, we will only invest in loans which are made through real estate brokers licensed by the California Department of Real Estate. Mortgage loans made or arranged by a licensed real estate broker are exempt from the California usury law provisions that impose a maximum rate of interest on California loans. All underlying mortgage loans on California property that are invested in or purchased by us will be arranged for us by such a licensed California real estate broker. Prior to November 2006 all California loans were brokered to us only by unrelated third-party licensed brokers. In November 2006 our Manager formed a wholly-owned California subsidiary which is licensed by the California Department of Real Estate as a real estate broker. Substantially all California loans are now brokered to us by the California subsidiary.
     Should we or IMH not adhere to the laws and regulations which apply to us, we could face potential disciplinary or other civil action that could have a material adverse effect on our business.
Competition
     The industry in which the Fund operates is serviced primarily by conventional mortgage lenders and loan investors, which include commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. There are also a small number of non-conventional lenders that are similar to us. We believe no single lender or group of lenders has a dominant position in our sector or the geographic markets in which we intend to invest.
     Commercial banks, insurance companies, pension funds, and other institutional lenders are subject to several layers of federal and state regulations concerning capital ratios, lending practices, concentrations, appraisal requirements and many other matters. Mortgage companies typically sell or package their loans into pools, which are then securitized and sold to the public. Such pools of loans typically require that the loans be homogeneous as to collateral type, loan terms, borrower profiles and other underwriting characteristics, and have maturity dates which are several years in the future. These restrictions, and the length of time required by traditional mortgage lenders to consider a loan request, can be obstacles to some potential borrowers who are either unable to meet these requirements or who are unable to wait for a time consuming approval process.
     We operate in a market niche as a non-conventional real estate lender by offering expedited loan processing, which generally provides quick loan approval and funding of a loan. In that sense, our most direct competitors are the other providers of non-conventional real estate loans, that is, lenders who offer short-term, equity-based loans on an expedited basis for higher fees and rates than those charged by conventional lenders. However, from time to time there is an increase in competition from more conventional real estate lenders and real estate loan investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional real estate loans, which seek to adopt some of our expedited practices, expand their portfolios and broaden their customer base. To the extent that those other lenders make a sustained effort at such expansion, then for competitive reasons we may not be able to obtain interest rates on mortgage investments that are as high as we would otherwise obtain, which would affect our revenues and the distributions our Members receive. On December 14, 2006, the office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation published final joint guidance admonishing banks and other regulated lenders for investing too heavily in real estate. As a result, the competitive pressure on our business from those regulated lenders has decreased.
     Competition in our market depends upon a number of factors, including price and interest rates of the loan, speed of loan processing, cost of capital, reliability and the quality of service and support services. Ultimately, the varied competition we face may, along with other factors, affect the quality and terms of our loans and our ability to be profitable.
Employees
     The Fund does not have any directors, officers or employees. Rather, all of the Fund’s operations are performed by our Manager. Our success depends upon the continued efforts of certain key personnel of IMH, including among others, Shane Albers, IMH’s Chief Executive Officer, and William Meris, IMH’s President. We believe that our future success also depends in large part upon IMH’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel. As of April 30, 2007, IMH had 39 employees.

ITEM 1A. RISK FACTORS.
     Our business involves a high degree of risk. If any of the following risks actually occur, our business, financial condition, and results of operations could be materially and adversely affected.
Investment Risks
Units lack liquidity and marketability and our Members may not be able to sell the units in a timely manner, or at all, or at the price they paid.
     There is no public trading market for the units, and Members cannot freely sell or transfer their units or use them as collateral for a loan. Our Operating Agreement restricts the transfer of units. Units may not be sold or redeemed for 60 days from the date of purchase, and then only under certain circumstances. They are restricted from resale under federal and state securities laws and are not traded or listed, nor do we intend for them to be traded or listed, on an exchange or automated quotation market. Consequently, Members may not be able to sell their units in a timely manner, or at all, or at a price they paid.
Members have a limited ability to have their units redeemed and may not receive a return of their capital contribution, in whole or in part, in a timely manner, or at all.
     The ability of a Member to withdraw, or partially withdraw, from the Fund and obtain the return of all or part of their capital account by having their units redeemed is subject to significant limitations, including the following:
•	Requests to redeem units may only be submitted after the units have been held for at least 60 days.

•	Redemptions are made only to the extent we have cash available and, in the judgment of the Manager, the redemption would not impair the liquidity or operation of the Fund.

•	All requests for withdrawal are on a “first-come, first-served” basis. If the amount needed to fund withdrawals in any particular month exceeds the amount of cash available for withdrawals, funds will be distributed to the Members in the order in which their requests were received.

•	If a Member’s capital account is reduced below $10,000 due to any withdrawal payment, we may distribute all remaining amounts in the capital account to the Member in cancellation of the units, and the Member will then cease to be a Member.

•	Unless the Manager determines otherwise, the total amount withdrawn by all Members during any fiscal year may not exceed 10% of the amount of capital accounts of all the Members.

•	We are not required to sell any portion of our assets to fund a withdrawal.

•	We only make redemption payments once a month.

•	If units are redeemed, the redemption will typically be paid within 60 to 90 days following the end of the month in which the request is received by IMH.
      As a result of these and other factors, our Members may not be able to have their capital contributions returned, in whole or in part, in a timely manner, or at all. In addition, if a Member is able to have a portion of its capital contribution returned to it and its capital account is reduced below $10,000, the Member may be forced to accept a return of its entire investment, regardless of whether the Member has requested a return in full of the capital contribution.
Units are not guaranteed and could become worthless.
     The units are not guaranteed or insured by any government agency or by any private party. The amount of earnings is not guaranteed and can vary with market conditions. The return of all or any portion of capital invested in units is not guaranteed, and the units could become worthless.
Our Manager may, but is not required to, pay for the Fund’s expenses and the Fund could experience a material adverse effect if it is required to pay such expenses.
     Our Operating Agreement provides that our Manager may, but is not required to, pay for expenses of the Fund. Our Manager has historically paid such expenses but may discontinue this practice without notice at any time. If the Fund becomes responsible for these expenses, the cash flow and liquidity of the Fund could be adversely affected, which could reduce the likelihood that members will experience a return on their investment in the Fund.
The Fund may grow to a size that prevents us from operating effectively or as we have in the past.
     There is no limit to the size of the Fund, as the Manager has the sole discretion to determine when, if at all, to terminate the sale of units. A significant increase in the size of the Fund might cause the Manager to accept more underwriting risk in order to find and fund sufficient numbers of mortgages to generate the yields sought by the Fund. If the Manager is unable to find and fund sufficient numbers of mortgages without incurring additional underwriting risk, then (1) investor funds will remain in money market or bank accounts, thereby reducing the Fund’s overall yield, or (2) if the Manager elects to fund mortgages which have greater underwriting risk, the default rate on the Fund’s portfolio of mortgages could increase, thereby reducing Fund yields and otherwise adversely affecting the Fund.
We rely on IMH to manage our operations and select our loans for investment and an error in judgment by IMH, a decision by IMH contrary to the one a Member would have made, or the loss of IMH as our Manager could have a material adverse effect on our business and the amount of cash available for distribution to our Members.
     Our ability to achieve our investment objectives and to pay distributions depends upon IMH’s performance in obtaining, underwriting, processing, making and brokering loans to us, and determining the financing arrangements for borrowers. Members must rely on the judgment of IMH in investing the proceeds of this offering because we do not have an independent board of directors and Members will not have the opportunity to evaluate the financial information or creditworthiness of borrowers, or other economic or financial data concerning our loans. If IMH were to make an error in judgment in managing our operations or selecting loans for us, our business and the amount of cash available to distribute to Members could be adversely affected. If we were to lose the services of IMH as manager for any reason, there is no assurance that a qualified replacement manager could be found. If no qualified replacement manager can be found, we may be forced to terminate the Fund.
We depend on key personnel of IMH and the loss of their services could harm our business.
     We do not have any directors, officers or employees. Our success depends upon the continued efforts of certain key personnel of IMH, including among others, Shane Albers, CEO, and William Meris, President. If any of these individuals were to cease employment with IMH, our operating results could suffer. Our future success also depends in large part upon IMH’s ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense. Should IMH be unable to attract and retain key personnel, the ability of IMH to make prudent investment decisions on our behalf may be impaired.
Any indemnification of our Manager by us will decrease the amount available for distribution to Members.
     Pursuant to our Operating Agreement, we may be required to indemnify IMH or others from any action, claim or liability arising from any act or omission made in good faith and in performance of its duties under the Operating Agreement. Such indemnification may reduce the amount of funds we have available to distribute to Members.
We will incur significant increased costs as a result of operating as a publicly-reporting company, and our management will be required to devote substantial time to new compliance initiatives.
     As a publicly-reporting company, we will incur significant additional accounting, legal and other expenses that we did not previously incur. Although IMH currently pays the Fund’s expenses, it may discontinue this practice at any time and the liquidity of the Fund could be adversely affected if it is required to bear the burden of the increased costs resulting from being a publicly-reporting company.
      Also, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Exchange Act, and the rules and regulations promulgated thereunder, impose additional and sometimes burdensome requirements on publicly-reporting companies. For example, the Exchange Act requires, among other things, that the Fund file annual, quarterly and current reports with respect to the Fund’s business and financial condition. Moreover, the Sarbanes-Oxley Act requires, among other things, that the Fund maintain effective disclosure controls and procedures and internal control over financial reporting.
      IMH will need to devote a substantial amount of time to these compliance initiatives, which will divert IMH from otherwise focusing on the day-to-day business activities of the Fund. In the aggregate, these events could have a material adverse effect on our business, financial condition and results of operations.
If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which could cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could lead to a decline in the value of our units.
      IMH will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting. Substantial work by IMH is required to implement, document, assess, test and remediate any system of internal controls IMH develops. This process is expected to be both costly and challenging and we cannot give any assurances that we will be able to develop an effective system of internal controls or that material weaknesses will not be identified in connection with our compliance with the provisions of the Sarbanes-Oxley Act. Implementing any appropriate changes to our internal controls may entail substantial costs to modify our existing financial and accounting systems, take a significant period of time to complete, and distract IMH personnel from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In addition, the existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the value of units.
If the Fund becomes subject to the Investment Company Act, the sustainability of the Fund’s business model and its ability to pay distributions will be jeopardized, and the Fund will experience a material adverse effect.
     If the Fund becomes subject to the Investment Company Act, the Fund would be required to comply with numerous additional regulatory requirements and restrictions, any or all of which could adversely affect the sustainability of the Fund’s operations and its ability to make distributions, and force the Fund to discontinue its business. As described elsewhere in this Form 10, IMH believes that the Fund has qualified for the Real Estate Exemption under the Investment Company Act since the inception of the Fund. If the Fund were required to register as an investment company but failed to do so, the SEC could bring an action to enjoin the Fund from further violating the Investment Company Act. Also, there can be no assurance that the laws and regulations governing investment companies, including the interpretations of the Division of Investment Management of the SEC, regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects the Fund’s operations.
Risks of the Mortgage Lending Business
Defaults on our mortgage loans will decrease our revenue and distributions.
     We are in the business of investing in mortgage loans and, as such, we risk defaults by borrowers. Any failure of a borrower to repay loans or to pay interest on loans will reduce our revenue and distributions to Members, and potentially the value of the units and Members’ interest in the Fund as a whole. As of December 31, 2006, we had not declared any events of default on our loans or foreclosed on any properties. However, as of March 31, 2007, four of our borrowers were in default on loans with outstanding principal balances totaling $15,457,663 and we had commenced foreclosure proceedings on the related loans.
     We depend upon the value of our real estate collateral to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the collateral underlying our loans. However, notwithstanding the experience of the appraisers selected or approved by our Manager, they may make mistakes or may err in their judgment. Also, the realizable value of the real estate may decrease due to subsequent events. As a result, there may be less collateral than anticipated at the time the loan was originated. In this regard, in recent periods, the real estate market in Arizona and California, especially related to home building and lot development has declined. If the value of our collateral declines and a foreclosure and sale occurs, we may not recover the full amount of our loan, thus reducing the amount of cash available within the Fund.
Our borrowers are exposed to risks associated with owning real estate and unexpected expenses or liabilities could reduce the likelihood that our borrowers will be able to develop or sell the real estate, which will increase the likelihood that our borrowers will default on the loans.
     Among other matters, our borrowers will incur the expense of maintaining, operating, developing and protecting the property; they will be exposed to the risk of tort liability for injury to others and other similar risks associated with owning the real property; they will be exposed to risk of a decline in value of the property due to market or other forces; they will be exposed to the risks of zoning, rezoning, and many other regulatory matters affecting the property; they will be exposed to financial and tort liability risks associated with any development or construction on the property; they will be exposed to risks associated with any potential environmental hazards; they will be exposed to market risk and the possibility that they will not be able to sell or operate the property to generate the income expected from the property. Any or all of these risks, if not properly managed by the borrower, could impose substantial costs or other burdens on our borrower or the property, or result in a reduction in the value of the property, thereby increasing the likelihood of default by the borrower.
Our underwriting standards and procedures may not protect us from loan defaults, which could reduce the Fund’s earnings and distributions to Members.
     The underwriting standards and procedures used by IMH may be different from conventional lenders, so we may invest in loans to borrowers who may not always meet the standards of conventional lenders. While several procedures in our underwriting process are similar to those of traditional lenders, there are also some differences that provide IMH with more flexibility in underwriting and closing loans. First and foremost, traditional lenders, such as banks, typically focus most heavily on the borrower/guarantor’s financial position and cash flow, and secondarily on the asset. While we certainly consider the strength of the borrower/guarantor in our underwriting, our primary focus is on the asset value and the economic viability of the project as a whole. Additionally, banks are subject to various limitations and restrictions set forth by regulatory bodies. For example, banks have minimum capital requirements and are generally restricted in the amount available to fund defined categories of loans (e.g., land, construction, commercial). The Fund is not subject to such restrictions. Also, banks have restrictions on how appraisals are written and require final appraisals prior to loan funding. The Fund will often accept a verbal preliminary value from the appraiser (shortly thereafter followed by the final appraisal) to fund a loan. Banks also do not typically consider secondary collateral when determining loan-to-value, while the Fund does factor in the value of such collateral, albeit generally on a discounted basis. Banks also focus on additional services that may be sold to the borrower (e.g., investments, deposits), while our focus is strictly on the loan and related collateral. Finally, while we have a loan committee that reviews and approves each loan, we have far fewer layers of management approval providing us the advantage of closing a loan more quickly. Nevertheless, due to the nature of our loan approval process, there is a risk that the underwriting IMH performs will not reveal all material facts pertaining to the borrower and the collateral. There may be a greater risk of default by our borrowers which may impair our ability to make timely distributions and which may reduce the amount we have available to distribute.
Guarantors of our loans may not have sufficient assets to back up their guarantees, which could make enforcing such guarantees difficult and costly, and could reduce the cash available to distribute to Members.
     Our loans are not insured or guaranteed by any federal, state or local government agency. Our loans may be guaranteed by individuals or entities which are typically related to the borrower. These guarantors may not have sufficient assets to back up their guarantees in whole or in part, and collections pursuant to any such guarantees may be difficult and costly. Consequently, if there is a default our only recourse may be to foreclose upon the mortgaged real property. The value of the foreclosed property may have decreased and may not be equal to the amount outstanding under the corresponding loan, resulting (upon sale) in a decrease of the amount of cash available within the Fund.
We do not expect a secondary market to develop for our loans and we will be forced to bear the risk of deteriorating real estate markets, which could increase the defaults on our loans and reduce Member distributions.
     We do not expect a secondary market to develop for our loans. As a result, we will generally bear all the risk of our investment until the loans mature. This will limit our ability to mitigate our risk in changing real estate markets and may result in reduced returns to our investors.
Our loan portfolio is concentrated geographically and a downturn in the economies or markets in which we operate could have a material adverse effect our loan portfolio and Member distributions.
     As of April 30, 2007, we invested principally in mortgage loans in Arizona and California and we also had loans outstanding in Texas, New Mexico, Idaho, and North Carolina. Depending on the conditions of various real estate markets and on the Fund’s performance, we may expand our investments throughout the United States. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. IMH’s limited experience in other U.S. real estate markets may impact its ability to make prudent investment decisions on our behalf. Because we are generally not diversified geographically, a downturn in the economies of Arizona, California, or the few other states in which we presently have loans, or deterioration of the real estate market in these states, could adversely affect our loan portfolio.
We may have difficulty protecting our rights as a secured lender, which could reduce the value or amount of collateral available upon foreclosure and have a material adverse effect on our business.
     We believe that our loan documents enable us to enforce our contractual arrangements with borrowers. However, the rights of borrowers and the rights of other secured lenders may limit our practical realization of those benefits. For example:
•	Foreclosure is subject to the delays of the legal processes involved. Judicial foreclosure could involve protracted litigation. Although we expect to generally use non-judicial foreclosure, which is quicker, our collateral may deteriorate and decrease in value during any delay in foreclosing.

•	The borrower’s right of redemption following foreclosure proceedings can delay or deter the sale of our collateral and can, for practical purposes, require us to own and manage any property acquired through foreclosure for an extended period of time.

•	Unforeseen environmental hazards may subject us to unexpected liability and procedural delays in exercising our rights.

•	The rights of junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral.

•	We may not be able to obtain a deficiency judgment after we foreclose on collateral. Even if a deficiency judgment is obtained, it may be difficult or impossible to collect on such a judgment.

•	State and federal bankruptcy laws can temporarily prevent us from pursuing any actions against a borrower or guarantor, regardless of the progress in any suits or proceedings and can, at times, permit our borrowers to incur liens with greater priority than the liens held by the Fund.
By becoming the owner of property we become subject to the various risks of owning real property and we could incur unexpected costs and expenses, which could have a material adverse effect on our business and reduce cash available for distributions to Members.
     We do not intend to own real property unless we foreclose on a defaulted loan and purchase the property at the foreclosure sale. If we do become the owner, we will incur some of the same obligations and be exposed to some of the same risks as our borrower was prior to such foreclosure. See “Our borrowers are exposed to risks associated with owning real estate.”
Our results are subject to fluctuations in interest rates and other economic conditions and a decline in interest rates or other economic conditions could reduce the amount of earnings available for distribution.
     Substantially all of our loans do not have a prepayment penalty. Should interest rates decrease, our borrowers may prepay their outstanding loans in order to receive a more favorable rate. This may reduce the amount of earnings we have available to distribute.
     Our results of operations may vary with changes in interest rates and with the performance of the relevant real estate markets. If the economy is healthy, we expect that more people will borrow money to acquire, develop or renovate real property. However, if the economy grows quickly, interest rates may increase to the point where the cost of borrowing may become too expensive. Alternatively, if the economy enters a recession or other down-turn, real estate development, and therefore real estate lending, may slow. In addition, we are also subject to other economic conditions, such as a particular industry migrating to or from one of the states in which we make loans. A slowdown in real estate lending may mean we will have fewer opportunities to invest in loans, thus reducing our revenue and earnings.
Our loans contain balloon payments, which are riskier than loans with fully amortized payments and which increases the likelihood that a borrower may default on the loan.
     Currently, our loans require the borrower to make a “balloon payment” of the principal amount upon maturity of the loan. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, their ability to repay the loan may be dependent upon their ability to sell the property, obtain suitable refinancing or otherwise raise a substantial amount of cash. There is no assurance that a borrower will have sufficient resources available to make a balloon payment when it becomes due. As a result, these loans may involve a higher risk of default than amortizing loans.
Competition for mortgage loans may reduce yields, which could reduce earnings and distributions to Members.
     Our competitors consist primarily of conventional mortgage lenders and mortgage loan investors including commercial banks, insurance companies, mortgage brokers, pension funds, and private and other institutional lenders. Some of the companies with which we compete may have substantially greater financial, technical and other resources than the Fund. Additionally, if our competitors decrease interest rates on their loans or make funds more accessible we may also reduce interest rates on our loans in order to remain competitive, which would reduce our revenue and the distributions Members receive.
Our business is subject to regulation by several government agencies and a disciplinary or civil action that occurs as a result of an actual or alleged violation of any rules or regulations to which we are subject could have a material adverse effect on our business.
     Our operations are conducted by IMH. IMH’s operations as a mortgage broker are subject to extensive regulation by federal and state laws and governmental authorities. We and IMH are also subject to various federal and state securities laws regulating the issuance and sale of securities. Should we or IMH not adhere to these and other laws and regulations which apply to us, we could face potential disciplinary or other civil action that could have a material adverse effect on our business. Among other consequences, if we are found to have violated such laws or regulations, we may be required to make a rescission offer for our units, which will require us to return capital contributions, plus interest, to our Members, which could have a material adverse effect on our liquidity.
     In December 2004, and via several supplemental requests thereafter, the Securities Division of the ACC requested certain information pertaining to the operations of the Fund and IMH. IMH has fully responded to all requests made by the ACC. Neither we nor our Manager has had any communication from the ACC since November 2005.
Any borrowing by us will increase risk and may reduce the amount we have available to distribute to Members.
     We anticipate that we may borrow funds to expand our capacity to invest in real estate loans; however, we have no present lending commitment for any borrowings. Any such borrowings will require us to carefully manage our cost of funds and no assurance can be given that we will be successful in this effort. If we are unable to repay any such indebtedness or make interest payments on any loans, our lenders would likely declare us in default and could require that we repay all amounts owing under our loan facilities. Even if we are repaying the indebtedness in a timely manner, interest payments owing on the borrowed funds may reduce our income and the distributions our Members receive.
     We may borrow funds from several sources, and the terms of any indebtedness we incur may vary. Some lenders may require as a condition of making a loan to us that the lender will receive a priority on mortgage repayments received by us. As a result, if we do not collect 100% of the principal on our loans, the first dollars we do collect may go to our lenders and we may therefore incur a loss that will result in a decrease of the amount available for distribution to our Members.
If we are unable to obtain leverage on favorable terms, our ability to make new investments, our operating costs and ability to make dividend payments may be adversely affected.
     Our return on investment may be dependent upon our ability to grow our portfolio of existing and future mortgage investments through the use of leverage. Our ability to obtain any such leverage on attractive terms will ultimately depend on any number of factors, some of which are beyond our control. Our failure to obtain leverage at the contemplated levels, or to obtain leverage on attractive terms, could have a material adverse effect on our ability to make new mortgage investments, on our operating costs and on our ability to pay distributions over time.
Conflicts of Interest Risks
     The risk factors below describe material conflicts of interest that may arise in the course of IMH’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this Form 10 and neither IMH nor the Fund have formally documented procedures to identify, analyze or monitor any such conflicts of interest although IMH personnel are aware of the nature of activities that might result in conflicts of interest and are periodically discussed among management. There can be no assurance that no other conflicts of interest will arise in the future.
IMH will face conflicts of interest concerning the allocation of its personnel’s time, which could result in a decreased amount of time spent developing and managing the Fund’s portfolio.
     IMH may manage a portfolio of mortgage loans for other investors, itself or its principals, intends to sponsor other real estate programs having investment objectives similar to ours, and may engage in the business activities described in the “Certain Relationships and Related Transactions” section in this Form 10. As a result, IMH may have conflicts of interest in allocating its time and resources between our business and those other activities. IMH currently devotes substantially all of its time to activities of the Fund. However, IMH may develop a portfolio of its own or become involved in additional business opportunities in the future and we cannot guarantee that IMH will have as much or sufficient time to devote to Fund activities in the future. The Operating Agreement does not specify a minimum amount of time and attention that IMH is required to devote to the Fund.

IMH will face conflicts of interest concerning loans it may make to us and may take actions as our creditor that may harm our business.
     IMH is permitted by the Operating Agreement to lend money to us, on terms and limitations prescribed in the Operating Agreement. There is a risk that IMH will lend money to us and earn interest from such a loan, even if we are able to borrow from another source on the same terms. In addition, IMH may take actions as our creditor that may harm our business.
IMH will face conflicts of interest arising from fees charged to borrowers and may make loans that are not suitable for the Fund in an effort to generate origination and other fees that are payable from borrowers to IMH as part of the lending process.
     IMH receives substantial fees from borrowers for transactions involving mortgage loans. Substantially all of these fees are paid on an up-front basis. These fees are quantified and described in greater detail in the compensation table contained in this Form 10. IMH’s compensation is based on the size of the loans originated for us. Because IMH receives all fees, our interests diverge from those of IMH when IMH decides whether we should charge the borrower higher interest rates or IMH should receive higher fees from the borrower.
IMH will face conflicts of interest arising from administrative fees payable by us to IMH for late fees, penalties or resales of foreclosed properties and may take actions not in the best interests of the Fund to generate fees.
     IMH receives from us 25% of any foreclosure sale proceeds, proceeds from sales of real estate acquired through foreclosure, late fees or additional penalties after payment to the Fund of its principal, interest and costs associated with the underlying loans, but the Fund retains all risks of owning real estate in the event of any foreclosure and will be adversely affected in the event a loan cannot be repaid. Due to the size of our loans, IMH may have a substantial incentive to take actions to foreclose on properties or collect default payments, even when such actions could cause harm to the Fund or reduce the likelihood of successful repayment of a loan.
IMH will face conflicts of interest relating to other investments in mortgage loans and may extend loans in which we participate with a risk profile suitable for the other participating lender and not that of the Fund.
     We expect to invest in mortgage loans when one or more other entities or investors managed by IMH are also investing in mortgage loans. There is a risk that IMH may select for us a mortgage loan investment that provides lower returns than a mortgage loan investment purchased by another IMH entity or investor. There are no restrictions or guidelines on how IMH will determine which loans are appropriate for us and which are appropriate for another entity or investor which IMH may manage.
IMH will face conflicts of interest relating to purchasing loans from us and may select to purchase the lowest risk or best performing loans from us, which could increase the risk of the Fund’s portfolio and reduce earnings.
     IMH has purchased loans from us and then pledged such purchased loans as collateral under a bank line of credit for which IMH is obligated. IMH may purchase loans from us in the future. IMH has all of the benefits, risks, and obligations of ownership after the time of such purchase, including the right to all interest earned. There is a risk that IMH will purchase from us only the lowest risk or best-performing loans, thereby adversely affecting our portfolio risk. Although there is no obligation for us to do so, our practice in the past has been to repurchase such loans from IMH, and that practice may continue in the future. We only make such repurchases to the extent we have available cash. There is a risk that IMH will allow us to repurchase only those loans which have a higher risk profile or worse performance than other loans, thereby adversely affecting our portfolio risk and reducing our income.
IMH will face conflicts of interest related to approving loans to our Members and may approve a loan to create or maintain a business relationship suitable between an investor and the Fund and not one between a creditor and debtor.
     We have in the past and may also in the future make a loan to Members of the Fund or their affiliates, (other than IMH and its affiliates), on the same basis as a loan made to any other borrower, as long as the Member or affiliate of the Member, and the collateral, satisfy the relevant underwriting criteria. There is a risk that IMH may approve loans to Members that should not be approved, in order to create or maintain favorable business relationships with large or influential Members for the benefit of IMH’s other business enterprises.
Lack of Control by Members
We may lack control over loans that are participated with other lenders, which could limit our ability to manage the loan in a manner IMH deems advisable.
     From time to time we invest in or purchase loans jointly with other lenders, or participate our existing loans with other lenders, which may be IMH. If we are not the lead lender for the loans in which we participate, the Fund will be relying on the decisions and judgment of persons about which the members may have no knowledge.
Under the Operating Agreement the Members’ right to vote is limited and Members are bound by majority vote even if they disagree with the majority.
     Members cannot exercise control over IMH’s daily business affairs or implement changes in its policy. Moreover, IMH may amend the Operating Agreement without the consent of our Members in order to:
•	remedy any ambiguity or formal defect or omission within the Operating Agreement;

•	conform the Operating Agreement to applicable laws and regulations; and

•	make any changes to the Operating Agreement which, in the judgment of IMH, does not prejudice the rights of the Members.
     Members may vote only in a limited number of specific instances, in which case a majority of our Members (not to include IMH) can take action and bind all of the Members. The situations in which all Members (except IMH) are entitled to vote include votes to:
•	dissolve the Fund;

•	change the nature of our business;

•	amend the Operating Agreement (in certain cases);

•	remove and replace the Manager;

•	approve a merger with or into another company; or

•	approve a sale of all or substantially all of our assets.
     Although IMH may not change the nature of our business without majority approval, it may change our investment policies consistent with the fiduciary duties it owes to all of the Members.
Federal Income Tax Risks
Distributions will be reduced if we are taxed as a corporation.
      If we were taxed as a corporation, the distributions to our Members and the value of the units would be significantly reduced. If we do not qualify as a partnership for any taxable year, we would then be subject to federal income tax on any taxable income in that taxable year at regular corporate rates. Members could not then take tax deductions for their share of our deductions or credits. Cash distributions would be treated as distributions by a corporation in respect of its stock, and such distributions would be taxable to Members as dividends to the extent of our current and accumulated earnings. To the extent of any cash distributions exceeding our current and accumulated earnings, such amounts would be treated as gains from the sale of Members’ units once the amount of such cash distribution exceeds the cost of Members’ units.
An IRS audit of our books and records could result in an audit of Members’ tax returns, which could result in the imposition of additional tax, interest and penalties.
     If we are audited by the IRS and it makes determinations adverse to us, the IRS may require adjustments to Members’ income tax returns and may decide to audit Members’ income tax returns. Any such audit could result in adjustments to a Member’s tax return for items of income, deductions or credits, and the imposition of penalties and interest for the adjustments and additional expenses for filing amended income tax returns.
Electing large partnership status may cause recognition of income attributable to periods during which a person was not a Member and thereby create tax liability, even if the Member does not receive funds from the Fund to cover such liability.
     The Fund has elected to be taxed as a large partnership (i.e., a partnership with 100 or more partners). As an electing large partnership, any adjustments to the Fund’s tax return will flow through to the Members in the year in which the adjustment “takes effect.” An adjustment takes effect when it is no longer subject to challenge. Therefore, an adjustment to the Fund’s return for a prior fiscal year will flow through to the persons that are Members when the adjustment becomes final even if those persons were not Members when the tax item giving rise to the adjustment originally occurred.

Only the Fund may receive notice of examinations and challenge adjustments of partnership tax items and Members may not be aware of or participate in matters that could affect their tax situation.
     Under general partnership audit procedures, certain partners are entitled to receive notices of examinations and proposed adjustments to partnership tax items and to challenge any partnership adjustments. For electing large partnerships, the notice requirement is eliminated. The Internal Revenue Service (the “Service”) is required to notify only the partnership. In addition, only the partnership is permitted to challenge the Service’s adjustment of partnership tax items. The Members of the Fund may not petition for readjustment of Fund tax items.
Retirement Plan Risks
An investment in the Fund may not qualify as an appropriate investment under all retirement plans and a Member could incur liability or subject the Member’s plan to taxation if the investment in the Fund is improper.
     There are special considerations that apply to pension or profit sharing trusts or IRAs investing in units. If a Member is investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in the Fund, a Member could incur liability or subject the plan to taxation if:
•	the investment is not consistent with the Member’s fiduciary obligations under ERISA and the Code;

•	the investment is not made in accordance with the documents and instruments governing the plan or IRA, including the plan’s investment policy;

•	the investment does not satisfy the prudence and diversification requirements of Sections 40(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	the investment impairs the liquidity of the plan;

•	the investment produces “unrelated business taxable income” for the plan or IRA;

•	the Member is not be able to value the assets of the plan annually in accordance with ERISA requirements; or

•	the investment constitutes a prohibited transaction under ERISA provisions or the Code.

ITEM 2. FINANCIAL INFORMATION.
Selected Financial Data
The table that follows sets forth certain financial data of the Fund. The summary financial data are derived from our audited financial statements and other financial records.

	(Unaudited)
	March 31,	As of and for the years ended December 31,
	2007	2006	2005	2004
Total assets	$367,540,127	$273,373,754	$105,980,634	$31,760,547
Interest income	$9,505,484	$21,145,474	$7,960,949	$1,614,483
Management fees	$193,919	$430,362	$166,162	$51,460
Interest expense	$760,523	$612,999	$375,587	$—
Net earnings	$8,551,042	$20,102,113	$7,419,200	$1,563,023
Net distributions to Members	$8,227,333	$19,379,611	$6,650,920	$1,479,306
Net Member distribution as a % of net earnings	96.2%	96.4%	89.6%	94.6%
Net earnings allocated to Members per weighted average membership units	$291.78	$1,189.12	$1,211.50	$1,061.84
Average annualized yield to Members (1)	11.39%	11.89%	12.12%	10.61%
Net distributions to Members per weighted average membership units (annualized) (1)	$1,122.93	$1,146.38	$1,086.04	$1,004.96
Member Equity Related:
Retained earnings (Loan Loss Reserve)	$1,720,769	$1,426,453	$851,997	$83,717
Total Members’ equity	$337,779,460	$260,180,738	$97,835,421	$30,574,127
Number of Member accounts	1,594	1,376	491	185
Average Member account balance	$211,907	$189,085	$199,257	$165,266
States in which the Fund has Members	42	40	27	19
New Member investments	$81,676,658	$176,100,685	$68,661,204	$23,978,979
Member earnings distributed	$3,294,716	$7,072,247	$2,347,942	$595,906
Member earnings reinvested	$4,932,617	$12,307,364	$4,302,978	$883,400
Member earnings retained	$323,709	$722,502	$768,280	$83,717
% of total earnings reinvested	57.68%	61.22%	58.00%	56.52%
Redemptions	$9,304,869	$26,637,188	$6,471,168	$401,531
Redemptions as % of new investment	10.74%	14.14%	8.87%	1.62%
Loan Related:
Note balances originated	$104,030,500	$266,101,400	$139,354,303	$26,559,570
Number of notes originated	10	37	48	76
Average note balance originated	$10,403,050	$7,191,930	$2,903,215	$349,468
Principal balances outstanding	$336,775,358	$258,614,774	$92,945,393	$28,044,649
Number of loans outstanding	50	44	41	54
Average principal balance	$6,735,507	$5,877,609	$2,266,961	$519,345
% of portfolio – Fixed interest rate	70.10%	69.00%	84.40%	100.00%
Number of fixed rate loans	31	30	37	54
Weighted average interest rate – Fixed	12.25%	12.26%	12.56%	11.64%
% of portfolio – Variable interest rate	29.90%	31.00%	15.60%	—%
Number of variable rate loans	19	14	4	—
Weighted average interest rate – Variable	12.48%	12.49%	11.64%	—
Principal balance % by state:
Arizona	56.5%	57.9%	81.5%	93.1%
California	23.7%	37.4%	18.5%	6.9%
New Mexico	0.5%	0.3%	—%	—%
Texas	6.2%	4.4%	—%	—%
Idaho	7.7%	—%	—%	—%
North Carolina	5.4%	—%	—%	—%
Interest payments over 30 days delinquent	$—	$—	$—	$—
Loans past scheduled maturity	3	3	—	—
Principal balances past scheduled maturity	$13,204,993	$13,901,000	$—	$—
Loans in non accrual status	1	—	—	—
Principal balances in non accrual status	$2,252,670	$—	$—	$—
Allowance of credit losses	$—	$—	$—	$—

(1)	Where applicable, quarterly results are annualized to allow for comparability with annual results.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview of the Business
     We invest in short-term commercial mortgage loans collateralized by first mortgages or deeds of trust (herein referred to as mortgages) on real property. IMH is our Manager. Since August 2003, when we commenced operations, we have funded in excess of $500 million of real estate loans. For additional information on our business, see Item 1, Business, located elsewhere in this Form 10.
     We lend capital provided by investment in units by our Members. Only accredited investors as defined by Rule 501 of Regulation D promulgated under the Securities Act may invest in the Fund. Although the minimum initial investment is $50,000, investment accounts tend to be substantially larger. We have offered units for sale since May 2003 pursuant to the exemption from registration provided by Rule 506 of Regulation D. All investors are accredited investors, and the members are principally clients of licensed broker-dealers with whom IMH has established relationships on our behalf. The remaining members are investors with whom the officers of our Manager have prior relationships.
     The following financial review and analysis of our financial condition and results of operations should be read in conjuction with our financial statements, related notes, and other detailed information regarding us appearing elsewhere in this Form 10.
Results of Operations for the Years Ended December 31, 2006, 2005 and 2004
     The income and expenses of the Fund are relatively straightforward. We generate income from interest on our loans, and from money market or similar accounts in which we temporarily invest excess cash. We do not pay any overhead or operating expenses. Those costs are presently paid by our Manager, as permitted by the Operating Agreement, but our Manager has no obligation to continue doing so. Based on management estimates, during the years ended December 31, 2006, 2005 and 2004, the Manager incurred Company-related expenses of approximately $11.2 million (origination-related expenses of $4.4 million and operations expense of $6.8 million), $6.2 million (origination-related expenses of $2.8 million and operations expense of $3.4 million), and $2.6 million (origination-related expenses of $1.2 million and operations expense of $1.4 million), respectively. The only expenses we presently incur are management fees paid to our Manager; expenses related to defaulted loans, foreclosure activities, and property acquired through foreclosure (none of which are paid to the Manager); and interest expense paid on loans that we have sold or participated, but must account for as secured borrowings. The management fee is an annual fee equal to 0.25% of the “Earning Asset Base” of the Fund, which is defined as mortgage loan investments held by the Fund and property acquired through foreclosure and upon which income is being accrued under GAAP. Accordingly, when defaulted loans or foreclosed property enter into non-accrual status, or related income is otherwise not recorded, the loan is removed from the Earning Asset Base for purposes of computing management fees. Interest expense is the amount of interest paid by us to the purchasers of participations in loans or whole loans sold.
      In accordance with Article 14 of our Operating Agreement, and as described in greater detail in Item 6, Executive Compensation, located elsewhere in this Form 10, our Manager receives from borrowers, either directly or from loan proceeds, all revenue from loan origination, processing, servicing and extension.
     Interest income from mortgage loans increased from $1.6 million in 2004, to $7.8 million in 2005, to $20.5 million in 2006. Interest income from money-market investments experienced a similar increase, from $7 thousand, to $115 thousand to $598 thousand in 2004, 2005 and 2006, respectively. These increases in revenue are directly attributable to the increasing size of the Fund’s loan portfolio and to the larger amount of cash available for short-term investment. Both the increase in the loan portfolio and the cash available for money-market investment are the result of additional capital from the sale of new units.
      Management fee expense increased from $51 thousand in 2004, to $166 thousand in 2005, to $430 thousand in 2006, which, expressed as a percentage of total interest income for the Fund, was 3.16%, 2.09% and 2.03%, respectively. This increase is also directly related to the increase in the size of the Fund’s loan portfolio.
     Interest expense was zero in 2004, and increased from $376 thousand in 2005 to $613 thousand in 2006. All of the interest expense related to our sale of loans and participations is accounted for as secured borrowings.
     Our net earnings have increased markedly each year from 2004 through 2006. Net earnings were $1.6 million, $7.4 million, and $20.1 million in each of those years, respectively.

     Changes in the Portfolio Profile
     Our Manager has been pursuing a strategy of diversifying our loan portfolio geographically and increasing the average loan size. Also, our Manager has been transitioning the loan portfolio to increase the proportion of loans which have variable interest rates tied to the Wall Street Journal Prime Interest Rate (Prime, Prime rate or Prime interest rate), with interest rate floors. This will have the effect of increasing interest income when interest rates rise while maintaining the weighted average yield on the variable rate portion of the portfolio if interest rates decrease. Further, our Manager monitors our portfolio’s concentration by collateral category based on the underlying collateral’s development status and proposed end-use.
     Historically, our portfolio has been invested primarily in mortgage loans where the collateral is located in Arizona and California. During 2006 we invested in loans in New Mexico and Texas. As a result of this geographical concentration of mortgage loans, a downturn in the local real estate markets in which we lend could have a material adverse effect on our financial results. As of December 31, 2006 and 2005, geographical concentration of loan principal balances, by state, was:

	2006			2005
	Amount	#	%	Amount	#	%
Arizona	$149,796,267	29	57.9%	$75,724,777	34	81.5%
California	96,726,078	13	37.4%	17,220,616	7	18.5%
Texas	11,280,402	1	4.4%	—	—	—%
New Mexico	812,027	1	0.3%	—	—	—%

	$258,614,774	44	100%	$92,945,393	41	100%

     During the first quarter of 2007 we added loans in Idaho and North Carolina and, as of the date of the filing of this From 10, our Manager is evaluating loans in several additional states.
     These changes are intended to mitigate risks associated with having a large exposure to adverse changes in one geographic market, to more efficiently deploy capital by increasing the average loan size, to take advantage of a rising interest rate market while limiting the exposure to market interest rate reductions, and to harmonize the estimated completion dates of projects with trends in the related market.
     Interest Rate Information
     We invest in both variable and fixed interest rate loans. All variable interest rate loans are indexed to the Prime rate. At December 31, 2004 there were no variable rate loans in the portfolio, compared with 15.6% of the portfolio invested in variable rate loans at December 31, 2005 and 31.0% at December 31, 2006. The weighted average interest rate on variable rate loans was 11.64% at December 31, 2005, which increased to 12.49% as of December 31, 2006. This is due to both a slight decrease in the average spread over the Prime interest rate offset by the 1.0% increase in Prime from 7.25% at December 31, 2005 to 8.25% at December 31, 2006. At December 31, 2006, one variable rate loan had a ceiling interest rate at 1.0% over its current rate, while all 14 variable rate loans outstanding at such date had an interest rate floor. As a result of this positioning, if the Prime interest rate increases during the life of the loans with a floor, interest rates on substantially all these loans would adjust upward. If the Prime interest rate should decrease during the life of the loans with a floor, the interest rates on such loans would remain at December 31, 2006 rates. See the discussion of “Quantitative and Qualitative Disclosures about Market Risk” located elsewhere in this Form 10.
     At December 31, 2004 all our loans were fixed rate, compared with 84.4% of the portfolio invested in fixed rate loans at December 31, 2005 and 69.0% at December 31, 2006. The average rate on fixed rate loans as of December 31, 2004, 2005, and 2006 was 11.64%, 12.56%, and 12.26%, respectively. The increase in rates from 2004 to 2005 was due to a general increase in market rates, while the slight decline from 2005 to 2006 was primarily attributed to an improvement in the credit quality of our borrowers during 2006.
     As of December 31, 2006 and 2005, respectively, loan principal balances, summarized by fixed and variable interest rates within selected interest rate ranges and other portfolio information, were as follows:

	December 31, 2006
		Fixed		Variable		Total	% of
Current Rate:	#	Rate	#	Rate	#	Principal	Total
11.25%	—	$—	1	3,359,700	1	$3,359,700	1.3%
11.50%	2	21,020,500	—	—	2	21,020,500	8.1%
11.75%	1	3,286,400	2	4,609,962	3	7,896,362	3.1%
12.00%	13	72,698,645	2	12,220,020	15	84,918,665	32.8%
12.25%	4	32,061,511	3	30,882,905	7	62,944,416	24.3%
12.50%	2	8,219,573	—	—	2	8,219,573	3.2%
12.75%	—	—	1	4,278,676	1	4,278,676	1.7%
13.00%	6	31,542,816	3	7,180,225	9	38,723,041	15.0%
13.25%	1	4,437,002	1	6,287,512	2	10,724,514	4.1%
13.50%	1	5,248,925	1	11,280,402	2	16,529,327	6.4%

Total	30	$178,515,372	14	80,099,402	44	$258,614,774	100.0%

% of Portfolio		69.0%		31.0%		100.0%

Weighted Average Rate		12.26%		12.49%		12.33%

Number of Loans		30		14		44

Average Principal		$5,950,512		5,721,386		$5,877,609

	December 31, 2005
		Fixed		Variable		Total	% of
Current Rate:	#	Rate	#	Rate	#	Principal	Total
11.00%	14	$2,211,721	1	8,268,191	15	$10,479,912	11.3%
11.50%	1	1,901,443	—	—	1	1,901,443	2.0%
11.75%	1	6,702,225	—	—	1	6,702,225	7.2%
12.00%	5	7,263,118	2	2,161,623	7	9,424,741	10.1%
12.25%	1	1,684,000	—	—	1	1,684,000	1.8%
12.50%	5	21,405,971	—	—	5	21,405,971	23.0%
12.75%	—	—	1	4,087,321	1	4,087,321	4.4%
13.00%	10	37,259,780	—	—	10	37,259,780	40.2%

	37	$78,428,258	4	14,517,135	41	$92,945,393	100.0%

% of Portfolio		84.4%		15.6%		100.0%

Weighted Average Rate		12.56%		11.64%		12.41%

Number of Loans		37		4		41

Average Principal		$2,119,683		3,629,284		$2,266,961

     Concentration by Category based on Collateral’s Development Status
     We classify loans into categories based on the underlying collateral’s development status for purposes of identifying and managing loan concentrations and associated risks. As of December 31, 2006 and 2005, respectively, loan principal balances, by development status, were as follows:

	December 31,
	2006			2005
	#	Amount	%	#	Amount	%
Pre-entitled Land:
Held for Future Development	—	$—	—	—	$—	—
Processing Entitlements	20	145,219,454	56.1%	11	43,237,342	46.7%

	20	145,219,454	56.1%	11	43,237,342	46.7%

Entitled Land:
Held for Future Development	8	41,893,482	16.2%	4	7,101,965	7.6%
Infrastructure under Construction	4	17,621,490	6.8%	4	11,343,654	12.2%
Improved and Held for Vertical Construction	4	29,387,627	11.4%	16	8,409,425	9.0%

	16	88,902,599	34.4%	24	26,855,044	28.8%

Construction and Existing Structures:
New Structure — Construction in-process	5	16,315,986	6.3%	5	19,460,872	20.9%
Existing Structures	3	8,176,735	3.2%	1	3,392,135	3.6%

	8	24,492,721	9.5%	6	22,853,007	24.5%

	44	$258,614,774	100.0%	41	$92,945,393	100.0%

     We also classify loans into categories based on the underlying collateral’s projected end-use for purposes of identifying and managing loan concentrations and associated risks. As of December 31, 2006 and 2005, respectively, loan principal balances, by expected end-use, were as follows:

	December 31,
	2006			2005
	#	Amount	%	#	Amount	%
Residential	29	$154,279,204	59.7%	36	$62,842,145	67.6%
Mixed Use	11	95,258,284	36.8%	4	25,318,000	27.2%
Commercial	4	9,077,286	3.5%	1	4,785,248	5.2%

	44	$258,614,774	100.0%	41	$92,945,393	100.0%

     The concentration of loans by type of collateral and end use is likely to change based on our Manager’s perception of both current and future market conditions. Our proportion of loans collateralized by entitled land was relatively stable from year-end 2005 to year-end 2006, at 28.8% and 34.4% respectively. As of the end of 2005, our proportion of construction and existing structure loans stood at 24.5% of the portfolio, but had decreased to 9.5% by year-end 2006. Conversely, the proportion of the portfolio invested in loans for pre-entitled land increased from 46.7% to 56.1% over that same period. This shift in concentration is a result of the judgment of our Manager that pre-entitled land loans maturing in 2006 and early 2007 (i.e., loans originated and/or extended in 2005 and early 2006) would be maturing in a market that would not be favorable to a sale or refinancing by the borrower. Conversely, it was also our Manager’s judgment that such loans originated in late 2006 and maturing in late 2007 or early 2008 would be more likely to mature in a corrected market which would be more favorable for the borrower’s ability to sell or refinance the property.
     Borrower and Borrower Groups
     Our underwriting guidelines specify that no single loan should exceed 10% of total outstanding loans, and that aggregate loans outstanding to one borrower or borrower group should not exceed 20% of total outstanding loans. As of December 31, 2006, there were two borrower groups whose aggregated borrowings were in excess of 10% (but less than 20%) of the total outstanding mortgage loans, but no single loan within either group exceeded 10% of our total outstanding loans. As of December 31, 2005, there was one loan whose principal balance was in excess of 10% of the total outstanding mortgage loans. This loan was included in one of three borrowing groups, each of whose aggregated borrowings was in excess of 10%, but less than 20%, of the total outstanding mortgage loans. The loan whose principal balance exceeded the 10% guideline was at 14% of total outstanding mortgage loans as of December 31, 2005 due to a need for short-term additional financing to keep the project on schedule. The funds were authorized by our Manager on a short-term basis because a significant payment was due to the borrower and the borrower agreed to use this payment to reduce the loan. The borrower made this $3.4 million payment on the loan in January 2006, and if this payment was applied effective December 31, 2005, the loan would have approximated 10% of the Fund’s outstanding loans on such date. Borrowing group information as of December 31, 2006 and 2005 follows:

	Borrowing Group Information
	2006			2005
	Individual	Affiliated	Group	Individual	Affiliated	Group
Borrower:	Loan	Loans	Total	Loan	Loans	Total
A	—	—	—	14%	3%	17%
B	—	12%	12%	—	13%	13%
C	—	11%	11%	—	17%	17%
Changes in the Portfolio Profile – Scheduled Maturities
     Mortgage loans as of December 31, 2006 and 2005, had maturity dates within the next five quarters as follows:

December 31,
	#	2006	Percent		#	2005	Percent
Matured	3	$13,901,000	5.4%	Matured	—	$—	—
Q1 2007	15	61,863,425	23.9%	Q1 2006	11	37,777,225	40.7%
Q2 2007	12	69,699,363	26.9%	Q2 2006	10	19,184,606	20.6%
Q3 2007	5	38,738,615	15.0%	Q3 2006	7	12,384,817	13.3%
Q4 2007	9	74,412,371	28.8%	Q4 2006	5	18,547,848	20.0%
Q1 2008	—	—	—	Q1 2007	8	5,050,897	5.4%

	44	$258,614,774	100.0%		41	$92,945,393	100.0%

     A mortgage loan’s maturity date may be modified or extended in the normal course of business. Accordingly, repayment dates of the loans may vary from their currently scheduled maturity date. Further, in certain instances where the Fund’s Manager deems it to be an advantage to the Fund not to modify or extend a matured loan, the Fund classifies and reports the loan as matured. At December 31, 2006 three loans aggregating $13,901,000 were past their respective maturity dates. There were no loans past maturity at December 31, 2005. As of December 31, 2006, no loans have interest payments more than 30 days past due. See “Investment Objectives and Policies, #4 – Terms of Mortgage Loans” elsewhere in this Form 10.
Results of Operations for the Three Months Ended March 31, 2007 and 2006
     Interest income from mortgage loans increased from $3.3 million in the first quarter of 2006 to $9.4 million in the first quarter of 2007. This increase in revenue is directly attributable to the increasing size of the Fund’s loan portfolio as discussed in more detail below. The increase in the loan portfolio is the result of additional capital from the sale of new units, which is then deployed as earning assets in the form of mortgage loans. Interest income from money-market investments was relatively comparable from $112 thousand in the first quarter of 2006 to $125 thousand in the first quarter of 2007.
     Management fee expense increased from $74 thousand in the first quarter of 2006 to $194 thousand in the first quarter of 2007. The management fee is an annual fee equal to 0.25% of the “Earning Asset Base” of the Fund, which is defined as mortgage loan investments held by the Fund and property acquired through foreclosure and upon which income is being accrued under GAAP. As a result, the increase in management fee is directly attributed to the increase in the size of the Fund’s loan portfolio.
     Interest expense was $98 thousand in the first quarter of 2006 as compared to $761 thousand in the first quarter of 2007. Because we currently have no legal indebtedness, all of the interest expense is due to the requirement that our sale of loans and participations be accounted for on a gross basis as secured borrowings.
     Our net earnings increased markedly quarter over quarter from $3.2 million in the first quarter of 2006 as compared to $8.6 million for the first quarter in 2007.
     Average Loan Size
     In the first quarter of 2007 we invested in 10 new loans with a weighted average note balance of $10.4 million, as compared to a weighted average note balance of $12.0 million in the fourth quarter of 2006 and $7.2 million for the year of 2006. This increase in the weighted average amount of loan originations is consistent with our strategy, which is to migrate our average loan amount to between $10 million and $50 million.
     Diversifying Geographically
     Historically, our portfolio was invested primarily in mortgage loans where the collateral is located in Arizona and California. In addition, during 2006 and the first quarter of 2007 we also invested in loans in New Mexico, Texas, Idaho and North Carolina. As a result of this geographical concentration of mortgage loans, a downturn in the local real estate markets in which we lend could have a material adverse effect on our financial results. As of March 31, 2007 and December 31, 2006, geographical concentration of loan principal balances, by state, follows:

	March 31, 2007		December 31, 2006
Arizona	$190,304,992	56.5%	$149,796,267	57.9%
California	79,893,719	23.7%	96,726,078	37.4%
New Mexico	1,860,083	0.5%	812,027	0.3%
Texas	20,718,266	6.2%	11,280,402	4.4%
Idaho	25,901,234	7.7%	—	—
North Carolina	18,097,064	5.4%	—	—

	$336,775,358	100.00%	$258,614,774	100.00%

Number of Loans	50		44

Average Loan	$6,735,507		$5,877,609

     In an effort to continue the diversification of our portfolio, we added a loan in Minnesota during the third quarter of 2007 and, as of the date of the filing of this Form 10, our Manager is evaluating loans in other states.
     These changes are intended to mitigate risks associated with having a large exposure to adverse changes in one geographic market, to more efficiently deploy capital by increasing the average loan size, to take advantage of a rising interest rate market while limiting the exposure to market interest rate reductions, and to harmonize the estimated completion dates of projects with trends in the related market.
     Interest Rate Information
     We invest in both variable and fixed interest rate loans. All variable interest rate loans are indexed to the Prime rate. Since June 2006 the prime rate has been constant at 8.25%.
     At March 31, 2007, 29.9% of our loans were invested in variable rate loans compared to 31.0% at December 31, 2006. The weighted average interest rate on variable rate loans was 12.49% at December 31, 2006, and 12.48% at March 31, 2007. This comparable average spread over the Prime interest rate reflects our consistency in pricing for new or loans which are extended or renewed. At December 31, 2006 and March 31, 2007, one variable rate loan had a ceiling interest rate at 1.0% over its current rate, while all remaining variable rate loans outstanding at such dates had an interest rate floor. As a result of this positioning, if the Prime interest rate increases during the life of the loans, interest rates on substantially all these loans would adjust upward. If the Prime interest rate should decrease during the life of the loans with a floor, the interest rates on such loans would not decline below the floor rates. See the discussion of “Quantitative and Qualitative Disclosures about Market Risk” located elsewhere in this Form 10.
     At March 31, 2007, 70.1% of our loans were fixed rate compared with 69.0% of the portfolio invested in fixed rate loans at December 31, 2006. The average rate on fixed rate loans as of December 31, 2006 and March 31, 2007 was 12.26%, and 12.25%, respectively. The stable rates for the three month period reflect that the Fund has seen no material changes in market conditions and new and renewing loans are being priced consistently with loan pricing negotiated over the last several quarters. As noted above, we expect to transition our portfolio to prime rate based pricing. However, due to negotiations with borrowers and other market conditions in the first quarter of 2007, the majority of our loans were priced with a fixed rate.
     As of March 31, 2007, loan principal balances, summarized by fixed and variable interest rates within selected interest rate ranges and other portfolio information were as follows:

	March 31, 2007
	Fixed Rate		Variable Rate		Total		% of
Current Rate:	#	Principal	#	Principal	#	Principal	Total
11.25%	—	$—	1	3,453,151	1	$3,453,151	1.0%
11.50%	2	22,503,031	2	9,185,130	4	31,688,161	9.4%
11.75%	1	2,232,693	2	4,639,356	3	6,872,049	2.0%
12.00%	14	87,946,986	2	12,220,000	16	100,166,986	29.7%
12.25%	4	50,193,677	3	15,376,512	7	65,570,189	19.5%
12.50%	2	34,387,756	2	21,542,843	4	55,930,599	16.6%
12.75%	1	1,280,000	1	4,461,368	2	5,741,368	1.7%
13.00%	6	32,068,200	3	7,454,088	9	39,522,288	11.8%
13.25%	—	—	2	10,869,354	2	10,869,354	3.2%
13.50%	1	5,428,077	1	11,533,136	2	16,961,213	5.1%

Total	31	$236,040,420	19	100,734,938	50	$336,775,358	100.0%

% of Portfolio		70.1%		29.9%		100.0%

Weighted Average Rate		12.25%		12.48%		12.32%

Number of Loans		31		19		50

Average Principal		$7,614,207		5,301,839		$6,735,507

     Concentration by Category based on Collateral’s Development Status
     We classify loans into categories based on the underlying collateral’s development status for purposes of identifying and managing loan concentrations and associated risks. As of March 31, 2007 and December 31, 2006, respectively, loan principal balances, by development status, were as follows:

	March 31, 2007			December 31, 2006
	Amount	%	#	Amount	%	#
Pre-entitled Land:
Held for Investment	$—	—	—	$—	—	—
Processing Entitlements	182,163,453	54.1%	20	145,219,454	56.1%	20

Entitled Land:
Held for Investment	50,299,397	14.9%	10	41,893,482	16.2%	8
Infrastructure under Construction	17,365,103	5.2%	4	17,621,490	6.8%	4
Improved and Held for Vertical Construction	57,170,916	17.0%	7	29,387,627	11.4%	4

	124,835,416	37.1%	21	88,902,599	34.4%	16

Construction and Existing Structures:
New Structure — Construction in-process	17,863,465	5.3%	5	16,315,986	6.3%	5
Existing Structure Held for Investment	11,913,024	3.5%	4	8,176,735	3.2%	3

	29,776,489	8.8%	9	24,492,721	9.5%	8

	$336,775,358	100.0%	50	$258,614,774	100.0%	44

     We also classify loans into categories based on the underlying collateral’s projected end-use for purposes of identifying and managing loan concentrations and associated risks. As of March 31, 2007 and December 31, 2006 respectively, loan principal balances, by expected end-use, were as follows:

	March 31, 2007			December 31, 2006
	#	Amount	%	#	Amount	%
Residential	29	$161,528,298	48.0%	29	$154,279,204	59.7%
Mixed Use	13	132,252,179	39.2%	11	95,258,284	36.8%
Commercial	8	42,994,881	12.8%	4	9,077,286	3.5%

	50	$336,775,358	100.0%	44	$258,614,774	100.0%

     The concentration of loans by type of collateral and end-use is likely to change based on our Manager’s perception of both current and future market conditions as well as real estate development activity in the markets we serve. While noting that over the first quarter of 2007 the dollar investment increased in all but one category of development status and all categories of expected end use, the loans which we elected to originate were more driven by our Manager’s judgment of the quality of the borrower and project rather than by end use. Management continues to monitor these concentrations and will adjust same based on their perception of both current and future market conditions.
     Borrower and Borrower Groups
     Our underwriting guidelines provide that no single loan should exceed 10% of total outstanding loans and that aggregate loans outstanding to one borrower or borrower group should not exceed 20% of total outstanding loans. As of March 31, 2007, there was one borrower and no borrower groups whose aggregated borrowings were in excess of 10%. At March 31, 2007, this borrower had a total of 5 loans with the Fund with an aggregate principal balance outstanding of $36.6 million or 10.9% of total principal outstanding. Of these 5 loans, the largest single loan was 6.9% of the total loans outstanding.
     Changes in the Portfolio Profile — Scheduled Maturities
     Mortgage loans as of March 31, 2007 had maturity dates within the next four quarters as follows:

March 31, 2007
Quarter	#	Amount	Percent
Matured	4	$15,457,663	4.6%
Q2 2007	17	68,685,977	20.4%
Q3 2007	13	81,911,098	24.3%
Q4 2007	9	97,690,378	29.0%
Q1 2008	7	73,030,242	21.7%

	50	$336,775,358	100.0%

     A mortgage loan’s maturity date may be modified or extended in the normal course of business. Accordingly, repayment dates of the loans may vary from their currently scheduled maturity date. Further, in certain instances where the Fund’s Manager deems it to be an advantage to the Fund not to modify or extend a matured loan, the Fund classifies and reports the loan as matured. At March 31, 2007 four loans were past their respective maturity dates with three of these loans having interest payments more than 30 days past due. See “Investment Objectives and Policies, #4 — Terms of Mortgage Loans” elsewhere in this Form 10.
     As of March 31, 2007 the Fund had begun the formal foreclosure process on one of the four matured loans and subsequent to March 31, 2007, the foreclosure process had commenced on the remaining three. Of the four loans past maturity as of March 31, 2007, one, which has a principal balance of $2,252,670, has been reclassified to a non accrual of interest status. In accordance with our policy, should any loan become more than 90 days past due they will be reclassified to a non accrual status. The remaining three matured loans, with principal balances totaling $13,204,993, were past their scheduled maturities by 16, 30 and 31 days, respectively. Based on our Manager’s evaluation of our portfolio, including these four loans, no allowance for credit loss is considered necessary.
Important Relationships Between Capital Resources and Results of Operations
     The net earnings available to distribute to Members is primarily generated from interest payments made by borrowers. If borrowers do not make timely payments of interest in a particular month, the amount distributable to Members in that month could be reduced by the amount of the delinquent payment expected to be included in the regular monthly distribution. To mitigate the effect of such late payments by borrowers, we generally use our reserves to supplement the distribution of earnings to the Members. The cash reserve we have established for this purpose is referred to as the “Loan Loss Reserve.”
     The Loan Loss Reserve is maintained in a segregated cash account. It is not a loss reserve that constitutes an expense as defined under GAAP or for income tax purposes. It consists of net earnings that have been previously allocated to Members and included in the Members’ taxable income, but which have not been distributed to the Members. Upon a Member’s complete withdrawal from the Fund, the net amount of the Loan Loss Reserve allocable to the withdrawing Member is paid to the Member as a part of the redemption of the Member’s units.
     The aggregate level of the Loan Loss Reserve, and the amount by which it is periodically increased or decreased, is determined by our Manager. The Manager makes this determination based on an analysis of all of the characteristics of our loan portfolio, including the expected performance of borrowers who are or will be paying interest in cash rather than through an interest reserve, the size of the portfolio, general economic conditions, and other factors. The reserve may be used only to make monthly distributions of earnings to Members when the interest payment upon which those earnings are based has not been received from the borrower prior to the time the distribution is made, or to make up any shortfall in the amount of cash realized upon the disposition of foreclosed real estate, should such an event occur. Ordinarily, distributions are made on or about the seventh day of each month, and it has been our experience that we receive the interest payments from substantially all borrowers prior to that time and from all borrowers by the last day of the month. If a loan is deemed non-performing and placed on a non-accrual status, we would cease using the Loan Loss Reserve for payments on that loan.
Security for Mortgage Loans
     All mortgage loans are collateralized by a first mortgage on real property, and include a personal guarantee by the principals of the borrower. A significant number of the loans have additional collateral. Independent third-party companies, with supervision of the Manager, provide construction inspections and construction document management services for the majority of the construction loans.
Mortgage Loans, Participations, and Loan Sales
      During periods of needed liquidity resulting from the deployment of all available capital, our Manager will elect to sell to third parties all or a portion of loans in which we have invested. The frequency and amount of loan sales and participations is largely dependent on the timing and volume of investor capital received and the timing and amount of loan fundings, which is largely unpredictable. The sales of whole loans or participations are at the par value of the loan and are arranged for by our Manager to provide short-term liquidity for the Fund or to diversify the Fund portfolio. The partial sale of a loan is often referred to as participation, because the buyer participates with us as a co-lender, ranking equally with us with respect to interest and principal payments from or on behalf of the borrower. Often, the participating lender is a commercial bank which is able and willing to accept a lower interest yield on its investment than we are. In that case, the difference between the loan’s contractual interest rate and what the participant receives in interest on the participated portion of the loan inures to the benefit of our Members. From time to time we repurchase participated or whole loan sold. We have made such repurchases in the past and are likely to do so in the future. For loans participated, because we typically do not conduct these transactions in bankruptcy-remote entities, we are required by GAAP to account for these transactions as secured borrowings, rather than as sales. This means that the entire principal amount of the loan participated continues to be an asset on our balance sheet, offset by a liability in an amount equal to the percent sold. Also, all interest income is recorded by us, and an amount based on the percent of the loan sold and the interest rate paid to the participating party is recorded as interest expense by us and paid to the participant, generally monthly. Whole loans sold to third parties are sold at par with ownership and servicing transferred to the third party and removed from our portfolio and balance sheet. We expect that the sale of whole loans and participations will continue to be a routine mechanism for providing capital for the Fund, although we are unable to predict whether the absolute or relative amounts of such sales will increase, decrease, or remain approximately the same. If any fees or “points” are paid in association with whole loan or participation sales, these costs are paid by our Manager.
     For short-term liquidity, we may sell all or part of loans to our Manager and have done so in the past. In those instances, the loans were sold at par value and the Manager has typically pledged the purchased loan to a commercial bank as collateral on its line of credit. The Manager uses the proceeds from the line of credit together with other funds of the Manager to purchase the loan from us. We typically repurchase loans from the Manager, although we are not obligated to do so. The sales of loans to the Manager are also accounted for as secured borrowings, and are separately identified in our financial statements. During 2006, we received $12.9 million in proceeds from the Manager from the sale of whole loans and participations to the Manager and repurchased $8.4 million in the same period. In 2005, we received $8.0 million from the Manager from the sale of whole loans and participations to the Manager and repurchased this entire amount in 2005. During the first three months of 2007, we received $4.1 million in proceeds from the Manager from the sale of whole loans and participations to the Manager and did not make any repurchases during the same period. These transactions are recorded in the accompanying audited financial statements as secured borrowings.
     During the year ended December 31, 2006, the Company generated proceeds of $25.1 million and $5.8 million from the sale of whole loans and participations to third parties, respectively, and repurchased $16.5 million and $5.2 million, respectively. For the year ended December 31, 2005, the Company sold participations to third parties totaling $4.6 million and repurchased participations from third parties totaling $201 thousand. No whole loans were sold to or repurchased from third parties during the year ended December 31, 2005, and no loans were sold to, participated with, or repurchased from third parties during the year ended December 31, 2004. For the three months ended March 31, 2007, the Company generated proceeds of $3.1 million and $35.3 million from the sale of whole loans and participations to third parties, respectively, and repurchased participations totaling $26.0 million during this period.
     We anticipate continuing to participate or sell mortgage loans to community banks, our Manager and others.

Distributions to Members
     For the years ended December 31, 2006, 2005, and 2004, the Fund’s total net distributions to Members were $19.4 million, $6.7 million, and $1.5 million, respectively, which translated into net distributions of $1,146, $1,086, and $1,005 per weighted average membership unit over the same periods. For the quarter ended March 31, 2007, net distributions to Members were $8.2 million. These increases are a result of an increase in the Fund’s loan portfolio and an increase in cash available for short-term investment.
Annualized Rate of Return to Members
     For the years ended December 31, 2006, 2005, and 2004, the annualized rate of return to the Fund’s Members was 11.89%, 12.12%, and 10.61%, respectively. This increase from 2004 to 2005 was a result of an increase in earnings on both the Fund’s loan portfolio and cash available for short-term investment due to a general increase in interest rates. The slight decline of 23 basis points in the annualized rate of return from 2005 to 2006 is a result of the 33 basis point decrease during the same period in our yield on the fixed rate loan portfolio generally attributable to an improvement in the creditworthiness of our borrowers.
      For the quarter ended March 31, 2007, the annualized rate of return to the Fund’s Members was 11.39%. This decline was due to the increased number of loans with past due interest payments.
Redemptions
     For the years ended December 31, 2006, 2005, and 2004, the Fund redeemed $26.6 million, $6.5 million, and $402 thousand in Member units, which, expressed as a percentage of new Member investment (including reinvestments), was 14.1%, 8.9% and 1.6%, respectively, over the same periods. For the three months ended March 31, 2007, the Fund redeemed $9.3 million in Member units, which translated to 10.7% of new Member investments. Our Manager believes these increases are directly attributable to an increase in the number of Members generally, and that many of our investors that have been with the Fund for over three years may have desired to liquidate some or all of their holdings. We anticipate that we will continue to incur Member redemptions, but we are unable to estimate whether the amount is likely to increase, decrease, or remain approximately the same.
     As of December 31, 2006 and 2005, unpaid redemption requests totaled $2.2 million and $333 thousand, respectively, and are reflected as liabilities in the accompanying audited financial statements. As of December 31, 2006 the Fund Manager has received redemption notices for $6.6 million, which (upon expiration of the 60 day notice period) were remitted to Members.
As of March 31, 2007, redemption requests satisfying the 60 day notice period and immediately payable totaled $2.4 million and are reflected as liabilities in the unaudited financial statements. As of March 31, 2007 the Fund Manager has received Redemption Notices for $10.1 million requested redemptions, which upon expiration of the 60 day notice period will be remitted to Members.
Trends and Uncertainties
     We are subject to a number of trends and uncertainties that could have a material adverse effect on the financial condition or operating performance of our business, including, without limitation, whether:

•	the real estate markets or economies of the states in which we invest will experience or suffer worsening declines;

•	we will be able to reduce or manage the geographic concentration of our portfolio;

•	we will be able to adapt to becoming a publicly-reporting company and adequately comply with all the rules and regulations required to remain a publicly-reporting company;

•	IMH will be able to continue devoting an adequate amount of time to the Fund’s operations;

•	we will be able to participate or sell loans to maintain short term liquidity or temporarily reduce portfolio risk, if necessary; and

•	we will face exposure for owning real estate now that we have commenced foreclosure proceedings on loans.

     We are also subject to those trends and uncertainties described in the “Risk Factors” discussion located elsewhere in this Form 10.
Liquidity and Capital Resources
     We need liquidity in order to fund the loans in which we invest. We must be able to fund the initial advance to the borrower at the loan closing, which is typically less than the face amount of the mortgage loan note. If not disbursed at the loan closing, in accordance with the governing loan documents, the remaining loan commitment is disbursed over the life of the loan to fund construction costs, development and other costs, and interest. We require adequate liquidity to fund these future disbursements. On certain loans the reserve for future interest payments will be funded into a controlled disbursement account which our Manager controls. All future commitments for construction or development costs, and for interest, are recorded in the balance sheet as an undisbursed portion of loans-in-process and interest reserves, which are deducted from Mortgage Loan Note Obligations. They totaled $50.8 million and $20.7 million at the December 31, 2006 and 2005, respectively. The increase in this balance is due to an increase in total Mortgage Loan Note Obligations. At March 31, 2007, the undisbursed portions of loans-in-process and interest reserves totaled $58.6 million. The increase from December 31, 2006 is attributed to the overall increase in the loan portfolio.
     We also require liquidity to pay management fees to our Manager and to pay expenses related to defaulted loans, foreclosure activities, and properties acquired through foreclosure. All of our other expenses are paid by our Manager, as permitted by the Operating Agreement, but our Manager is under no obligation to continue doing so. Based on management estimates, during the years ended December 31, 2006, 2005 and 2004, the Manager incurred Company-related expenses of approximately $11.2 million (origination-related expenses of $4.4 million and operations expense of $6.8 million), $6.2 million (origination-related expenses of $2.8 million and operations expense of $3.4 million), and $2.6 million (origination-related expenses of $1.2 million and operations expense of $1.4 million), respectively. For the years ended December 31, 2006 and 2005, the management fees we paid to our Manager were $430 thousand and $166 thousand respectively. The increase in management fees is directly correlated to the increase in the size of our loan portfolio.
     We also require liquidity to pay interest expense on loan participations sold. As discussed above, when we participate a loan we record all of the interest income attributable to the aggregate principal amount of the loan as income and record and incur interest expense based on the rate paid to the participating lender. For years ended December 31, 2006 and 2005, interest expense on participations sold was $490 thousand and $53 thousand, respectively. For the quarters ended March 31, 2007 and 2006, interest expense on participations sold was $526 thousand and $98 thousand, respectively. Each increase is due to an increase in the number of loans participated. While we are generally able to pay this interest expense with interest income received on the loan participated, if the borrowers of the loans that we have participated default on such loans, we will be required to use other funds to pay participation interest expense.

     We also require liquidity to make monthly distributions of earnings to those of our Members who do not elect to reinvest their monthly distributions. For the years ended December 31, 2006 and 2005, we distributed $7.1 million and $2.3 million, respectively. For those same periods, earnings reinvested pursuant to our distribution reinvestment plan were $12.3 million and $4.3 million, respectively. For the quarter ended March 31, 2007, we distributed $3.3 million and $4.9 million was reinvested pursuant to our distribution reinvestment plan.
     Finally, liquidity is necessary to fund redemption requests from Members. The ability of Members to redeem their units is subject to several limitations set forth in the Operating Agreement including waiting periods, the determination by our Manager that redemption will not jeopardize our tax or legal status, an annual aggregate limit on redemptions, and the availability of adequate cash. For the years ended December 31, 2006 and 2005, redemptions paid to Members totaled $26.6 million and $6.5 million, respectively. For the quarter ended March 31, 2007, redemptions paid to Members totaled $9.3 million. These increases are related to the increase in total Members’ equity and number of Members.
     Our primary sources of liquidity are investment by Members in additional units, sales of participations in loans, sales of whole loans, interest income from borrowers, and loan payoffs by borrowers. While we have the authority and capacity to borrow money, to date we have elected not to do so. The liabilities on our balance sheet for borrowings and participations are not traditional indebtedness, but are reflective of the required accounting for these transactions under GAAP, as noted elsewhere in this Form 10.
     New investments in units by Members, not including reinvestment of distributions, totaled $176.1 million and $68.7 million for the years ended December 31, 2006 and 2005, respectively, and $81.7 million for the three months ended March 31, 2007. These increases are due to the activities of our Manager to enroll additional accredited investors, working principally through a network of licensed broker-dealers and their respective registered representatives. The sale of additional units was the primary reason for total Members’ equity increasing from $97.8 million at the end of 2005, to $260.1 million at the end of 2006 and to $337.8 million at March 31 2007. Although this exceeded the original expected size of our private placement, in 2006, the Members voted to give the Manager the authority to exceed the original size of the offering. There is presently no limit to the size of the private placement offering. Based on the current estimates by our Manager, we expect the size of the Fund to continue to increase for the foreseeable future.
     We offer and sell the units through our Manager and its executive officers, none of whom receive any direct compensation or remuneration for such sales, and through registered representatives of licensed broker-dealers. The units are offered and sold only to persons who are “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and without the use of any general solicitation, as that concept is embodied in Regulation D. Any sales commissions or other forms of remuneration paid to broker-dealers or their registered representatives in connection with the sale of units are paid by the Manager. Current broker-dealer selling agreements generally provide for a 2% selling commission and a 25 basis point trail commission, which is an annual commission paid on the balance of units sold by a broker-dealer or its registered representative which are outstanding at each anniversary of the initial issuance of the units.
     From time to time our Manager elects to sell to third parties all or a portion of loans in which we have invested. The sales of whole loans or participations are at the par value of the loan and are arranged for by our Manager to provide short-term liquidity for the Fund or to diversify the Fund portfolio. See “Mortgage Loans, Participations and Loan Sales,” above.

     For purposes of creating short term liquidity, we may sell all or part of loans to our Manager and have done so in the past. In those instances, the loans were sold at par value and the Manager has typically pledged the purchased loan to a commercial bank as collateral on its line of credit. The Manager uses the proceeds from the line of credit together with other funds of the Manager to purchase the loan from us. We typically repurchase loans from the Manager, although we are not obligated to do so. The sales of loans to the Manger are also accounted for as secured borrowings, and are separately identified in our financial statements. See “Mortgage Loans, Participations and Loan Sales, ” above.
     Interest payments and repayment of loans by our borrowers are governed by the loan documents and by our practices with respect to granting extensions. Most of our loans have a provision for an “interest reserve” for the initial term of the loan, which means that a specified portion of the mortgage loan note total is reserved for the payment of interest, and when that portion is exhausted the borrower will commence paying interest from other sources. If the interest is funded in cash when the loan closes, then interest payments are made monthly from that segregated cash which is controlled by our Manager. If the interest reserve is not funded at the closing of the loan, then the interest payment is accrued by adding the amount of the interest payment to the loan balance, and we use our general cash reserves to distribute that interest to Members or loan participants. The receipt of interest income paid in cash by our borrowers creates liquidity; however, our practice of utilizing unfunded interest reserves uses liquidity. It is our Manager’s intention to increase the level of our cash reserves so that we will typically have approximately one to three months of interest payments available in cash. This reserve amount would be in addition to our 3% target cash reserve for working capital.
     The repayment of a loan at maturity creates liquidity. In the case of an extension, our Manager typically charges the borrower a fee for processing the extension. Borrowers do not customarily pay this fee out of their own funds, but instead usually pay the fee out of available unfunded loan proceeds, or by negotiating an increase in the loan amount sufficient to pay the fee. However, to the extent that we extend a loan, we do not generate liquidity because our Manager and not the Fund receives the extension fee, if any.
     Based on historical experience, including the Company’s experience with defaults, foreclosures and extensions on loans, we believe the Company has sufficient liquidity to meet its funding obligations for the next twelve months and beyond. As of December 31, 2006, the Company had executed “Commitment to Fund” letters totaling $101.3 million. To meet this and other obligations, at December 31, 2006 the Company had $12.2 million in cash and maturing loans in the first six months of 2007 totaling $145.5 million. As of March 31,2007, the Company had executed “Commitment to Fund” letters totaling $69.8 million, and had $27.3 million in cash and maturing loans in the second and third quarters of 2007 totaling $150.6 million.
Critical Accounting Policies
Revenue Recognition
     Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Fund does not recognize interest income on loans once they are deemed to be impaired or non-performing. A loan is impaired when, based on current information and events, it is probable that the Fund will be unable to ultimately collect all amounts due according to the contractual terms of the loan agreement. Non-performing loans include all loans for which payment of interest is more than 90 days past due. Cash receipts are first allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction. Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to numerous fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.
Mortgage Loan Valuation, Loans-In-Process, Participations Sold, Whole Loans Sold and Unearned Income
     Mortgage loans are subject to a downward valuation adjustment or write-down based on management’s determination of the collectibility of the outstanding mortgage balance, plus or minus the accrued or prepaid interest or other balances related thereto, and the ability to realize the underlying collateral, net of costs involved in liquidation of such a loan. As of December 31, 2006, and 2005, management has not deemed it necessary to provide a valuation allowance for loan losses or to adjust any mortgage balances downward.
     The Mortgage Loan Note Obligations appearing on the balance sheets include unearned interest and undisbursed construction draws and other loan related costs. Interest is earned daily and added to each loan’s principal balance monthly. Construction draws and other loan related costs are disbursed to the borrower when certain events have occured or benchmarks have been reached. Generally, the deferred portion of unearned interest and undisbursed construction draws and other loan related costs do not earn interest and are included as a reduction of Mortgage Loan Note Obligations and classified as Undisbursed Portion of Loans-In-Process and Interest Reserves, which are reductions in arriving at Mortgage Loan Note Obligations.

      The Fund’s business is to originate mortgage loans for the purpose of holding them on-balance sheet, and the Fund does not originate or acquire loans with the intent of reselling them as whole loans. In addition, the Company does not have any mandatory delivery contracts or forward commitments to sell loans in the secondary whole loan market. Consistent with that business model, all of the loans the Fund originates are originated with the intent to hold the loans to maturity. Because the Fund has the ability and the intent to hold these loans for the foreseeable future or until maturity, they are classified as held for investment pursuant to SFAS No. 65, Accounting for Certain Mortgage Banking Activities (“SFAS 65”).
      Notwithstanding this, the Fund does sell a percentage of its loans on a whole loan basis. In order to meet short-term financing needs, the Fund sells certain loans with the right and the intent to buy them back. As such, these transactions are treated as financings. In some instances, the Fund does not have the right to repurchase the loan. In those instances, the transactions are treated as sales.
     The Fund sells participating interests in loans. Generally, such sales are at par and for no more than 50% of a loan’s principal balance and the Fund remains the loan’s servicing agent. Under terms of the participation agreements, the purchaser and the Fund are pari-passu pertaining to all rights, privileges and obligations of ownership. However, because the participated interests are not legally isolated from the Fund in a bankruptcy remote separate legal entity, these participations are recorded as secured borrowings by the Fund and classified as Participations in Mortgage Loans Sold. Under this structure, interest earned by the Fund on the entire loan is recorded as interest income and interest earned by the purchaser is recorded as interest expense.
     The Fund sells whole loans at par to its Manager and to third-parties. Under terms of the whole loans sold agreements, the purchasers assume all rights, privileges and obligations of ownership. The loans sold to the Manager historically have always been repurchased and the sold loans to third parties are often repurchased at the request of the purchaser. The loans sold to the Manager are not legally isolated from the Fund in a bankruptcy remote separate legal entity and therefore these sales are recorded as secured borrowings by the Fund. For whole loans sold to third-parties, an assignment of interest in the promissory note, beneficial interests under deeds of trust and guaranty are executed, servicing transferred and the loan is removed from the books of the Fund at par with no gain or loss on sale recorded. Under terms of these transactions, the Fund has no legal right or obligation to repurchase nor does the purchaser have a legal right to require repurchase. Historically, these transactions are used to facilitate short-term cash needs of the Fund.
     In certain instances, at the time a loan is funded, an estimate of interest due for the life of the loan and certain other expenses payable by the borrower are charged to and are included in the loan principal balance. The amount of the unearned interest or other expenses included in the borrower’s loan principal balance is credited to a liability account for the benefit of the borrower and classified as Unearned Income. Should a loan prepay, any unearned portion of the interest or expenses included in principal is credited to the borrower at payoff as a reduction of the loan’s principal balance.
     Mortgage loans are subject to a downward valuation adjustment or write-down based on management’s estimate and determination of the collectibility of the outstanding mortgage balance, plus or minus the accrued or prepaid interest or other balances related thereto, and the ability to realize the underlying collateral, net of costs involved in liquidation of such a loan. Evaluating the collectibility of a real estate loan is a matter of judgment. On a quarterly basis, our Manager evaluates our real estate loan portfolio for impairment, which includes a review of all loans on which full collectibility may not be reasonably assured. The fact that a loan may be temporarily past due does not result in a presumption that the loan is impaired. Rather, all relevant circumstances are considered by our Manager to determine impairment and the need for specific allowances. During the portfolio evaluation, our Manager considers the following matters, among others:

•	estimated net realizable value of any underlying collateral in relation to the loan amounts;

•	the borrowers’ financial condition and any adverse factors that may affect their ability to pay;

•	prevailing economic conditions;

•	historical experience;

•	evaluation of industry trends; and

•	nature of collateral and volume of the loan portfolio.

     Based upon this evaluation, a determination is made as to whether the allowance for loan losses is required and if so, whether it is adequate to cover any potential losses. Additions to the allowance for loan losses are charged to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses.
     As of December 31, 2006, and 2005, management has not deemed it necessary to provide a valuation allowance for loan losses. As of March 31, 2007, our Manager has determined that neither a general nor specific allowance for loan losses is necessary. At March 31, 2007, one loan with a principal balance of $2.3 million was non-performing (more than 90 days past due on interest payments totaling approximately $25 thousand). Additionally, three loans with principal balances totaling $13.2 million have passed their maturity date. Our Manager has evaluated these loans and concluded that the underlying collateral is sufficient to protect us against any loss of principal or interest. Our Manager will continue to evaluate these and other loans in order to determine if an allowance for loan losses is required in future periods.
Use of Estimates
     In accordance with GAAP, the Manager has made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates.
Fund Expenses
     The Fund pays a management fee to IMH and the direct loan expenses of the Fund as defined in the Operating Agreement. The reported operating expenses therefore do not include the overhead and other expense attributed to the operations of the Fund. See Results of Operations for the Years Ended December 31, 2006, 2005 and 2004 above for further information.

Quantitative and Qualitative Disclosures about Market Risk
     Our financial position and results of operations are routinely subject to a variety of risks. These risks include market risk associated primarily with changes in interest rates. We do not deal in any foreign currencies and do not enter into, or intend to enter into, derivative financial instruments for trading or speculative purposes. In addition, we currently do not have any formal debt.
     Our assets consist primarily of investments in short-term commercial mortgage loans, cash, and cash equivalents. At December 31, 2006, the principal amount outstanding on our aggregate investment in mortgage loans was $258.6 million. Our loans typically have original maturities between six and 18 months. The interest rates on these loans may be fixed, or may vary with the Prime interest rate, generally subject to a minimum rate floor. At December 31, 2006, the weighted average remaining scheduled term of our outstanding loans was 6.2 months, with 69.0% of the portfolio at fixed interest rates and 31.0% of the portfolio at variable interest rates. At December 31, 2006 the weighted average rate on our fixed rate portfolio was 12.26%, and was 12.49% on our variable rate portfolio tied to the Prime interest rate. The weighted average interest rate on the aggregate portfolio was 12.33%.
     At March 31, 2007, the principal amount outstanding on our aggregate investment in mortgage loans was $336.8 million, and the weighted average remaining scheduled term of our outstanding loans was 6.9 months, with 70.1% of the portfolio at fixed interest rates and 29.9% of the portfolio at variable interest rates. At March 31, 2007 the weighted average rate on our fixed rate portfolio was 12.25%, and was 12.48% on our variable rate portfolio tied to the Prime interest rate. The weighted average interest rate on the aggregate portfolio was 12.32%.
     Due to the short-term maturities of our loans, market fluctuations in interest rates generally do not affect the carrying value of our investment in the loans. However, significant and sustained changes in interest rates could affect our operating results. If interest rates decline significantly, some of the borrowers could prepay their loans with the proceeds of a refinancing at lower interest rates. Assuming such loans could not be replaced by us with loans at interest rates similar to those which were prepaid, such prepayments would reduce our earnings and funds available for distribution to Members. On the other hand, a significant increase in market interest rates could result in a slowdown in real estate development activity, which could reduce the demand for our real estate loans. As a result, we might encounter greater difficulty in identifying borrowers or loans which meet our underwriting criteria. Due to the complex relationship between interest rates, real estate investment and refinancing possibilities, we are not able to quantify the potential impact on our operating results of a material change in our operating environment other than interest rates. However, assuming our December 31, 2006 portfolio remained unchanged for one year, a 100 basis point increase in the prime interest rate would cause our portfolio yield to increase by 31 basis points to 12.64%. Conversely, with a 100 basis point decrease in the prime interest rate our portfolio yield would decrease by 15 basis points to 12.18%. The disproportionate result is due to the interest rate floor contained in our variable rate loans. The following table presents the impact on annual interest income based on changes in the prime rate:

		Current
		Weighted	Annual
	Current	Average	Interest	Change in Interest Income with a Change in the Prime Interest Rate (Basis Points)
Loan Rates:	Principal	Yield	Income	-200	-100	-50	+50	+100	+200
Fixed	$178,515,372	12.26%	$21,879,402		—	—	—	—
Variable	$80,099,402	12.49%	$10,004,103	$(536,428)	$(395,610)	$(299,401)	$400,497	$800,994	$1,601,988

	$258,614,774		$31,883,505	$(536,428)	$(395,610)	$(299,401)	$400,497	$800,994	$1,601,988

     Assuming our March 31, 2007 portfolio remained unchanged for one year, a 100 basis point increase in the prime interest rate would cause our portfolio yield to increase by 30 basis points to 12.62%. Conversely, with a 100 basis point decrease in the prime interest rate our portfolio yield would decrease by 14 basis points to 12.18%. The disproportionate result is due to the interest rate floor contained in our variable rate loans. The following table presents the impact on annual interest income based on changes in the prime rate:

		Current
		Weighted	Annual
	Current	Average	Interest	Change in Interest Income with a Change in the Prime Interest rate (Basis Points)
Loan Rates:	Principal	Yield	Income	-200	-100	-50	+50	+100	+200
Fixed	$236,040,420	12.25%	28,915,880		—	—	—	—
Variable	$100,734,938	12.48%	12,591,867	$(677,383)	$(487,916)	$(316,259)	$503,675	$1,007,349	$2,014,699

	$336,775,358		41,507,747	$(677,383)	$(487,916)	$(316,259)	$503,675	$1,007,349	$2,014,699

     The following table contains information about our mortgage loan principal balances as of March 31, 2007, presented separately for fixed and variable rates and the calendar quarters in which such mortgage loans mature.

Loan Rates:	Matured	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Total
Variable	$2,252,670	$23,894,353	$31,297,006	$14,999,607	$24,672,251	$97,115,887
Fixed	13,204,993	44,791,624	50,614,092	82,690,771	48,357,991	239,659,471

	$15,457,663	$68,685,977	$81,911,098	$97,690,378	$73,030,242	$336,775,358

     As of December 31, 2006, we had cash and cash equivalents totaling $12.2 million, or 4.4% of assets, and as of March 31, 2007, we had cash and cash equivalents totaling $27.3 million, or 7.4% of assets, all of which were held in bank accounts or highly liquid money market accounts. We anticipate that approximately 3%-5% of our assets will be held in such accounts as a working capital reserve. We believe that these financial assets do not give rise to significant interest rate risk due to their short-term nature.
Recent Accounting Pronouncements
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”), which includes an amendment to SFAS No. 115. SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value, is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS No. 159 is expected to expand the use of fair value measurement in connection with the accounting for financial instruments. The adoption of SFAS No. 159 is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
     In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 156”). SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of SFAS No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
     In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”) to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 also amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
ITEM 3. PROPERTIES.
     Our primary executive and administrative offices are the offices leased by IMH located in Scottsdale, Arizona. Such property is comprised of approximately 12,252 square feet of office space under a lease that expires in 2010. We believe that these facilities are adequate for IMH and us to conduct present business activities.
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
     No person or entity owns beneficially more than 5% of our units and our Manager does not own any units. The executive officers of our Manager own less than 1% of the Fund on an aggregated basis. Our Manager is owned equally by Shane C. Albers and William G. Meris.
ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.
IMH
     Our business is managed by IMH, a mortgage broker licensed in the State of Arizona. IMH manages and controls our affairs and has responsibility and final authority in almost all matters affecting our business. These duties include dealings with Members, accounting, tax and legal matters, communications and filings with regulatory agencies and all other needed management and operational duties. Additionally, because Shane Albers and William Meris own a controlling interest in IMH, they may be deemed to control our activities through IMH. As our only Manager, IMH has complete authority and responsibility for:

•	underwriting and originating the mortgage loans in which we invest;

•	deciding what agreements we enter into and whether we enter into participations with other lenders;

•	managing our mortgage loan investments; and

•	managing all our other operations.

     Notwithstanding that IMH has the broad authority described above, IMH may not do any of the following:

•	impair our ability to carry on or change the nature of our business;

•	admit a Manager without prior approval of a majority of the Members;

•	sell all or substantially all of our assets or dissolve the Fund without prior majority approval; and

•	anything else not permitted in the Operating Agreement.

     Members have no right to participate in the management or control of our business or affairs other than to exercise the limited voting rights provided for Members in the Operating Agreement. IMH has complete responsibility for the selection, evaluation and negotiation of our mortgage loans. IMH provides all managerial, executive, supervisory and administrative services for our operations, including managing the mortgage loans we hold. Our books and records are maintained by IMH, and are audited by independent certified public accountants.
Removal of IMH as Manager
     IMH will cease to be our Manager upon its removal, withdrawal or dissolution, or if it is found to be bankrupt. A majority, excluding IMH’s interest, can remove IMH as our Manager subject to the following conditions:

•	if the Members have not previously elected an additional Manager, the removal will not become effective for at least 120 days following the consent or authorizing vote by the majority;

•	during the 120 days set forth above, a majority can agree in writing to continue our business and, within six months following the termination date of the last remaining Manager, elect and admit a new Manager who agrees to continue our existence; and

•	the substitution of a new Manager shall be effective when the new Manager accepts in writing the duties and responsibilities of a Manager.

     If our business continues after IMH is no longer our Manager, then we will pay IMH a sum equal to all amounts then owed to it. By majority vote, we may terminate IMH’s interest in the Fund by paying an amount equal to the then-present fair market value of IMH’s interest in the Fund, which, pursuant to the Operating Agreement, is agreed to be IMH’s outstanding capital account at such time. In the event IMH and the Fund cannot agree as to the then-present fair market value, then the dispute shall be settled by arbitration in accordance with the then current rules of the American Arbitration Association. All payments to a terminated Manager must be fair and must protect our solvency and liquidity.
     If a majority does not designate and admit a new Manager within the time specified, we will dissolve. IMH may assign any interest it may have in the Fund as a Member, but our Manager may not be changed except as set forth above.
Mortgage Loan Evaluation and Acquisition by IMH
     IMH evaluates prospective loans for us. In that regard, IMH evaluates the credit of prospective borrowers, analyzes the return to us of potential mortgage loan transactions, reviews property appraisals, and determines which types of transactions appear to be most favorable to us. We have not established our own underwriting standards and rely on IMH to provide such services.
     IMH will identify a potential loan and then process the application. When processing a loan, IMH will, among other things:

•	order and review a property title report,

•	perform a property inspection,

•	obtain an appraisal which is reviewed for reasonableness, and

•	perform credit underwriting through borrower interviews, credit reports and review of borrower and principals’ financial statements.

     After processing the loan, IMH will review the loan through its loan committee.
Loan Portfolio and Operations Management
     After we invest in mortgage loans, IMH will also manage our mortgage loan portfolio and our operations. IMH will be responsible for:

•	monitoring loan compliance;

•	recommending changes in loans;

•	employing and supervising employees who manage the loans;

•	preparing, updating, and reviewing projected loan performance;

•	determining the need for writedowns of or reserves against loans;

•	collecting and maintaining all loans;

•	preparing and reviewing budgets, economic surveys, cash flow and taxable income or loss projections and working capital requirements;

•	preparing and reviewing of reports for securities filings, regulatory authorities, distribution to our Members or otherwise;

•	communicating with Members;

•	supervising and reviewing our bookkeeping, accounting and audits;

•	supervising and reviewing the preparation of our state and federal tax returns; and

•	supervising professionals employed by us or by IMH for our benefit, including attorneys, accountants and appraisers.

Executive Officers of IMH
      The following paragraphs sets forth the name and position of the executive officers of IMH as of March 31, 2007.
Shane Albers: Chief Executive Officer
     Mr. Albers, 38, is the founder, Chairman, and Chief Executive Officer of IMH, where he has been employed since 1997. Mr. Albers is responsible for the strategic positioning of the corporation and the loan portfolio as well as the implementation and execution of the corporate vision. He is the chairman of the loan committee for the Fund, and is the primary author of corporate underwriting standards and loan administrative policy for IMH. He is licensed as the “Responsible Individual” for IMH’s mortgage broker license in Arizona, and has over fourteen years of lending, underwriting, and title experience. During that time, he has originated nearly $500 million in private and institutional construction and debt financing for both residential and commercial projects. He oversees the selection, structuring, and underwriting of mortgage loans in which the Fund invests. He is a member of the Arizona Association of Mortgage Brokers and the National Association of Mortgage Brokers, Social Venture Partners, TEC International, Urban Land Institute and Commercial Real Estate Finance Forum. Mr. Albers received his Bachelor of Arts degree from the University of Arizona.

William Meris: President
     As President of IMH, Mr. Meris, 41, is responsible for the day-to-day operations of IMH and the Fund. He is also responsible for overseeing the capital formation activities for the Fund and the relationships with broker-dealers and major investors. Mr. Meris joined IMH as President in 2003. During 2002 and 2003, Mr. Meris opened and operated three branches of Pacific Coast Mortgage, Inc., a residential mortgage brokerage firm. Prior to that, from 1998 to 2002, he was President of Meris Holdings, Inc., a private equity fund manager. He is a member of the loan committee for the Fund. Mr. Meris is a member of Leadership 100, and works with other civic and charitable organizations. He received his Bachelor of Science degree in Business Administration from Arizona State University.
Steven Darak: Chief Financial Officer
     As Chief Financial Officer of IMH, Steven Darak, 59, is responsible for all financial reporting and securities law compliance for the Fund. Mr. Darak is a seasoned senior finance and information technology executive with diverse public company and private company experience. He began working for IMH in 2005. From 2003 to 2005, Mr. Darak was Chief Financial Officer and Chief Information Officer for Childhelp USA, a non-profit organization. From 2002 to 2003, Mr. Darak was Chief Executive Officer and co-owner of RFSC, Inc., a manufacturer of custom wood products. Prior to that, from 1994 to 2002, he was Senior Vice President and Chief Financial Officer of Drivetime Corporation (formerly Ugly Duckling Corporation), at the time a publicly-held automobile finance and sales company with annual revenue in excess of $500 million. His experience includes three public stock offerings, nearly thirty securitization transactions, and development and deployment of executive reporting, data warehouse, consumer loan servicing and accounting systems. His career also includes ten years practicing as a CPA with a national accounting firm, and CEO of a community bank and a consumer finance company. Mr. Darak received a Bachelor of Science degree Business Administration from the University of Arizona and served in the United States Air Force.
Jerome Joseph: Chief Administrative Officer
     Mr. Joseph, 49, is responsible for various regulatory compliance, risk management, and corporate governance matters for IMH. Mr. Joseph began working for IMH as a consultant in August 2005 and was hired as Chief Administrative Officer in August, 2006. From 2004 to 2006 Mr. Joseph was an independent consultant, principally to commercial real estate lenders. During 2004 Mr. Joseph served briefly as Chief Financial Officer of Great Western Land and Recreation, Inc., a publicly traded real estate development company. From 1998 to 2004, Mr. Joseph was Chief Financial Officer of NZ Corporation and its subsidiaries, a publicly traded real estate and commercial real estate lending company. He has earlier experience as a senior financial officer with privately held and publicly held homebuilders. Mr. Joseph is a member of the loan committee for the Fund. He is a member of the Association for Financial Professionals and the Urban Land Institute. Mr. Joseph earned a Bachelor of Arts degree in Economics and Business from Macalester College.
Edward Loew: Senior Vice President – Lending
     As Senior Vice President — Lending, Mr. Loew, 34, is a key decision maker in selecting, structuring, and underwriting the loans brokered to the Fund. Mr. Loew began his employment with IMH in 2003. For the years 1999 to 2000, Mr. Loew opened and operated two branches of Pacific Coast Mortgage, Inc., a residential brokerage firm. Mr. Loew also worked as an investment banker for over eight years, and has successfully managed several financial firms. He has personally been involved in the funding of over $250 million of private and public offerings both in the United States and in Europe. Mr. Loew is a member of the loan committee for the Fund. Mr. Loew has previously held the Series 4, Series 7, Series 24, and Series 63 NASD licenses.
Ann McCartney: Senior Vice President – Lending
     Ms. McCartney, 49, has over 25 years experience in commercial real estate finance. She is responsible for originating, structuring, negotiating and underwriting loans on all types of properties for the Fund. Her experience includes banking, mortgage banking, and financing for a real estate developer. Ms. McCartney began her employment with IMH in 2005. She was Senior Vice President at Keystone Mortgage Partners for 10 years prior to holding the same title at First National Bank of Arizona from 2004 to 2005. Ms. McCartney is a licensed real estate broker in both Arizona and California, and a member of these industry organizations: Urban Land Institute, Lambda Alpha, NAIOP, Arizona CREW, and the Arizona Commercial Real Estate Lenders Association. She is also a member of the loan committee for the Fund. Ms. McCartney holds a Bachelor of Science degree in real estate from Arizona State University and a Masters degree in Finance from Thunderbird — the Garvin School of International Management.

Theresa Guske: Senior Vice President – Loan Management
     As Senior Vice President — Loan Management, Ms. Guske, 42, is responsible for closing, post-closing and loan management services. This includes title review, preparation of loan documents, the completion of escrow instructions, and coordination with all legal counsel and title companies. She is also responsible for compliance by both borrower and title companies with loan documentation, payoff requests and release of collateral after loan payoff. Ms. Guske has been employed as a member of the IMH team since 1999. She has over seven years experience in commercial real estate finance and over 15 years of construction administration experience. Ms. Guske’s previous experience includes human resources, accounting, portfolio management and construction management. Ms. Guske is a member of the loan committee for the Fund.
Brian Peterson: Senior Vice President – Investments
     Mr. Peterson, 29, is responsible for monitoring Fund cash flows and managing investor-related financial matters for the Fund. Mr. Peterson joined IMH in 2003 as a Finance Associate, and was named Vice President in 2005. Prior to being employed by IMH, from 2002 to 2003, Mr. Peterson was Branch Manager for the Scottsdale, Arizona branch of Pacific Coast Mortgage, a residential mortgage brokerage company. Prior to that, from 2001 to 2002, Mr. Peterson was an Investment Banking Associate for Brockson Capital. From 2000 to 2001, he was a Registered Representative with Morgan, Stanley, where he held Series 7, Series 31, and Series 66 NASD licenses. Mr. Peterson has provided research and financial analysis for several investment banking transactions involving mergers and acquisitions, and he has been responsible for structuring and managing client investment portfolios. He graduated summa cum laude, receiving his Bachelor of Science degree in Finance from Arizona State University.
ITEM 6. EXECUTIVE COMPENSATION.
     We have no executive officers or other employees. All of our operational and management functions are performed by our Manager, which as of the date of this Form 10 devotes substantially all of its time to the Fund. The compensation paid to our Manager is set forth directly below.
Compensation to Manager
     IMH receives as its compensation for managing the Fund an annual fee equal to 0.25% of the Earning Asset Base of the Fund, which is defined as mortgage loan investments held by the Fund and property acquired through foreclosure and upon which income is being accrued under GAAP. It also receives certain fees paid by the borrower at the inception of a loan, as well as in connection with late payments and foreclosures. All of those fees are described more fully in the table below.
     The fees below that are described as competitive fees or based on local market conditions are determined by price competition within a given market. Additionally, the amount of the fees is dependent upon the size of a particular loan. In general, we expect that the interest rate on the loans we make will be 200 to 500 basis points (2% to 5%) higher than comparable loans made by banks and that the fees paid to IMH will be 200 to 500 basis points (2% to 5%) higher than similar fees charged by conventional lenders. In determining rates and fees on each loan, several factors are considered in deriving the amount, including the loan term, the projected annual yield, the associated risk, and the loan-to-value. Moreover, we have begun to implement variable rate loans, with rate floors, to reflect the project risk over the prime rate. Origination and processing fees, on the other hand, are generally fixed within a narrow range. There is neither a direct one-to-one correlation in rates and fees, nor does one rise more quickly than the other. While guidelines have been established based on the loan type, the derived interest rates and associated fees are loan specific.We believe that this rate and fee structure is appropriate for the risk we take and the service IMH provides, and that it is competitive with rates and fees charged by other non-conventional lenders. None of the fees described below are limited to an aggregate maximum fee payable. References below to local law also contemplate additional requirements imposed by local or state law, such as usury laws.
Paid by Borrowers to IMH

Loan Placement Fees for Loan Selection and Brokerage (Origination Fees)	2%-6% of each loan, with the percentage to be a competitive fee based on local market conditions. These fees are paid by the borrower generally no later than when the loan proceeds are disbursed.

Loan Documentation, Processing and Administrative Fees	1%-3% of each loan, with the percentage to be a competitive fee based on local market conditions. These fees are paid by the borrower no later than when the loan proceeds are disbursed.

Service Fee for Administering Loans	The Manager, in its capacity as such, acts as the Fund’s loan servicing agent and does not presently collect any fee for doing so; however IMH may arrange for another party to perform loan servicing. The servicing fee earned by any third-party servicer for each loan is not expected to exceed one quarter of one percent (0.25%) of the principal outstanding on such loan. These fees would be paid by the borrower in advance together with the regular monthly loan payments.

Loan Extension or Modification Fee	2%-4% of outstanding principal, as permitted by local law and local market conditions. These fees are paid when the loan is extended or modified.

Paid by Us to IMH

Management Fee	An annualized fee of 0.25% based on our Earning Asset Base, paid monthly in arrears.

Administrative Fees to IMH for Late Fees, Penalties, or Resales of Foreclosed Property	25% of any foreclosure sale proceeds, sales of real estate acquired through foreclosure, late fees or additional penalties after payment to the Fund of its principal, interest and costs associated with the loan.
     IMH makes arrangements with the borrowers for payment of IMH’s fees due from the borrowers. Borrowers pay IMH’s fees at close of escrow out of the proceeds of loans, or upon closing of the relevant transaction. For loan servicing fees, the Fund or any third-party servicer which may be entitled to such fees receives these fees monthly in advance along with the regular monthly payments of interest.
Compensation Discussion and Analysis
Overview
     As discussed elsewhere in this Form 10, the Fund does not have any directors, officers or employees and IMH sponsors and manages the Fund’s operations and activities. For these services, IMH receives an annual fee equal to 0.25% of the “Earning Asset Base” of the Fund, which, as previously disclosed, is defined in the Fund’s operating agreement as mortgage loan investments held by the Fund and property acquired through foreclosure and upon which income is being accrued under GAAP. Importantly, the Fund is neither required to pay, nor voluntarily pays, to officers or employees of IMH any compensation or any items of value. Accordingly, the Fund’s returns are not impacted by the amount of compensation IMH pays to its officers or employees, or the form in which any such compensation is structured. Moreover, IMH is a privately-held corporation that is wholly-owned by Shane Albers and William Meris, and Members of the Fund do not have a financial or ownership interest in IMH by way of their ownership of Fund units.
     The purpose of this Compensation Discussion and Analysis, and related tables, is to supplement other disclosures in this Form 10 regarding the interrelationship between the Fund and IMH by providing certain information regarding compensation that IMH pays or awards to, or that is earned by, its named executive officers. It is important to note that the disclosures contained in this Compensation Discussion and Analysis, and related tables, include all compensation paid or awarded by IMH to its named executive officers, or earned by such named executive officers, even though the named executive officers devote time to activities that IMH deems to be activities exclusively for the benefit of IMH, including, among other things, evaluating mortgage loans to originate for its own benefit, exploring financing opportunities on a corporate non-Fund level, and researching and evaluating additional fund vehicles.
Named Executive Officers
     In general, the SEC categorizes as named executive officers as all individuals serving as a registrant’s principal executive or financial officer, or those persons acting in similar capacities, regardless of compensation level, and a registrant’s three most highly compensated executive officers, other than the principal executive and financial officers. The SEC further defines an executive officer as any president, any vice president of the registrant in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the registrant. The Fund has no employees and therefore, for federal securities law purposes only, certain executive officers of IMH are deemed to be the Fund’s named executive officers. For the 2006 fiscal year, these named executive officers were:

•	Shane Albers, Chairman and Chief Executive Officer of IMH;

•	William Meris, President of IMH; and

•	Steven Darak, Chief Financial Officer of IMH.

The Role of the Board of Directors of IMH and IMH Executive Officers in Setting Compensation
     IMH’s Board of Directors, which does not have compensation, audit or other committees, consists of Shane Albers and William Meris, neither of whom would be “independent” under any exchange criteria because both are officers and employees of IMH. Importantly, however, because IMH is privately-held and its units are not traded on any exchange, IMH is not subject to director independence or board committee requirements, except if and to the extent state law imposes any such requirements. IMH is organized under the laws of Arizona, which imposes no such requirements. In addition, Mr. Albers and Mr. Meris are the Chief Executive Officer and President, respectively, of IMH and are the sole shareholders of IMH. Therefore, all actions taken by IMH’s Board of Directors, including compensation actions, are also implicitly or explicitly approved by the Chief Executive Officer and President of IMH and all of IMH’s shareholders.
IMH Executive Compensation Philosophy and Objectives
     IMH seeks to encourage highly qualified and talented employees to maintain their employment with IMH for an extended period of time and, as such, IMH endeavors to compensate its employees, including the named executive officers, at rates that Mr. Albers and Mr. Meris believe to be above-market.
     IMH’s executive compensation program has been designed to provide a total compensation package that allows IMH to attract, retain and motivate the executives that are necessary to capably manage its business, including the named executive officers. IMH’s executive compensation program is guided by several key principles:

•	To be fair to both the executive and IMH;

•	To provide total compensation opportunities at levels that are highly competitive for comparable positions at companies with whom IMH competes for talent;

•	To provide financial incentives to IMH’s executives to achieve key financial and operational objectives set by IMH’s Board of Directors; and

•	To provide an appropriate mix of fixed and variable pay components to establish a “pay-for-performance” oriented compensation program.

     IMH’s executive compensation program takes into consideration (i) the marketplace for the individuals that IMH wishes to attract, retain and motivate; (ii) IMH’s past practices; and (iii) the talents that each individual executive brings to IMH. IMH does not utilize the services of a compensation consultant and does not engage in any formal benchmarking. Rather, compensation decisions are based exclusively on the market knowledge of Mr. Albers and Mr. Meris, as supplemented by IMH’s human resources director and other personnel of IMH.
Elements of IMH Compensation Program
     The principal components of compensation for the named executive officers are base salary and short-term cash incentive compensation, and the named executive officers are also eligible to participate in broad-based benefit plans that are generally available to all employees of IMH, including a tax-qualified profit sharing plan that was, effective September 1, 2007, converted into a 401(k) plan. IMH does not provide any material perquisites to its named executive officers.
     In June 2007, the Board of Directors of IMH approved the formation of a stock appreciation rights (“SAR”) program for certain key officers and employees. Of the named executive officers, only Steven Darak, Chief Financial Officer of IMH, will be eligible to participate in the SAR program. Importantly, the SAR program will be linked to the value of shares of IMH stock and not Fund units. As of the date of this Form 10, the plan documents for the SAR program had not been finalized. IMH may implement other equity or non-equity plans in the future, but, as of the date of this Form 10, no such plans were in place.
     IMH does not have any pre-established policy or target for the allocation between base and incentive compensation, cash or equity compensation, or short-term or long-term compensation. Rather, compensation decisions are made on a case-by-case and issue-by-issue basis.
     Base Salary
     Base salary is designed to compensate the named executive officers for their roles and responsibilities and to provide a stable and fixed level of compensation that serves as a retention tool. Although base salary is not at risk, as described below, the 2006 base salaries for Mr. Albers and Mr. Meris could have reverted to 2005 levels if IMH did not attain an earnings goal. In determining base salaries, IMH considers each executive’s role and responsibility, unique skills and future potential with IMH. Further, although IMH does not engage in any formal benchmarking or utilize any mechanism for comparison to similar companies, IMH seeks to set salaries for its named executive officers at levels that Mr. Albers and Mr. Meris believe to be applicable for similar positions in IMH’s competitive market.
     Base salaries for each of the named executive officers in fiscal 2006 were as follows:

•	Shane Albers — Chief Executive Officer of IMH — $480,000;

•	William Meris — President of IMH — $360,000; and

•	Steven Darak — Chief Financial Officer of IMH — $166,600.

     With respect to Mr. Albers and Mr. Meris, if, as of the end of the three month period ended March 31, 2006 IMH’s earnings before deductions for interest, taxes, depreciation and amortization had been less than $1,000,000, then the base salaries of each of Mr. Albers and Mr. Meris would have reverted to $330,000 per year as of April 1, 2006. This contingency did not occur and each of Mr. Albers and Mr. Meris were paid their salaries as indicated in the list above. No such base salary contingency existed for Mr. Darak.
     Until January 1, 2007, Mr. Darak was both the Chief Financial Officer of IMH and a member of Tatum CFO Partners, LLP (“Tatum Partners”), a professional services outsourcing firm. On January 9, 2006, IMH entered into an Employment Letter Agreement (the “Employment Agreement”) with Mr. Darak and a Full-Time Permanent Engagement Resources Agreement (the “Resources

Agreement”) with Tatum Partners, which collectively governed the terms and conditions of Mr. Darak’s employment with IMH. Under the Employment Agreement and Resources Agreement, IMH was obligated to pay 16.7% of Mr. Darak’s $200,000 stated salary, or $33,400, directly to Tatum Partners, resulting in a net salary to Mr. Darak of $166,600. See “IMH Employment, Change in Control and Severance Agreements” below for additional information.
     Although IMH does not engage in any formal benchmarking or utilize any formal mechanism for comparison to similar companies, the base salaries for 2006 were selected by IMH’s Board of Directors based on its market knowledge of comparable salaries for each of the positions listed for companies of similar type and size. The base salary contingencies for Mr. Albers and Mr. Meris were established to coincide with the anticipated growth and success of IMH.
     Base salaries for each of the name executive officers in fiscal 2007 are as follows:

•	Shane Albers — Chief Executive Officer of IMH — $550,000;

•	William Meris — President of IMH — $420,000; and

•	Steven Darak — Chief Financial Officer of IMH — $200,000.

     As in 2006, IMH did not engage in any formal benchmarking or utilize any formal mechanism for comparison to similar companies in establishing 2007 base salaries. The base salaries for 2007 were selected by the IMH Board of Directors based on its market knowledge of comparable salaries for each of the positions listed for companies of similar type and size, and were increased from 2006 levels to reflect the continuing growth of IMH. No base salary contingencies were established for the named executive officers for 2007 because IMH had made a strategic decision to position itself for growth during the fiscal year and IMH determined that base salary contingencies may, under certain circumstances, incentivize the named executive officers to take actions that may not be fully in support of, or that may conflict with, initiatives to position IMH for future growth. In addition, effective January 1, 2007, Mr. Darak terminated his relationship with Tatum Partners and all salary became payable to Mr. Darak.
     Cash Incentives
     Cash incentive payments, which are at risk, are designed to recognize and reward the named executive officers with cash payments based on IMH’s success in a given year.
     The cash bonuses payable to each of Mr. Albers and Mr. Meris are set by IMH’s Board of Directors. For fiscal 2006, if, for the six months ended June 30, 2006, IMH had revenue of $9,000,000 or more and had earnings before deductions for interest, taxes, depreciation, and amortization (“EBITDA”) of $4,000,000 or more, Mr. Albers and Mr. Meris were each eligible for a cash bonus of $100,000. Furthermore, if, for the twelve months ended December 31, 2006, IMH had revenue of $20,000,000 or more and had EBITDA of $8,000,000 or more, Mr. Albers and Mr. Meris were each eligible for a cash bonus of $200,000. IMH did not meet either the six or twelve month revenue and EBITDA targets. Accordingly, the bonus amounts listed above were not paid to Mr. Albers or Mr. Meris. No bonus targets were established for Mr. Albers or Mr. Meris for fiscal 2007.
     According to Mr. Darak’s Employment Agreement, Mr. Darak is entitled to a cash bonus of not less than 1.00% of pre-tax, pre-bonus earnings of IMH. The bonus level was a negotiated feature in the Employment Agreement between IMH and Mr. Darak, and was based on common practice for IMH, Mr. Darak and Tatum Partners. Under the Resources Agreement, Tatum Partners was entitled to 15% of any such bonus. In fiscal 2006, Mr. Darak was entitled to a cash bonus of $93,076, $79,115 of which was paid to Mr. Darak and $13,961 of which was paid to Tatum Partners. See “IMH Employment, Change in Control and Severance Agreements” below for additional information. Mr. Darak’s bonus program of not less than 1.00% of pre-tax, pre-bonus earnings remains in effect for fiscal 2007.
     Other Compensation
     During 2006, Mr. Albers and Mr. Meris also participated or were eligible to participate in our other benefit plans and programs on the same terms as other employees of IMH. IMH maintained a tax-qualified discretionary profit sharing plan through December 31, 2006 that was available to all IMH employees who satisfied standard eligibility criteria (e.g., over the age of 21 and who have been employed by IMH for one year). Under the profit sharing plan, IMH, at its discretion, could deposit cash into deferred participant accounts. Mr. Darak did not participate in the profit sharing plan because his tenure with IMH was less than one year during 2006. As of September 1, 2007, the profit sharing plan was discontinued and was replaced with a 401(k) plan, which the named executive officers are eligible to participate in on the same basis as any other employee of IMH. Any balances that existed in the profit sharing plan were rolled over into the 401(k) plan. Our named executive officers also participate or are eligible to participate in IMH’s medical and dental insurance, term life insurance, and paid time-off plan.
Summary Compensation Table

								Change in Pension
								Value and Nonquali-
							Non-Equity	fied Deferred
						Option	Incentive Plan	Compensation	All Other
Name and Principal			Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year		($)	($)	($)	($)	($)	($)	($)	($)
Shane Albers, Chairman and Chief Executive Officer of IMH	2006	(1)	480,000	—	—	—	18,302	—	—	498,302
William Meris, President of IMH	2006	(1)	360,000	—	—	—	18,302	—	—	378,302
Steven Darak, Chief Financial Officer of IMH	2006	(2)	166,600	—	—	—	79,115	—	—	245,715

(1)	A contribution of $18,302 for each of Mr. Albers and Mr. Meris was made to the IMH profit sharing plan for the year ended December 31, 2006, as described above.

(2)	While Mr. Darak’s compensation was set at $200,000 under the Employment Agreement, he was paid a base salary of $166,600, and the balance of $33,400, or 16.7%, was paid to Tatum Partners under the Resources Agreement. Additionally, while Mr. Darak was entitled to receive a bonus of $93,076 under the Employment Agreement, he was paid a bonus of $79,115, and the balance of $13,961, or 15%, was paid to Tatum Partners under the Resources Agreement.

     The following table sets forth certain information with respect to non-equity based incentive plan awards granted during or for the fiscal year ended December 31, 2006 to each of our named executive officers. Our named executive officers did not receive any equity-based compensation during the fiscal year ended December 31, 2006.
Grants of Plan-Based Award

		Estimated Future Payouts Under Non-Equity
		Incentive Plan Awards
Name and Principal Position	Grant Date	Threshold ($)		Target ($)		Maximum ($)
Shane Albers, Chairman and	12/30/2005	—	(1)	—	(1)	$300,000	(1)
Chief Executive Officer of IMH	12/31/2006	—	(2)	—	(2)	—	(2)
William Meris, President of IMH	12/30/2005	—	(1)	—	(1)	300,000	(1)
	12/31/2006	—	(2)	—	(2)	—	(2)
Steven Darak, Chief Financial	1/9/2006	—	(3)	—	(3)	400,000	(3)
Officer of IMH

(1)	As described above in “Elements of IMH Compensation Programs — Cash Incentives,” if, for the six months ending June 30, 2006, IMH had revenue of $9,000,000 or more and had earnings before deductions for interest, taxes, depreciation, and amortization of $4,000,000 or more, Mr. Albers and Mr. Meris were each eligible for a cash bonus of $100,000. Furthermore, if, for the twelve months ending December 31, 2006, IMH had revenue of $20,000,000 or more and had earnings before deductions for interest, taxes, depreciation, and amortization of $8,000,000 or more, Mr. Albers and Mr. Meris were each eligible for a cash bonus of $200,000. There is no threshold or target award. There were no cash bonuses paid to Mr. Albers or Mr. Meris in 2006.

(2)	As described above in “Elements of IMH Compensation Programs — Other Compensation,” Mr. Albers and Mr. Meris participated in the IMH profit sharing plan during 2006. There was no threshold, target, or maximum payout under this plan. The contributions for each of Mr. Albers and Mr. Meris ($18,302) are reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(3)	As described above in “Elements of IMH Compensation Programs — Cash Incentives,” Mr. Darak is entitled to a cash bonus of not less than 1.00% of pre-tax, pre-bonus earnings of IMH, of which 15% was payable to Tatum Partners. There is no threshold or target bonus. However, the maximum bonus was set at two times the stated base salary amount or $400,000. The actual cash bonus paid to Mr. Darak ($79,115) is reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

IMH Employment, Change in Control and Severance Agreements
     Steven Darak is the Chief Financial Officer of IMH and, until January 1, 2007, was a member of Tatum Partners, a professional services outsourcing firm. On January 9, 2006, IMH entered into the Employment Agreement with Mr. Darak and the Full-Time Permanent Engagement Resources Agreement with Tatum Partners, which collectively governed the terms and conditions of Mr. Darak’s employment with IMH. Under these agreements, Mr. Darak was entitled to receive an annual base salary of $200,000 and a cash bonus of not less than one percent of pre-tax, pre-bonus earnings of IMH (not the Fund). However, in lieu of making payments directly to Mr. Darak, IMH was obligated to pay 16.7% of Mr. Darak’s salary to Tatum Partners during the first and second years of the Resources Agreement, 10.0% of Mr. Darak’s salary to Tatum Partners during the third year of the Resources Agreement and $1,000 per month during the remainder of the term of the Resources Agreement. In addition, IMH was obligated to pay 15% of any cash bonus that was payable to Mr. Darak directly to Tatum Partners and, in the event Mr. Darak becomes eligible for or is awarded an equity-based bonus, 15% of any such equity-based bonus directly to Tatum Partners in the form of one or more warrants. In addition, Mr. Darak was eligible to receive discretionary cash bonuses in connection with IMH or Fund activities or performance.
     Under the Resources Agreement, IMH was obligated to provide and pay for directors’ and officers’ insurance for Mr. Darak, which insurance must include a three-year tail policy. Under the Employment Agreement, Mr. Darak will continue to participate in the Tatum Partners’ medical plan, although IMH was obligated to reimburse Mr. Darak for out-of-pocket expenses incurred by Mr. Darak up to 50% of Mr. Darak’s actual costs per month (which amounted to less than $10,000). The Employment Agreement also provided that Mr. Darak was eligible to participate in any employment retirement or 401(k) plans maintained by IMH and to vacation and holidays consistent with IMH’s policies as they apply to senior management.
     The Employment Agreement also provided for a severance payment to Mr. Darak initially equal to one month’s salary. For each year of employment after the initial year of employment, Mr. Darak will be entitled to an additional month’s salary as a severance payment, up to a maximum of six month’s salary. As of December 31, 2006, the Employment Agreement had been effective for less than one year, and Mr. Darak was entitled to a severance payment equal to one month’s salary, or $16,666.67 before taxes.
     Either IMH or Mr. Darak was able to terminate the Employment Agreement upon 30 days prior written notice to the other party. Effective January 1, 2007, the Employment Agreement was terminated, Mr. Darak ceased his affiliation with Tatum Partners, and Mr. Darak became a full-time employee of IMH. In connection with the termination of the Employment Agreement, Tatum Partners was paid a fee of $110,000.
     IMH has not entered into employment, change of control or severance agreements with either Mr. Albers or Mr. Meris.
IMH Director Compensation
     IMH’s Board of Directors consists of Shane Albers and William Meris, neither of whom received retainer or meeting fees in fiscal 2006 in connection with their service on IMH’s Board of Directors.
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
     Reference is made to the discussion above under the heading “Compensation to Manager.” In addition, we discuss below certain conflicts of interest which may exist from time to time between the Fund and IMH.
Conflicts of Interest
     The relationships between IMH and the Fund could result in various conflicts of interest. IMH is engaged in business activities involving real estate lending, which is expected to include the management of other investor funds with investment objectives similar to ours. IMH anticipates engaging in these and other business activities in the future that may compete with us. IMH and its officers and directors will exercise their fiduciary duties to us and to you in a manner they believe will preserve and protect your rights as a Member. Additionally, Articles 3, 4 and 5 of our Operating Agreement contains provisions that limit our ability to enter into certain transactions with IMH. However, we may purchase mortgage loans from IMH, sell mortgage loans to IMH, participate in mortgage loans with IMH, or acquire mortgage loans from, or sell mortgage loans to, a program in which IMH has an interest, or borrow money from IMH.
     The paragraphs below describe potential conflicts of interest that may arise in the course of IMH’s management and operation of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of hereof and reflect those conflicts of interest that we deem material. Additional conflicts of interest may exist or may arise in the future. In addition, neither IMH nor the Fund has any formally documented procedures to identify, analyze or monitor conflicts of interest, although IMH personnel are aware of the nature of activities that might result in conflicts of interest which are periodically discussed among management and are presented below.
     1. Payment of Fees and Expenses. While IMH receives substantial fees from its and our ongoing operations (including those discussed above in Item 6, Executive Compensation), costs and expenses pertaining to proceeds from this offering, including any commissions to broker-dealers, have been and will continue to be absorbed by IMH. IMH earned $18.6 million, $10.2 million and $3.4 million for the years ended December 31, 2006, 2005 and 2004, respectively, from borrowers for origination fees; documentation, processing and administrative fees; service fees for administering loans; and loan extension or modification fees, in addition to any management fee paid by the Company. Fees paid by borrowers create the potential for conflict, as IMH's interest is served by making shorter term loans which generate high fees, whereas the Fund's interest may be better served making longer term loans. Fees charged to us will be payable even if we are not profitable or the particular transaction causes us to incur a loss.
     2. Fees Earned by IMH. We typically acquire our mortgage loans through transactions brokered by IMH.

We may also purchase loans from IMH. Any loans purchased from IMH will be at the par value of the mortgage loan. IMH is in the business of obtaining, processing, making, brokering and selling, and managing mortgage loans. Because IMH earns fees based on the volume of the mortgage loans we acquire through them, IMH will face a conflict of interest in determining whether a loan is appropriate for our loan portfolio.
     3. Foreclosure Fees Earned by IMH. IMH receives from us 25% of any foreclosure sale proceeds, proceeds from sales of real estate acquired through foreclosure, late fees or additional penalties after payment to the Fund of its principal, interest and costs associated with the underlying loans, but the Fund retains all risks of owning real estate in the event of any foreclosure and will be adversely affected in the event a loan cannot be repaid. Due to the size of our loans, IMH may have a substantial incentive to take actions to foreclose on properties or collect default payments, even when such actions could cause harm to the Fund or reduce the likelihood of successful repayment of a loan.
     4. Non-Arm’s Length Agreements. Our agreements and arrangements for compensating IMH are not the result of arm’s-length negotiations.
     5. Competition for the Time and Services of Common Officers. We will rely on IMH and its directors and officers for the management of our operations. When performing their duties, the officers, directors and employees of IMH may originate mortgages and acquire similar investments for others or for IMH. The directors and officers of IMH will devote such time to our affairs and as they determine in good faith and in compliance with their fiduciary obligations to us and our Members, to be necessary for our benefit.
     We believe IMH has sufficient staff to be capable of fulfilling its responsibility to us and to all other entities for which IMH is responsible. However, during times when we and the other businesses are handling a high volume of loans, a conflict may arise as to which company’s loan processing to complete first.
     6. Competition between the Fund and IMH for Investment Opportunities. We anticipate that IMH or its affiliates will engage in businesses which are or will be competitive with ours or which will have the same management as we do. To the extent that these other entities with similar investment objectives have funds available for investment when we do and a potentially suitable investment has been offered to us or one of these programs, conflicts of interest may arise as to which entity should acquire the investment.
     7. Purchase of Loans by IMH. IMH has purchased, and may in the future purchase, loans from us, which such loans are generally pledged as collateral under IMH’s bank line of credit for which IMH is obligated. IMH has all of the benefits, risks, and obligations of ownership after the time of such purchase, including the right to all interest earned. Although there is no obligation for us to do so, we have in the past repurchased such loans from IMH at par, and may do so in the future. No additional fees or payments are made in connection with these transactions.
     If any conflict arises between us and any other affiliated program as to which company will have the right to invest in a particular mortgage loan or other investment, IMH will make the determination largely based on a review of the respective loan portfolios. IMH will also base the decision on factors such as the amount of funds available for investment, yield, portfolio diversification, type and location of the property on which IMH will make the mortgage loan, and proposed loan or other transaction terms. The officers and directors of IMH are responsible for monitoring this allocation method to be sure that it is applied fairly.
     IMH owes a fiduciary duty to us and our Members, as described below under Item 12. Indemnification of Directors and Officers in this Form 10. Subject to this fiduciary duty, IMH is not obligated to present to us any particular investment opportunity that comes to their attention, even if the opportunity is of a character that might be suitable for us.
     8. Rights of Affiliates. Any director or officer of IMH may acquire, own, hold and dispose of units for his individual account and may exercise all rights of a Member, except for voting rights with respect to the Manager, to the same extent and in the same manner as if he were not an affiliate of ours.
     9. We May Co-Invest in Mortgages Acquired by IMH. If IMH determines that an entire loan is not suitable for our loan portfolio, we may co-invest in the loan with IMH. If we co-invest in a loan with IMH, our investment will be on substantially the same terms as those of IMH. A conflict of interest may arise between us and IMH if the borrower defaults on the loan and each of us seeks to protect our interests in the loan and in the collateral. Also, we have no written or oral agreement or understanding with IMH concerning our relative priority when a borrower defaults. As a result, our investors must rely on IMH to act in accordance with its fiduciary duty under the Operating Agreement to protect their interests.
ITEM 8. LEGAL PROCEEDINGS.
     IMH and the Fund are subject to oversight by various state and federal regulatory authorities including but not limited to the ACC, the Arizona Department of Revenue, the Arizona Department of Financial Institutions, the SEC and the Service. In December 2004, and via several supplemental requests thereafter, the Securities Division of the ACC, requested certain information pertaining to the operations of the Fund and IMH. IMH has fully responded to all requests made by the ACC. We have not had any communication from the ACC since November, 2005.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.
Market Information
     Until the effective date of this registration under Section 12(g) of the Exchange Act, our units have not been registered under the Exchange Act. Our units have not been and, following the effectiveness of this registration statement, will not be traded or quoted on any exchange or quotation system. There is no public market in which Members may sell their units. We do not expect that there will ever be a public market for the units. Member’s rights to sell or transfer units are severely limited. A Member may not sell parts of units unless required by law nor transfer any units if, as a result, the Member would own less than one unit. Members may transfer their units using a form approved by IMH and must obey all relevant laws when permitted to transfer units. Any person who buys units from a Member must be an accredited investor. IMH must approve any new Members and all transfers of membership must comply with the Operating Agreement. IMH’s consent to transfers will be withheld to the extent needed to prohibit transfers that would cause us to be classified as a publicly traded partnership or to no longer qualify as a partnership under the Internal Revenue Code, or if the transfer may violate applicable securities laws. If IMH approves of such transfers or assignment, we will amend our records to reflect such transfer or assignment within one month of the transaction.
Holders
     As of December 31, 2006, there were approximately 1,376 Member accounts. As of March 31, 2007, there were approximately 1,594 Member accounts.
Dividends
     We are organized as a limited liability company under Delaware law, and for Federal income tax purposes we are treated as a partnership. Consequently, we do not pay dividends. Instead, net distributable earnings are distributed monthly to our Members, who may elect either to receive a payment in cash or to reinvest the distribution pursuant to the reinvestment plan described in our Operating Agreement. Net Distributable Earnings include interest earned from borrowers net of deductions for all direct costs and expenses incurred by the Fund. Direct expenses include IMH management fees, increases in the Loan Loss Reserve account, and costs associated with defaulted loans, foreclosure activities, and property we have acquired through foreclosure. Other expenses of the Fund are permitted to be paid by the Fund, but the Manager may choose, and has thus far chosen, to pay such expenses. No investor funds are used to pay offering costs; all such costs are paid by the Manager. In certain circumstances, distributions may also include proceeds we have received from the repayment of loans, foreclosure sales, or sales of property we have acquired through foreclosure. Aggregate distributions to our Members for the past three years have been as follows:

	Year ended December 31,
	2006	2005	2004
Distributed earnings	$7,072,247	$2,347,942	$595,906
Reinvested earnings	$12,307,364	$4,302,978	$883,400
Total	$19,379,611	$6,650,920	$1,479,306
Per weighted average unit	$1,146.38	$1,086.04	$1,004.96
Redemption of Units, Withdrawal from the Fund
     Members may withdraw, or partially withdraw, from the Fund and obtain the return of all or part of their capital account by having their units redeemed. Should Members seek to have their units redeemed, they must deliver a written request to IMH. The following sets forth limitations on Members’ ability to have their units redeemed:
•	Members can only request redemption of their units after they have held them for 60 days.

•	Payments are made only to the extent we have cash available, and in the judgment of the Manager the redemption would not impair the liquidity or operation of the Fund.

•	All requests for withdrawal are distributable on a “first-come, first-served” basis. If the amount needed to fund withdrawals in any particular month exceeds the amount of cash available for withdrawals, funds will be distributed to the Members in the order in which their requests were received.

•	If a Member’s capital account is reduced below $10,000 due to any withdrawal payment, we may distribute all remaining amounts in the capital account to the Member in cancellation of their units, and they will then cease to be a Member.

•	Unless the Manager determines that any distribution in excess of 10% will not have an adverse effect on the Fund or the Members, the total amount withdrawn by all Members during any fiscal year may not exceed 10% of the amount of capital accounts of all the Members.

•	We are not required to sell any portion of our assets to fund a withdrawal.

•	We currently only make redemption payments once a month.

•	If units are redeemed, Members will typically be paid within 60 to 90 days from the time the redemption request was received by the Manager.
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.
     Since our inception, we have issued securities without registration under the Securities Act. We offer and sell these securities in reliance upon exemptions from the registration requirements provided by Rule 506 of Regulation D under the Securities Act, which is a safe harbor for Section 4(2) of the Securities Act relating to sales not involving any public offering. We offer the units through our Manager and its executive officers, none of whom receive any direct compensation or remuneration for such sales, and through a network of licensed broker-dealers and their respective registered representatives. The securities are offered and sold only to persons who are “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and without the use of any underwriters or general solicitation, as that concept is embodied in Regulation D. Any sales commissions or other forms of remuneration paid to broker-dealers or their respective registered representatives in connection with the sale of units are paid by the Manager. Generally, current broker-dealer selling agreements set forth a 2% selling commission and a 25 basis point trail commission, which is an annual commission paid on the balance of units sold by a broker-dealer or its registered representatives which are outstanding at each anniversary of the initial issuance of the units. All proceeds from the sale of units are used to fund short-term commercial mortgage loans. The following table summarizes unit and Member activity for each quarter since the Company began operations:

	Member Investments				Redemptions
		Additional First	Additional	Reinvestment
	Initial Investment	Year Contributions	Contributions	Contributions	Full	Partial	Net
2003
July 1 - September 30
Dollars	$3,290,000	$—	$—	$5,345	$—	$—	$3,295,345

# Members	13	—	—	—	—	—	13

# Units	329	—	—	1	—	—	330

October 1 - December 31
Dollars	$2,267,308	$425,633	$—	$41,276	$—	$—	$2,734,217

# Members	24	5	—	—	—	—	24

# Units	227	43	—	4	—	—	273

2003 Totals
Dollars	$5,557,308	$425,633	$—	$46,621	$—	$—	$6,029,562

# Members	37	5	—		—	—	37

# Units	556	43	—	5	—	—	603

2004
January 1 - March 31
Dollars	$472,200	$—	$320,500	$65,456	$—	$—	$858,156

# Members	8	—	8		—	—	8

# Units	47	—	32	7	—	—	86

April 1 - June 30
Dollars	$3,396,774	$365,000	$2,489,524	$161,386	$—	$—	$6,412,685

# Members	29	3	9	—	—	—	29

# Units	340	37	249	16	—	—	641

July 1 - September 30
Dollars	$5,016,327	$555,167	$32,366	$252,467	$—	$(2,500)	$5,853,827

# Members	39	21	2	—	—	(2)	39

# Units	502	56	3	25	—	(0)	585

October 1 - December 31
Dollars	$7,799,904	$3,481,219	$49,997	$404,091	$(234,261)	$(164,769)	$11,336,181

# Members	76	42	1		(4)	(6)	72

# Units	780	348	5	40	(23)	(16)	1,134

2004 Totals
Dollars	$16,685,206	$4,401,386	$2,892,388	$883,400	$(234,261)	$(167,269)	$24,460,849

# Members	152	66	20		(4)	(8)	148

# Units	1,669	440	289	88	(23)	(17)	2,446

2005
January 1 - March 31
Dollars	$6,824,301	$339,000	$5,614,154	$614,049	$(1,194,217)	$(76,392)	$12,120,894

# Members	56	7	57		(3)	(7)	53

# Units	682	34	561	61	(119)	(8)	1,212

April 1 - June 30
Dollars	$12,686,007	$1,032,215	$4,008,945	$888,671	$(423,832)	$(357,559)	$17,834,447

# Members	107	23	60		(9)	(14)	167

# Units	1,269	103	401	89	(42)	(36)	1,783

July 1 - September 30
Dollars	$10,612,468	$3,228,215	$2,010,797	$1,263,026	$(2,090,986)	$(1,451,096)	$13,572,424

# Members	64	32	34		(4)	(19)	60

# Units	1,061	323	201	126	(209)	(145)	1,357

October 1 - December 31
Dollars	$16,905,016	$5,203,087	$196,999	$1,537,232	$(489,631)	$(387,456)	$22,965,247

# Members	100	59	32		(7)	(14)	93

# Units	1,691	520	20	154	(49)	(39)	2,297

2005 Totals
Dollars	$47,027,792	$9,802,518	$11,830,894	$4,302,978	$(4,198,666)	$(2,272,504)	$66,493,012

# Members	327	121	183	—	(23)	(54)	304

# Units	4,703	980	1,183	430	(420)	(227)	6,649

2006
January 1 - March 31
Dollars	$15,388,578	$1,635,000	$10,576,173	$1,910,014	$(1,198,560)	$(1,612,063)	$26,699,141

# Members	146	15	95		(6)	(22)	140

# Units	1,539	164	1,058	191	(120)	(161)	2,670

April 1 - June 30
Dollars	$28,475,133	$8,953,558	$5,527,256	$2,659,302	$(859,244)	$(2,803,296)	$41,952,707

# Members	203	51	76		(12)	(23)	191

# Units	2,848	895	553	266	(86)	(280)	4,195

July 1 - September 30
Dollars	$36,979,536	$6,127,189	$5,483,731	$3,491,608	$(934,633)	$(2,735,000)	$48,412,432

# Members	284	67	77		(11)	(18)	273

# Units	3,698	613	548	349	(93)	(274)	4,841

October 1 - December 31
Dollars	$45,366,797	$8,604,269	$2,983,465	$4,246,440	$(11,918,480)	$(4,575,910)	$44,706,581

# Members	363	107	64		(80)	(29)	283

# Units	4,537	860	298	425	(1,192)	(458)	4,471

2006 Totals
Dollars	$126,210,044	$25,320,016	$24,570,625	$12,307,364	$(14,910,918)	$(11,726,270)	$161,770,861

# Members	996	240	312	—	(109)	(92)	887

# Units	12,621	2,532	2,457	1,231	(1,491)	(1,173)	16,177

2007
January 1 - March 31
Dollars	$63,396,594	$1,681,413	$16,598,651	$4,932,617	$(2,412,438)	$(6,892,431)	$77,304,406

# Members	425	20	205		(20)	(41)	405

# Units	6,340	168	1,660	493	(241)	(689)	7,730

2007 YTD Totals
Dollars	$63,396,594	$1,681,413	$16,598,651	$4,932,617	$(2,412,438)	$(6,892,431)	$77,304,406

# Members	425	20	205	—	(20)	(41)	405

# Units	6,340	168	1,660	493	(241)	(689)	7,730

Inception To Date
Dollars	$258,876,943	$41,630,967	$55,892,558	$22,472,980	$(21,756,283)	$(21,058,474)	$336,058,691

# Members	1,937	452	720	—	(156)	(195)	1,781

# Units	25,888	4,163	5,589	2,247	(2,176)	(2,106)	33,606

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.
     This following, which is qualified in its entirety by the terms of the Operating Agreement included as Exhibit 4.1 of this Form 10, summarizes certain of the rights to which our Members are entitled as a result of their ownership of units in the Fund. The following summary does not contain all the information that may be important to our Members. Consequently, Members should carefully read the Form 10 and the Operating Agreement.
Description of the Units
     Each unit represents an undivided equity interest in a Delaware limited liability company. The units in the Fund are not evidenced by a certificate. Units are non-assessable and are entitled to a pro rata share of the Fund’s profits, losses and distributions in accordance with the terms of the Operating Agreement. Our operations generally generate monthly earnings. Subject to the availability of cash, we distribute these earnings, which we pay monthly in arrears in cash or reinvest (at the Member’s option).
Assignment and Transfer of Units
     Members’ rights to sell or transfer units are limited. There is no public market in which our Members may sell their units. We do not expect a public market to emerge anytime in the future. Members may not sell parts of units unless required by law and may not transfer any units if, as a result, the Member would own less than one unit. Members may transfer their units using a form approved by IMH and must obey all relevant laws when they are permitted to transfer units. Any person who buys units from a Member must be an accredited investor and must meet the requirements set forth in the Fund’s Operating Agreement. IMH must approve any new Members and all transfers of membership must comply with the Fund’s Operating Agreement. IMH’s consent to transfers will be withheld to the extent needed to prohibit transfers that would cause the Fund to be classified as a publicly traded partnership or to no longer qualify as a partnership under the Code, or if the transfer may violate applicable securities laws. In the event IMH approves of such transfers or assignment, the Fund’s records will be amended to reflect such transfer or assignment within one month of the transaction.
Restrictions on Transfer
     There are various limitations on the transfer of units. The Manager may reject any proposed transfer which would jeopardize the tax status of the Fund. Members must hold their units for at least 60 days. After the 60-day holding period, a Member may redeem his/her units by submitting a written request for redemption to our Manager, subject to, among other things, our having adequate funds on hand to make the requested redemption.
Meetings
     Either IMH or Members owning an aggregate of at least 10% of all Member interests may call meetings of the Members for any matters on which the Members may vote or recommend proposals to be considered at any such meetings. IMH has informed us that it has no present intention of calling any meetings of the Members. Voting by the Members is anticipated to be by written consent.
Voting and Other Rights of Members
     Each Member is entitled to vote on matters pertaining to the Fund in accordance with the terms of the Operating Agreement. IMH may amend the Operating Agreement without Member consent to:

•	remedy any ambiguity or formal defect or omission in the Operating Agreement,

•	conform the Operating Agreement to applicable laws and regulations, and

•	make any change to the Operating Agreement which, in the judgment of IMH, is not to the prejudice of the Members.

     Members may vote only in a limited number of specific instances, in which case a majority of our Members (not to include IMH) can take action and bind all of the Members. The situations in which all Members (except IMH) are entitled to vote include votes to:

•	dissolve the Fund;

•	change the nature of our business;

•	amend the Operating Agreement (in certain cases);

•	remove and replace the Manager;

•	approve a merger with or into another company; or

•	approve a sale of all or substantially all of our assets.

     Members are not entitled to “dissent” or “appraisal” rights. Members may, however, have their units redeemed under certain circumstances. See “Redemption of Units, Withdrawal from the Fund” in Item 9, Market Price of and Dividends on the Registrant’s Common Equity and Other Shareholder Matters, located elsewhere in this Form 10 for further information.
Senior Securities
     There are no outstanding securities senior to the units and senior securities may only be issued with the approval of those holding a majority of the units.
Books and Records
     Upon five business days prior written notice to the Manager, Members may inspect our books and records at our principal office during our regular business hours. Included in our books and records is an alphabetical list of the names, addresses and business telephone numbers, to the extent available, of all Members together with the number of units held by each Member. This list will be made available to any Member for a stated purpose, including, without limitation, matters relating to Members' voting rights, tender offers and the exercise of Members' rights under federal proxy law. A copy of the list of Members will also be delivered through the mail within ten days upon receipt of a request for the same, although the Company may charge a reasonable fee for copy and related work.
Limited Liability of Members
     The Delaware statute under which the Fund has been formed provides that Members are not personally liable for the obligations of their limited liability company beyond the amount of the Member’s capital contribution to the Fund and the Member’s share of any undistributed net income and gains of the Fund. The Operating Agreement also provides that every written agreement entered into by us is not enforceable against our Members personally.
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     As discussed above, the Fund does not have any directors or executive officers.
Fiduciary Responsibility
     IMH is a fiduciary for the Members and the Fund, and our Operating Agreement prohibits a Member from contracting away the fiduciary duty owed to any Member by the Manager under Delaware common law. The fiduciary duties owed by IMH to the Members and the Fund are both contractual, arising by virtue of the Operating Agreement, and imposed by Delaware common law, where the Operating Agreement is silent.
     Section 18-1101(c) of the Delaware Limited Liability Company Act, as in effect as of the date of this Form 10 (the “DLLCA”), provides that to the extent that, at law or in equity, a member or manager or other person has duties (including fiduciary duties) to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement, the member’s or manager’s or other person’s duties may be expanded or restricted or eliminated by provisions in the limited liability company agreement; provided, that the limited liability company agreement may not eliminate the implied contractual covenant of good faith and fair dealing.
     The following summary compares Delaware fiduciary duty principles and the fiduciary duties owed by IMH to the Members and the Fund. However, Delaware common law regarding whether and the extent to which corporate fiduciary principles should be applied to managers of limited liability companies is unsettled and is a rapidly changing and developing area of law. In this regard, we cannot assure you that the following summary will be accurate at any time after the date of this Form 10 and we disclaim any duty to update this summary. We encourage you to consult your legal advisor for further information on the extent to which IMH owes duties to the Fund or its Members.

Delaware Law	In the corporate law context, fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a company agreement providing otherwise, would generally require a manager to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a company agreement providing otherwise, would generally prohibit a manager of a Delaware limited liability company from taking any action or engaging in any transaction where a conflict of interest is present.

The DLLCA generally provides that a member may institute legal action on behalf of the company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated members to recover damages from a manager for violations of its fiduciary duties to the members.

Operating Agreement	As a fiduciary, IMH must exercise good faith and integrity when handling our affairs.

IMH must not take advantage of us, and must make full disclosure of any conflicts of interest or benefit to it in its dealings with us. However, our Operating Agreement permits, and our operations involve, numerous conflicts of interest between the Fund and IMH or its agents. For a detailed description of these conflicts of interest, please see the “Conflicts of Interest” discussion in Item 7, Certain Relationships and Related Transactions, located elsewhere in this Form 10.

IMH has fiduciary responsibility for the safekeeping and use of all of our funds and assets and IMH will not use, or permit another to use our funds or assets in any manner except for our exclusive benefit. IMH will not allow our assets to be commingled with its assets or the assets of any other person or company.

IMH and other funds that IMH may in the future manage may engage in activities similar to or identical with our business, but IMH must devote such of its time to our business as it determines, in good faith, to be reasonably necessary to conduct the Company’s business. IMH also acts for its own account as a mortgage broker. In connection with this activity, it also brokers and arranges mortgage loans for investors that it obtains in the ordinary course of its mortgage brokerage business. When it acts in those capacities, it has a fiduciary duty to each company as set forth in the respective organizational documents, if any, and under applicable law, and IMH is bound to treat each fairly and with appropriate access to investment opportunities.

Indemnification of the Manager
     We may indemnify IMH or its agents or hold them harmless under certain circumstances. We will not indemnify IMH or any of its agents, attorneys, or any person acting as securities broker or dealer, for any loss or liability suffered by the Fund, unless all of the following conditions are met:
•	IMH has determined in good faith, that the course of conduct which caused the loss or liability was undertaken in the best interests of the Fund; and IMH or other proposed indemnitee was acting on behalf of or performing services for the Fund;

•	such liability or loss was not the result of negligence or misconduct by the proposed indemnitee; and

•	such indemnification or agreement to hold harmless is recoverable only out of the assets of the Fund and not from the Members.
     Notwithstanding the statements regarding indemnification in the preceding paragraph, we will not indemnify IMH or any of its agents, attorneys, or any person acting as securities broker or dealer for the units from any liability, loss or damage incurred by them arising due to an alleged violation of federal or state securities laws unless:
•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular party;

•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular party; or

•	a court of competent jurisdiction approves a settlement of the claims against the particular party and finds that indemnification of the settlement and related costs should be made.
     We will advance funds to IMH or its agents for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied:
•	the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the legal action is initiated by a third party who is not a Member, or the action is initiated by a Member and a court specifically approves such advancement; and

•	IMH or its agents undertake to repay the advanced funds to us in the event IMH or its agents is not entitled to indemnification.

     Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to IMH or its agents pursuant to the foregoing provisions, or otherwise, the Fund has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Fund of expenses incurred or paid by IMH or its agents in the successful defense of any action, suit or proceeding) is asserted by IMH or its agents, the Fund will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy and will be governed by the final adjudication of such issue.
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
     See the Financial Statements beginning on Page F-1.
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
     The Fund’s auditor for the years ended December 31, 2003, 2004, and 2005 was Braverman International, P.C. (“Braverman”), an independent registered public accounting firm. Our Manager has determined that our present and future needs will better served by an auditing firm of greater size and with greater resources than Braverman. Therefore our Manager selected BDO Seidman, LLP, an independent registered public accounting firm, to be our auditor for the year ended December 31, 2006. In addition, BDO Seidman, LLP has also audited our financial statements for the years ended December 31, 2004 and 2005.

     There have been no disagreements or reportable events with Braverman or BDO Seidman, LLP within the meaning of Item 304 of Regulation S-K.
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.
(a) Financial statements. See Index to the Financial Statements on page F-1.
(b) Exhibits.

Exhibit No.	Description of Document
4.1	IMH Secured Loan Fund, LLC Restated Limited Liability Company Operating Agreement (previously filed)

4.2	Form Subscription Agreement (previously filed)
SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IMH SECURED LOAN FUND, LLC

By:	Investors Mortgage Holdings, Inc.
Its:	Manager

By:	/s/ Shane Albers Shane Albers
Chairman and Chief Executive Officer
Date: February 6, 2008

Financial Statements

IMH SECURED LOAN FUND, LLC
December 31, 2006 and 2005
Financial Statements

Report of Independent Registered Public Accounting Firm
To the Members of
IMH Secured Loan Fund, LLC
Scottsdale, Arizona
We have audited the accompanying balance sheets of IMH Secured Loan Fund, LLC (the “Fund”) as of December 31, 2006 and 2005 and the related statements of net earnings, members’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMH Secured Loan Fund, LLC at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ BDO Seidman, LLP
Phoenix, Arizona
March 7, 2007

IMH SECURED LOAN FUND, LLC
Balance Sheets
December 31, 2006 and 2005

	As of December 31,
	2006	2005
ASSETS
Cash and Cash Equivalents	$12,159,495	$12,089,302
Mortgage Loans:
Mortgage Loan Note Obligations	309,461,625	113,671,836
Less Undisbursed Portion of Loans-in- process and Interest Reserves	(50,846,851)	(20,726,443)

Principal Outstanding	258,614,774	92,945,393
Accrued Interest Receivable	2,599,485	945,939

Total Assets	$273,373,754	$105,980,634

LIABILITIES
Fees Payable to Fund Manager	$52,954	$20,341
Member Investments Pending Activation	386,263	61,000
Deposit Refund Payable	62,075	—
Redemptions Payable to Members	2,249,482	332,812
Distributions Payable to Members	920,999	324,831
Borrowings From Fund Manager	4,449,501	—
Participations in Mortgage Loans Sold	4,937,771	4,399,080
Unearned Income and Other Funds Held	133,971	3,007,149

Total Liabilities	13,193,016	8,145,213

MEMBERS’ EQUITY
Retained Earnings	1,426,453	851,997
Members’ Equity — $10,000 per unit stated value, authorized units set at discretion of the Manager - 25,875 and 9,698 units issued and outstanding at December 31, 2006 and 2005, respectively	258,754,285	96,983,424

Total Members’ Equity	260,180,738	97,835,421

Commitments and Contingent Liabilities

Total Liabilities and Members’ Equity	$273,373,754	$105,980,634

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

IMH SECURED LOAN FUND, LLC
Statements of Net Earnings
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
INTEREST AND FEE INCOME
Mortgage Loans	$20,547,201	$7,845,710	$1,607,255
Investments and Money Market Account	598,273	115,239	7,228

Total Interest Income	21,145,474	7,960,949	1,614,483
EXPENSES
Management Fees	430,362	166,162	51,460
Interest Expense:
Borrowings from Fund Manager	122,538	322,200	—
Participations in Mortgage Loans Sold	490,461	53,387	—

Interest Expense	612,999	375,587	—

Total Expenses	1,043,361	541,749	51,460

Net Earnings	$20,102,113	$7,419,200	$1,563,023

Net Earnings Allocated to Members per
Weighted Average Membership Units Outstanding	$1,189.12	$1,211.50	$1,061.84

Distributions to Members per
Weighted Average Membership Units Outstanding	$1,146.38	$1,086.04	$1,004.96

Weighted Average Membership Units Outstanding	16,905	6,124	1,472

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

IMH SECURED LOAN FUND, LLC
Statements of Members’ Equity
Years ended December 31, 2006, 2005 and 2004

				Total
	Members’	Members’	Retained	Members’
	Units	Capital	Earnings	Equity
Balance at December 31, 2003	603	$6,029,562	$—	$6,029,562

Net Earnings - 2004	—	—	1,563,023	1,563,023
Earnings Distributed	—	—	(595,906)	(595,906)
Reinvestment of Earnings	88	883,400	(883,400)	—
Capital Investment — New Members	2,109	21,086,591	—	21,086,591
Capital Investment — Existing Members	289	2,892,388	—	2,892,388
Full Redemptions	(23)	(234,262)	—	(234,262)
Partial Redemptions	(17)	(167,269)	—	(167,269)

Net Activity for Year	2,446	24,460,848	83,717	24,544,565

Balance at December 31, 2004	3,049	30,490,410	83,717	30,574,127

Net Earnings - 2005	—	—	7,419,200	7,419,200
Earnings Distributed	—	—	(2,347,942)	(2,347,942)
Reinvestment of Earnings	430	4,302,978	(4,302,978)	—
Capital Investment — New Members	5,683	56,830,310	—	56,830,310
Capital investment — Existing Members	1,183	11,830,894	—	11,830,894
Full Redemptions	(420)	(4,198,666)	—	(4,198,666)
Partial Redemptions	(227)	(2,272,502)	—	(2,272,502)

Net Activity for Year	6,649	66,493,014	768,280	67,261,294

Balance at December 31, 2005	9,698	96,983,424	851,997	97,835,421

Net Earnings - 2006	—	—	20,102,113	20,102,113
Earnings Distributed	—	—	(7,072,247)	(7,072,247)
Reinvestment of Earnings	1,231	12,307,364	(12,307,364)	—
Capital Investment — New Members	15,153	151,530,060	—	151,530,060
Capital investment — Existing Members	2,457	24,570,625	—	24,570,625
Full Redemptions	(1,491)	(14,910,918)	—	(14,910,918)
Partial Redemptions	(1,173)	(11,726,270)	—	(11,726,270)
Retained Earnings paid on Full Redemptions	—	—	(148,046)	(148,046)

Net Activity for Year	16,177	161,770,861	574,456	162,345,317

Balance at December 31, 2006	25,875	$258,754,285	$1,426,453	$260,180,738

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

IMH SECURED LOAN FUND, LLC
Statements of Cash Flows
Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
CASH FLOWS — Operating Activities:
Net Earnings	$20,102,113	$7,419,200	$1,563,023

Adjustments to Reconcile Net Earnings to Net Cash Provided (Used) by Operating Activities:
Increase in Accrued Interest Receivable	(1,653,546)	(678,825)	(255,982)
Increase in Fees Payable to Fund Manager	32,613	13,742	5,344
Increase in Deposit Refund Payable	62,075	—	—
Increase (Decrease) in Unearned Income	(2,873,178)	1,918,720	883,895

Net Cash Provided by Operating Activities	15,670,077	8,672,837	2,196,280
CASH FLOWS — Investing Activities:
Mortgage Loans Originations	(244,257,311)	(130,611,307)	(49,094,042)
Mortgage Loan Repayments	70,026,819	65,710,563	27,020,057

Increase in Loan Principal Balances	(174,230,492)	(64,900,744)	(22,073,985)

Net Cash Used in Investing Activities	(174,230,492)	(64,900,744)	(22,073,985)
CASH FLOWS — Financing Activities:
Proceeds from Sale of Whole Loans	25,052,289	—	—
Repurchase of Whole Loans Sold	(16,491,178)	—	—
Increase in Borrowings from Manager	12,879,501	7,965,000	—
Repayments — Borrowings from Manager	(8,430,000)	(7,965,000)	—
Increase in Participations Sold to Bank	5,750,000	4,600,000	—
Repayments — Participations Sold to Bank	(5,211,309)	(200,920)	—
Increase (Decrease) in Member Investments Pending Activation	325,262	(59,000)	120,000
Members’ Capital Investments	176,100,685	68,661,204	23,978,982
Members’ Redemptions	(24,868,564)	(6,138,357)	(401,531)
Members’ Distributions	(6,476,078)	(2,114,502)	(530,258)

Net Cash Provided by Financing Activities	158,630,608	64,748,425	23,167,193

Net Increase in Cash	70,193	8,520,518	3,289,488
Cash and Cash Equivalents:
Beginning of Year	12,089,302	3,568,784	279,296

End of Year	$12,159,495	$12,089,302	$3,568,784

Supplemental Cash Flow Information:
Interest paid	$594,937	$343,397	$—

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — FUND DESCRIPTION
IMH Secured Loan Fund, LLC, (the Fund) was organized under the laws of the State of Delaware as a limited liability company effective May 14, 2003 for the primary purpose of investing in loans secured by Deeds of Trust (herein referred to as mortgage loans) of eighteen months or less and collateralized by real property anywhere in the United States of America. The sponsor and Manager of the Fund, (Investors Mortgage Holdings, Inc., IMH or the Manager) is a licensed Arizona mortgage broker formed in June 1997 in Arizona. IMH’s obligations and responsibilities as Manager are prescribed in the IMH Secured Loan Fund, LLC Limited Liability Company Operating Agreement dated May 15, 2003, as amended, (the Operating Agreement) which governs all aspects of Fund operations. The Operating Agreement provides standards for, among other things, business operations and the allocation between the parties of income, gains, losses and distributions.
The Fund’s existence is perpetual and has a December 31 year-end. Aggregate capital contributions are set at the discretion of the Manager as permitted by the Operating Agreement. Initial investment minimums are set at $50,000 and additional investments, other than reinvestments of distributions, are in not less than $10,000 increments, unless modified at the discretion of the Manager. Contributions are subject to an initial 60 day holding period before redemption may be requested. Redemptions are subject to several conditions, including a minimum 60 day written notice period. Further, redemptions in any fiscal year are, at the discretion of the Manager, limited to 10% of the Fund’s Units. Units are transferable and redeemable only under certain circumstances.
In January 2006, the Fund surpassed 500 Members. Accordingly, beginning no later than April 30, 2007, the Fund will file a Form 10 with the Securities and Exchange Commission and commence public reporting.
Certain reclassifications and adjustments have been made to amounts reported in 2004 and 2005 to conform to classifications made in 2006.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The Fund prepares its financial statements on the accrual basis of accounting in accordance with Accounting Principals Generally Accepted in the United States of America (GAAP). The majority of the Fund’s operating costs and all furniture and equipment used in the administration of the Fund are paid for by the Fund Manager and are not recorded as expenses or Fund assets nor deducted from the Net Earnings of the Fund. The Manager receives a management fee for the services it provides which includes operating costs it incurs in the administration of the Fund. This structure is prescribed in the Fund’s Operating Agreement.
Management Fee
For managing the Fund, the Manager is entitled to a 25 basis point annualized fee, earned and payable monthly, based on the Fund’s investment in mortgage loans at each month-end.
Revenue Recognition
Interest on mortgage loans is recognized as revenue when earned using the interest method based on a 365 day year. The Fund does not recognize interest income on loans once they are deemed to be impaired or non-performing. A loan is impaired when, based on current information and events, it is probable that the Fund will be unable to ultimately collect all amounts due according to the contractual terms of the loan agreement. Non-performing loans include all loans for which payment of interest is more than 90 days past due. Cash receipts are first allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES — CONTINUED
Loans with a principal or interest payment one or more days delinquent are in technical default and are subject to numerous fees and charges including default interest rates, penalty fees and reinstatement fees. Often these fees are negotiated in the normal course of business and, therefore, not subject to estimation. Accordingly, income pertaining to these types of fees is recorded as revenue when received.
Mortgage Loan Valuation, Loans-In-Process, Participations Sold, Whole Loans Sold and Unearned Income
Mortgage loans are subject to a downward valuation adjustment or write-down based on management’s determination of the collectibility of the outstanding mortgage balance, plus or minus the accrued or prepaid interest or other balances related thereto, and the ability to realize the underlying collateral, net of costs involved in liquidation of such a loan. As of December 31, 2006, and 2005, management has not deemed it necessary to provide a valuation allowance for loan loss or adjust any mortgage balances downward.
The Mortgage Loan Note Obligations appearing on the balance sheets under assets include unearned interest and undisbursed construction draws and other loan related costs. Interest is earned daily and added to the loan’s principal balance monthly. Construction draws and other loan related costs are disbursed to the borrower when certain events or benchmarks have been reached. Generally, the deferred portion of unearned interest and undisbursed construction draws and other loan related costs do not earn interest and are included as a reduction of Mortgage Loan Note Obligations and classified as Undisbursed Portion of Loans-In-Process and Interest Reserves, which are reductions in arriving at Mortgage Loan Note Obligations.
The Fund sells participating interests in loans. Generally, such sales are at par and for no more than 50% of a loan’s principal balance and the Manager of the Fund remains the loan’s servicing agent. Under terms of the participation agreements, the purchaser and the Fund are pari-passu pertaining to all rights, privileges and obligations of ownership. However, because the participated interests are not legally isolated from the Fund in a bankruptcy remote separate legal entity, these participations are recorded as secured borrowings by the Fund and classified as Participations in Mortgage Loans Sold. Under this structure, interest earned by the Fund on the entire loan is recorded as interest income and interest earned by the purchaser is recorded as interest expense.
The Fund sells whole loans at par to its Manager and to third-parties. Under terms of the whole loans sold agreements, the purchasers assume all rights, privileges and obligations of ownership. The loans sold to the Manager historically have always been repurchased and the sold loans to third parties are periodically repurchased at their request. The loans sold to the Manager are not legally isolated from the Fund in a bankruptcy remote separate legal entity and therefore these sales are recorded as secured borrowings by the Fund. For whole loans sold to third parties, an assignment of interest in the promissory note, beneficial interests under deeds of trust and guaranty are executed, servicing transferred and the loan is removed from the books of the Fund at par with no gain or loss on sale recorded. Under terms of these transactions, the Fund has no legal right or obligation to repurchase nor does the purchaser have a legal right to require repurchase. Historically, these transactions are used to facilitate short-term cash needs of the Fund.
In certain instances, at the time a loan is funded, an estimate of interest due for the life of the loan and certain other expenses payable by the borrower are charged to and are included in the loan principal balance. The amount of the unearned interest or other expenses included in the borrower’s loan principal balance is credited to a liability account for the benefit of the borrower and classified as Unearned Income. Should a loan prepay, any unearned portion of the interest or expenses included in principal is credited to the borrower at payoff as a reduction of the loan’s principal balance.
Classification of Loans
The Fund’s business is to originate mortgage loans (“loans”) for the purpose of holding them on-balance sheet, and the Fund does not originate or acquire loans with the intent of reselling them as whole loans. In addition, the Company does not have any mandatory delivery contracts or forward commitments to sell loans in the secondary whole loan market. Consistent with that business model, all of the loans the Fund originates are originated with the intent to hold the loans to maturity. Because the Fund has the ability and the intent to hold these loans for the foreseeable future or until maturity, they are classified as held for investment pursuant to SFAS No. 65, Accounting for Certain Mortgage Banking Activities (“SFAS 65”).
Notwithstanding this, the Fund does sell a percentage of its loans on a whole loan basis. In order to meet short-term financing needs, the Fund sells certain loans with the right and the intent to buy them back. As such, these transactions are treated as financings. In some instances, the Fund does not have the right to repurchase the loan. In those instances, the transactions are treated as sales.
Allowance for Loan Losses
Losses may occur from investing in real estate loans. When losses occur, the amount of any specific loss will vary as the loan portfolio is affected by changing economic conditions and the financial condition of borrowers.
Evaluating the collectibility of a real estate loan is a matter of judgment. On a quarterly basis, our Manager evaluates our real estate loan portfolio for impairment, which includes a review of all loans on which full collectibility may not be reasonably assured. The fact that a loan may be temporarily past due does not result in a presumption that the loan is impaired. Rather, all relevant circumstances are considered by our Manager to determine impairment and the need for specific allowances. During the portfolio evaluation, our Manager considers the following matters, among others:

•	estimated net realizable value of any underlying collateral in relation to the loan amounts;

•	the borrowers’ financial condition and any adverse factors that may affect their ability to pay;

•	prevailing economic conditions;

•	historical experience;

•	evaluation of industry trends; and

•	nature of collateral and volume of the loan portfolio.

Based upon this evaluation, a determination is made as to whether the allowance for loan losses is required and if so, whether it is adequate to cover any potential losses. Additions to the allowance for loan losses are charged to the provision for loan losses. Recoveries of previously charged off amounts are credited to the allowance for loan losses.
Member Investments Pending Activation
Member Investments Pending Activation reflects cash received and deposited by the Fund for new Member investments not yet approved by the Manger for the purchase of Membership units or cash items deposited in the bank but not yet available for investment.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES — CONTINUED
Fair Value of Financial Instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. As of balance sheet date, the respective carrying value of all balance sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, mortgage loans, accrued interest, amounts payable to Fund Manager and payables to Members. Fair values are assumed to approximate carrying values because these instruments are short term in duration.
Cash and Cash Equivalents
Cash and cash equivalents include money market funds held with a commercial bank in the name of the Fund. The Federal Deposit Insurance Corporation (FDIC) protects the funds held with the commercial bank up to a maximum of $100,000. The Fund customarily maintains money market deposits in banks in excess of FDIC protection limits. Cash and cash equivalents of the Fund also include funds held by a Bank of America national brokerage firm and invested in funds administered by the Columbia Management Group, an investment management division of Bank of America Corporation. Fund investments are generally invested overnight in the Columbia Cash Reserves and the Columbia Money Market Reserves funds which invest in debt obligations given the highest rating by one or more nationally recognized statistical rating organizations (NRSRO). The debt obligations at the time of investment have a original maturity of 397 days or less. Daily, monies necessary to meet Fund obligations are transferred from the investment account to a Bank of America checking account from which obligations are paid. Generally, the Bank of America bank account is maintained at a minimal balance with all excess funds invested. The Securities Investor Protection Corporation (SIPC) protects the funds held with the brokerage firm up to a maximum of $500,000 and the brokerage firm holds additional protection at their expense for a portion of the remaining net balance in the accounts.
Income Taxes
The Fund is not a taxable entity for Federal and state income tax purposes. The results of the operations of the Fund are passed through to the Fund’s members who are responsible for any income taxes associated with those results. Therefore, no provision has been made for income taxes in the accompanying financial statements. Fund members may elect to either reinvest or receive cash distributions from the Fund. Whether received in cash or reinvested, members are individually responsible to pay their respective income taxes on distributions credited to them.
Use of Estimates
In accordance with GAAP, the Manager has made a number of estimates and assumptions with respect to the reporting of assets and liabilities and the disclosure of contingencies at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Accordingly, actual results could differ from those estimates.
Fund Expenses
The Fund pays a management fee to IMH and the direct loan expenses of the Fund as defined in the Operating Agreement. The reported operating expenses therefore do not include the overhead and other expense attributed to the operations of the Fund.
Segment Information
Financial Accounting Standards Board (“FASB”) Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. The Fund’s primary business is solely investing in mortgage loans of eighteen months or less which are collateralized by real property anywhere in the United States of America. Accordingly, the Company does not report more than one segment.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES — CONTINUED
Recent Accounting Pronouncements
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities”. This statement also includes an amendment to SFAS No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Statement is expected to expand the use of fair value measurement in connection with the accounting for financial instruments. The adoption of this Statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of this statement is not expected to have a material effect on the Fund’s future reported financial position or results of operations.
NOTE 3 — CASH AND CASH EQUIVALENTS
The Fund’s Operating Agreement provides that the amount classified as Retained Earnings in the financial statements (described as Loan Loss Reserve in the Operating Agreement) be held in cash. At December 31, 2006, $1,426,453, an amount that equals Retained Earnings as of December 31, 2006, is on deposit at a commercial bank in a money market account. At December 31, 2005, the $851,997 of Retained Earnings was classified as, and held in, a cash equivalent investment accounts. Further, the Operating Agreement also provides that generally 3% of mortgage loan be held for working capital. The funds are held in cash equivalent investment accounts and are designated as working capital and other funds available for operating obligations and lending. These funds are classified as cash equivalents on the accompanying financial statements. These designations are discretionary.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 3 — CASH AND CASH EQUIVALENTS — CONTINUED
A summary of the cash and cash equivalents, with balances as designated by the Manager, follows:

	December 31,
Cash and Cash Equivalents:	2006	2005
Working Capital Reserve	$7,758,443	$—
Retained Earnings	1,426,453	851,997
Available for Operating Obligations and Lending	2,974,599	11,237,305

	$12,159,495	$12,089,302

NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES
All mortgage loans are collateralized by a first deed of trust (mortgages) on real property, and include a personal guarantee by the principals of the borrower. A significant number of the loans have additional collateral. Independent title companies handle all loan closings and independent third-party companies, with oversight of the Manager, provide construction inspections and loan document management services for the majority of the mortgage loan note obligations.
The Fund invests in both fixed and variable interest rate loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate (Prime). As of December 31, 2006 and 2005, respectively, loan principal balances, summarized by fixed and variable interest rates within selected interest rate ranges are as follows:

	December 31, 2006
		Fixed		Variable		Total	% of
Current Rate:	#	Rate	#	Rate	#	Principal	Total
11.25%	—	$—	1	3,359,700	1	$3,359,700	1.3%
11.50%	2	21,020,500	—	—	2	21,020,500	8.1%
11.75%	1	3,286,400	2	4,609,962	3	7,896,362	3.1%
12.00%	13	72,698,645	2	12,220,020	15	84,918,665	32.8%
12.25%	4	32,061,511	3	30,882,905	7	62,944,416	24.3%
12.50%	2	8,219,573	—	—	2	8,219,573	3.2%
12.75%	—	—	1	4,278,676	1	4,278,676	1.7%
13.00%	6	31,542,816	3	7,180,225	9	38,723,041	15.0%
13.25%	1	4,437,002	1	6,287,512	2	10,724,514	4.1%
13.50%	1	5,248,925	1	11,280,402	2	16,529,327	6.4%

Total	30	$178,515,372	14	80,099,402	44	$258,614,774	100.0%

% of Portfolio		69.0%		31.0%		100.0%

Weighted Average Rate		12.26%		12.49%		12.33%

Number of Loans		30		14		44

Average Principal		$5,950,512		5,721,386		$5,877,609

(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED

	December 31, 2005
		Fixed		Variable		Total	% of
Current Rate:	#	Rate	#	Rate	#	Principal	Total
11.00%	14	$2,211,721	1	8,268,191	15	$10,479,912	11.3%
11.50%	1	1,901,443	—	—	1	1,901,443	2.0%
11.75%	1	6,702,225	—	—	1	6,702,225	7.2%
12.00%	5	7,263,118	2	2,161,623	7	9,424,741	10.1%
12.25%	1	1,684,000	—	—	1	1,684,000	1.8%
12.50%	5	21,405,971	—	—	5	21,405,971	23.0%
12.75%	—	—	1	4,087,321	1	4,087,321	4.4%
13.00%	10	37,259,780	—	—	10	37,259,780	40.2%

	37	$78,428,258	4	14,517,135	41	$92,945,393	100.0%

% of Portfolio		84.4%		15.6%		100.0%

Weighted Average Rate		12.56%		11.64%		12.41%

Number of Loans		37		4		41

Average Principal		$2,119,683		3,629,284		$2,266,961

As of December 31, 2006 and 2005 the weighted average interest rate earned on variable rate loans was Prime plus 4.24% and Prime plus 4.39%, respectively. Prime was 8.25% and 7.25% at December 31, 2006 and 2005, respectively.
Mortgage loans as of December 31, 2006 and 2005, have maturity dates within the next five quarters as follows:

December 31,
	#	2006		#	2005
Matured	3	$13,901,000	Matured	—	$—
Q1 2007	15	61,863,425	Q1 2006	11	37,777,225
Q2 2007	12	69,699,363	Q2 2006	10	19,184,606
Q3 2007	5	38,738,615	Q3 2006	7	12,384,817
Q4 2007	9	74,412,371	Q4 2006	5	18,547,848
Q1 2008	—	—	Q1 2007	8	5,050,897

	44	$258,614,774		41	$92,945,393

A mortgage loan’s maturity date may be modified or extended in the normal course of business. Accordingly, repayment dates of the loans may vary from their currently scheduled date. Further, in certain instances where the Fund’s Manager deems it to be an advantage to the Fund not to modify or extend a matured loan, the Fund classifies and reports the loan as matured. At December 31, 2006 three loans are past their respective maturity dates. There were no loans past maturity at December 31, 2005.
Other than as discussed in the preceding paragraph, no loans have loan principal payments 30 days or more past due and no loans have interest payments more than 30 days past due.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED
The Fund classifies loans into categories for purposes of identifying and managing loan concentrations. As of December 31, 2006 and 2005, respectively, loan principal balances, by concentration category, follows:

	December 31,
	2006			2005
	#	Amount	%	#	Amount	%
Pre-entitled Land:
Held for Future Development	—	$—	0.0%	—	$—	0.0%
Processing Entitlements	20	145,219,454	56.1%	11	43,237,342	46.7%

	20	145,219,454	56.1%	11	43,237,342	46.7%

Entitled Land:
Held for Future Development	8	41,893,482	16.2%	4	7,101,965	7.6%
Infrastructure under Construction	4	17,621,490	6.8%	4	11,343,654	12.2%
Improved and Held for Vertical Construction	4	29,387,627	11.4%	16	8,409,425	9.0%

	16	88,902,599	34.4%	24	26,855,044	28.8%

Construction and Existing Structures:
New Structure — Construction in-process	5	16,315,986	6.3%	5	19,460,872	20.9%
Existing Structures	3	8,176,735	3.2%	1	3,392,135	3.6%

	8	24,492,721	9.5%	6	22,853,007	24.5%

	44	$258,614,774	100.0%	41	$92,945,393	100.0%

The Fund’s total portfolio value is invested in mortgage loans where the primary collateral is located in Arizona, California, New Mexico and Texas. As a result of this geographical concentration of Fund mortgage loans, a downturn in the local real estate markets in which the Fund lends could have a material adverse effect on the Fund. As of December 31, 2006 and 2005, geographical concentration of loan principal balances, by State, follows:

	2006			2005
	Amount	#	%	Amount	#	%
Arizona	$149,796,267	29	57.9%	$75,724,777	34	81.5%
California	96,726,078	13	37.4%	17,220,616	7	18.5%
New Mexico	812,027	1	0.3%	—	—	—
Texas	11,280,402	1	4.4%	—	—	—

	$258,614,774	44	100.0%	$92,945,393	41	100.0%

As of December 31, 2006, there are two borrower groups whose aggregated borrowings were in excess of 10% of the total outstanding mortgage loans as follows. As of December 31, 2005, there was one individual loan whose principal balance was in excess of 10% of the total outstanding mortgage loans, which was included in one of three borrowing groups, each of whose aggregated borrowings was in excess of 10%, but less than 20%, of the total outstanding mortgage loans, as follows:

	Borrowing Group Information
	2006			2005
	Individual	Affiliated	Group	Individual	Affiliated	Group
Borrower:	Loan	Loans	Total	Loan	Loans	Total
A	—	—	—	14%	3%	17%
B	—	12%	12%	—	13%	13%
C	—	11%	11%	—	17%	17%
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 4 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED
In 2006, the Fund entered into the partial sale of loans through loan Participation Agreements with a community bank. During 2006, the Fund sold participations of $5,750,000 in loans with a weighted average yield to the Fund of 12.00% and a weighted average yield to the purchaser (Bank) of Prime plus 1.11% (9.36% at December 31, 2006). Origination fees (points) paid to the Bank in connection with the participation transactions were paid by the Fund Manager in accordance with the Operating Agreement. Participation loans which matured in 2006 totaled $5,211,309 and the one remaining participated loan matures in the first quarter of 2007. The balance on participation loans sold which are reflected as borrowings on the balance sheet totaled $4,937,771 at December 31, 2006 and includes $4,900,000 in loan principal balances and $37,771 in accrued interest representing interest expense incurred in 2006, but payable in 2007.
In 2005, the Fund entered into the partial sale of loans through loan Participation Agreements with a community bank. During 2005, the Fund sold participations of $4,600,000 in two loans with a weighted average yield to the Fund of 11.40% and a weighted average yield to the purchaser (Bank) of Prime plus 1.70% (8.95% at December 31, 2005). Origination fees (points) paid to the Bank in connection with the participation transactions were paid by the Fund Manager in accordance with the Operating Agreement. Reductions on the participated loans totaled $200,620 in 2005 and the outstanding balance on participation loans sold totaled $4,399,080 at December 31, 2005 and includes $4,366,890 in loan principal balances and $32,190 in accrued interest representing interest expense incurred in 2005, but paid in 2006.
Although there is no right or obligation for the Fund to do so, in the past the Fund has repurchased certain loans sold to third parties under whole loans sold agreements at the request of the purchaser and expects do so in the future. For the year ended December 31, 2006 the Fund sold $25,052,289 to third-parties and repurchased $16,491,178. For the year ended December 31, 2005 and 2004, there were no such transactions.
NOTE 5 — UNEARNED INCOME AND OTHER FUNDS HELD
The loans in which the Fund invests have various structures. Certain loans are structured where the borrower executes a note for the full amount of the loan but certain amounts are held back from the initial funding and are disbursed upon satisfaction of pre-established benchmarks or events. Generally, these holdbacks are for future interest payments (interest reserves), construction draws and other loan related costs (loans-in-process).
IMH also structures certain loans where the entire interest reserve, construction draws or other loan related costs are deemed contractually disbursed at the initial funding and are therefore included in the loan’s outstanding principal balance. With this structure, the borrower pays interest on disbursed and undisbursed portions of the loan amount for all or part of the loan’s life. The amount of interest reserve which represents unearned income and other loan related costs not disbursed but included in loan principal balances are carried as liabilities of the Fund until earned, and are reported as Unearned Income and Other Funds Held. A summary of Unearned Income and Other Funds Held as of December 31, 2006 and 2005 are as follows:

	2006	2005
Interest Reserves	$57,520	$2,573,612
Construction and Other Costs	76,451	433,537

Total	$133,971	$3,007,149

NOTE 6 — NET EARNINGS, DISTRIBUTIONS REINVESTED AND DISTRIBUTIONS PAYABLE TO MEMBERS, RETAINED EARNINGS, REDEMPTIONS AND INCOME TAXES
Net Earnings, Distributions Reinvested and Distributions Payable to Members
Fund members have the option to either reinvest their share of monthly earnings or to have earnings distributed to them in cash. The Fund distributes Net Earnings to its Members based on a calculation in accordance with GAAP, except as adjusted for the monthly amount withheld in Retained Earnings. Interest income earned on the loan portfolio is computed and allocated to Members daily. Other components of Net Earnings are computed
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 6 — NET EARNINGS AND DISTRIBUTIONS PAYABLE TO MEMBERS, RETAINED EARNINGS, REDEMPTIONS AND INCOME TAXES — CONTINUED
and allocated to Members at month-end and Net Earnings, adjusted for the monthly amount withheld in Retained Earnings, are reinvested or distributed to Members monthly. Distributions designated for reinvestment are included in Members’ Equity as of each month-end. Distributions reinvested, which is a non cash transaction, totaled $12,307,364, $4,302,978 and $883,400 for the years ended December 31, 2006, 2005 and 2004, respectively. Distributions paid or payable in cash totaled $7,072,247, $2,347,942 and $595,906 for the years ended December 31, 2006, 2005 and 2004, respectively.
Distributions which Members elect to take in cash are generally remitted within 10 business days following each month-end. Distributions payable in cash for the months ended December 31, 2006 and 2005 have been charged to Members’ Equity and are classified as Distributions Payable to Members. A summary of distributions reinvested for the respective December or payable at December 31, 2006 and 2005 follows:

	December 31, 2006
	Member Reinvestment and Distributions Payable
	Member Accounts		Member Investment
	Number	% of Total	Amount	% of Total
Payable	533	38.7%	$920,999	37.6%
Reinvested	843	61.3%	1,527,481	62.4%

Total	1,376	100.0%	$2,448,480	100.0%

	December 31, 2005
	Member Reinvestment and Distributions Payable
	Member Accounts		Member Investment
	Number	% of Total	Amount	% of Total
Payable	203	41.5%	$324,531	36.7%
Reinvested	286	58.5%	559,647	63.3%

Total	489	100.0%	$884,178	100.0%

Retained Earnings
The Operating Agreement includes a provision for the accumulation at the discretion of the Manager of a “Loan Loss Reserve” to be used to offset certain payments or fees due on loans in default or foreclosure. Beginning in 2006, at each month-end an amount equal to this accumulation of retained earnings is deposited in a designated money market bank account. As of December 31, 2006 Retained Earnings totaled $1,426,453 or 55 basis points of total loan principal balances. As of December 31, 2005, the Retained Earnings totaled $851,997 or 92 basis points of total loan principal balances. In 2005 this accumulation of retained earnings was held as a component of investments. If all or part of Retained Earnings is not used for its intended purpose, these earnings will be distributed to Members, generally in proportion to the decrease in Fund earning assets. For income tax purposes, activity in the Retained Earnings account is currently taxable to the Members, but is not distributed. Upon the full withdrawal from the Fund, in addition to their capital contributions and any reinvested capital, their share of Retained Earnings is also returned to the Member. In 2006, in connection with Members full redemption of their investment in the Fund, $148,046 in Retained Earnings was paid to these Members.
Redemptions
The Fund provides Members a limited option to redeem their units. After meeting the minimum holding period of 60 days, a Member may request redemption by providing the Manager, in writing, with a “Redemption Notice.” Generally, all redemptions are paid once a month, on the first business day of the month. The Manager may redeem a member’s units within 60 days subject to certain limitations. For example, the Fund is not required to liquidate any investments, including but not limited to, any mortgage loans to pay the redemption. Further, prior to redeeming any units, the Manager must first
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 6 — NET EARNINGS AND DISTRIBUTIONS PAYABLE TO MEMBERS, RETAINED EARNINGS, REDEMPTIONS AND INCOME TAXES — CONTINUED
determine that there are adequate funds to provide any anticipated financing of new mortgage loans. To the extent the Manager determines there are funds for redemption, the units will be redeemed on a first-come, first-served basis. There is no guarantee that funds will be available for requested redemption payments.
As of December 31, 2006 and 2005, redemption requests satisfying the 60 day notice period and immediately payable totaled $2,249,482 and $332,812 respectively and are reflected as liabilities in the financial statements.
As of December 31, 2006 the Fund Manager has received Redemption Notices for $6,645,000 requested redemptions, which upon expiration of the 60 day notice period will be remitted to Members.
Income Taxes
For income tax purposes, certain interest income is not suspended for loans that are deemed non-performing for financial statement reporting purposes. Additionally, certain expenses may be capitalized as part of the basis in real estate held for sale and/or as additional amounts due the Fund, which is different from the treatment of these items under GAAP. Since the fund is taxed as a partnership, there are no deferred tax assets or liabilities as a result of these differences.
The Fund is a limited liability company, and for income tax purposes has elected to be taxed as a partnership. Consequently, no federal or state income taxes are applicable or paid by the Fund. Each individual member reports on his federal and state income tax return his distributive share of the Fund’s income, gains, losses, deductions and credits, whether or not any distributions are made during the year. The Fund has elected to report, for income tax purposes, as a “Large Partnership”, filing on Internal Revenue Code Form 1065-B.
NOTE 7 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY
Management Fees
For managing the Fund, the Manager is entitled to a 25 basis point annualized fee, payable monthly, based on the Fund’s the total mortgage loan principal balance at each month-end. For 2006, 2005 and 2004, the Fund Manager earned management fees of $430,362, $166,162 and $51,460, respectively. As of December 31, 2006 and 2005 the Fund Manager was owed $52,954 and $20,341, respectively.
For loans originated of behalf of the Fund and in accordance with Article 14 of our Operating Agreement, the Manager receives all the revenue from loan origination and processing fees (points), which are paid by the borrower. For 2006, 2005 and 2004, the Manager earned origination and other related fees of $18,607,696, $10,182,923 and $3,351,630, respectively, substantially all of which were earned on loans funded by the Fund.
Related Party Investments and Borrowings
For the years ended December 31, 2006, 2005 and 2004, Member contributions to the Fund from executive officers and directors of the Manager totaled $261,535, $234,682 and $467,659, respectively. At December 31, 2006 and 2005 the total investment by these Officers and Directors total $963,876 and $702,341, respectively. In 2006 the Manager initiated a Pension Plan for its employees and deposited funds totaling $191,062 at December 31, 2006 in the Fund of behalf of this plan. The Manager has no direct capital investment and owns no units in the Fund.
Under terms of the Operating Agreement in effect to May 2006, IMH is entitled to receive credits to its Fund capital account in an amount equal to any sales commissions it pays to registered broker/dealers in connection with a sale of Fund units. Since the inception of the Fund, to May 2006, IMH waived this right. In May 2006 the Members voted on and approved certain changes to the Operating Agreement with its Manager, including IMH’s relinquishment of a right to these credits.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 7 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY — CONTINUED
Under the Fund’s Operating Agreement, the Fund has the legal capacity to borrow but thus far has not done so on a formal basis. However, from time to time the Fund requires additional liquidity to fund originating loans. Accordingly, when such a need arises, IMH or other private investors may purchase, and in the past has purchased from the Fund, at par, one or more loans. The loans purchased by IMH are concurrently pledged by IMH with a commercial bank as collateral on a line of credit (line) which has an advance rate of approximately 75% of the loan’s principal balance. The loans sold to private investors are all sold at par value. The proceeds from these borrowings and IMH working capital is then used to fund the purchase. During the time held by IMH, IMH retains all interest earned and pays all interest due and other costs associated with the transaction
Although there is no obligation for the Fund to do so, in the past the Fund has repurchased such loans from IMH and expects do so in the future. Accordingly, the Fund records these transfers to IMH as collateralized borrowings with the associated loans remaining as assets of the Fund and the proceeds recorded as Borrowings from Manager. For the year ended December 31, 2006 the Fund sold $12,867,020 to IMH and repurchased $8,430,000 with a balance due to IMH at December 31, 2006 of $4,437,020, excluding accrued interest. For the year ended December 31, 2005 the Fund sold and repurchased $7,965,000 to IMH with a no balance due IMH at December 31, 2005. There were no borrowings from the Manager in 2004. For the years ended December 31, 2006 and 2005 the interest earned on the loans purchased totaled $122,538 and $322,200, respectively and these amounts has been recorded in the financial statements as both interest income and interest expense.
IMH’s line of credit was originated in March 2005 with an initial borrowing capacity of $2,000,000. The line limit has been subsequently increased and is $6,000,000 and $3,400,000 as of December 31, 2006 and 2005, respectively. Accordingly, subject to IMH’s working capital position and approval, as of December 31, 2006 the Fund has access to additional liquidity totaling up to $2,084,000.
NOTE 8 — COMMITMENTS, CONTINGENCIES AND REGULATORY OVERSIGHT
As of December 31, 2006 and 2005, the Fund had $50,846,851 and $20,726,443 in Undisbursed Loans-in-Process. These amounts generally represent the unfunded portion of construction loans pending completion of additional construction and interest reserves for all or part of the loans’ term. The Fund expects to fund these commitments in the normal course of business.
As of December 31, 2006, IMH had executed “Commitment to Fund” letters totaling $101,294,500. While these transactions are subject to the completion of due diligence and underwriting, a significant portion of these loans are expected to be funded in the first quarter of 2007.
The Operating Agreement with IMH is for the life of the Fund. Only under specified circumstances and with the vote of a majority of Fund members can IMH be replaced as Manager. If no Manager is selected, the Fund would dissolve.
IMH and the Fund are subject to oversight by various state and federal regulatory authorities including but not limited to the Arizona Corporation Commission (ACC), the Arizona Department of Revenue (ADR), the Arizona Department of Financial Institutions (Banking), the United States Securities and Exchange Commission (SEC) and the Internal Revenue Service (IRS). In December 2004, and via several supplemental requests thereafter, the Securities Division of the Arizona Corporation Commission (the “ACC”), requested certain information pertaining to the operations of the Fund and IMH. IMH has fully responded to all requests made by the ACC. We have not had any communication from the ACC since November, 2005.
The income tax returns of the Fund have not been examined by taxing authorities and all statutorily open years remain subject to examination.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 9 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Selected quarterly results of operations and other financial information for the four quarters ended December 31, 2006 and 2005 follows:

	2006
	Q1-06	Q2-06	Q3-06	Q4-06	Total
Interest and Fee Income	$3,386,909	4,660,665	5,841,114	7,256,786	$21,145,474
Expenses	(188,123)	(328,473)	(256,789)	(269,976)	(1,043,361)

Net Earnings	$3,198,786	4,332,192	5,584,325	6,986,810	$20,102,113

Earnings per Weighted Average Units Outstanding	$294.08	299.80	298.07	297.72	$1,189.12

Weighted Average Units Outstanding for Quarter	10,877	14,450	18,735	23,468	16,905

Earnings Components:
Distributed	$1,119,922	1,451,824	1,909,626	2,590,875	$7,072,247
Reinvested	1,910,016	2,659,302	3,491,611	4,246,435	12,307,364

Distributed or Reinvested	3,029,938	4,111,126	5,401,237	6,837,310	19,379,611

Retained	168,848	221,066	183,088	149,500	722,502

Net Earnings	$3,198,786	4,332,192	5,584,325	6,986,810	$20,102,113

Earnings per Weighted Average Units Outstanding, by Component:

Distributed or Reinvested	$278.56	284.51	288.30	291.35	$1,146.38
Retained Earnings	15.52	15.30	9.77	6.37	42.74

	$294.08	299.81	298.07	297.72	$1,189.12

	2005
	Q1-05	Q2-05	Q3-05	Q4-05	Total
Interest and Fee Income	$1,205,159	1,600,843	2,295,304	2,859,643	$7,960,949
Expenses	(121,114)	(107,372)	(136,989)	(176,274)	(541,749)

Net Earnings	1,084,045	1,493,471	2,158,315	2,683,369	7,419,200

Earnings per Weighted Average Units Outstanding	$291.33	289.32	311.40	313.66	$1,211.50

Weighted Average Units Outstanding for Quarter	3,721	5,162	6,931	8,555	6,124

Earnings Components:
Distributed	$301,839	432,163	582,259	731,158	$2,047,419
Reinvested	669,820	977,728	1,319,717	1,636,235	4,603,500

Distributed or Reinvested	971,659	1,409,891	1,901,976	2,367,393	6,650,919

Retained	112,386	83,580	256,339	315,976	768,281

Net Earnings	$1,084,045	1,493,471	2,158,315	2,683,369	7,419,200

Earnings per Weighted Average Units Outstanding, by Component:
Distributed or Reinvested	$261.13	273.13	274.42	276.73	$1,086.05
Retained Earnings	30.20	16.19	36.98	36.93	125.45

	$291.33	289.32	311.40	313.66	$1,211.50

(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 9 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) — CONTINUED

	Mortgage Loans Acquired
	Q1	Q2	Q3	Q4	Total
2006	$44,497,216	76,401,386	54,450,348	68,908,361	$244,257,311

2005	$31,946,102	22,208,995	38,295,923	38,160,287	$130,611,307

The average of each quarter’s weighted average units does not necessarily equal the weighted average units outstanding for the year and, therefore, individual weighted earnings per quarterly earnings per weighted unit do not equal the annual amount.
*******************************************************************************

IMH SECURED LOAN FUND, LLC
March 31, 2007
Unaudited Financial Statements

IMH SECURED LOAN FUND, LLC
Balance Sheets

	As of March, 31	As of December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and Cash Equivalents	$27,273,814	$12,159,495
Mortgage Loans:
Mortgage Loan Note Obligations	395,361,882	309,461,625
Less Undisbursed Portion of Loans-in-process and Interest Reserves	(58,586,524)	(50,846,851)

Principal Outstanding	336,775,358	258,614,774
Accrued Interest Receivable	3,490,955	2,599,485

Total Assets	$367,540,127	$273,373,754

LIABILITIES
Fees Payable to Fund Manager	$68,381	$52,954
Member Investments Pending Activation	3,139,288	386,263
Deposit Refund Payable	—	62,075
Redemptions Payable to Members	2,417,031	2,249,482
Distributions Payable to Members	1,256,303	920,999
Borrowings From Fund Manager	8,551,641	4,449,501
Participations in Mortgage Loans Sold	14,247,074	4,937,771
Unearned Income and Other Funds Held	80,949	133,971

Total Liabilities	29,760,667	13,193,016

MEMBERS’ EQUITY
Retained Earnings	1,720,769	1,426,453
Members’ Equity — $10,000 per unit stated value, authorized units set at discretion of the Manager — 33,606 and 26,181 units issued and outstanding at March 31, 2007 & December 31, 2006, respectively	336,058,691	258,754,285

Total Members’ Equity	337,779,460	260,180,738

Commitments and Contingent Liabilities
Total Liabilities and Members’ Equity	$367,540,127	$273,373,754

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC
Statements of Net Earnings
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
INTEREST AND FEE INCOME
Mortgage Loans	$9,380,870	$3,257,996
Investments and Money Market Account	124,614	112,314

Total Interest Income	9,505,484	3,370,310
EXPENSES
Management Fees	193,919	73,998
Interest Expense:
Borrowings from Fund Manager	234,129	—
Participations in Mortgage Loans Sold	526,394	97,525

Interest Expense	760,523	97,525

Total Expenses	954,442	171,523

Net Earnings	$8,551,042	$3,198,787

Net Earnings Allocated to Members per Weighted Average Membership Units Outstanding	$291.78	$294.08

Distributions to Members per Weighted Average Membership Units Outstanding	$280.85	$278.56

Weighted Average Membership Units Outstanding	29,307	10,877

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC
Statement of Members’ Equity
Three Months ended March 31, 2007
(Unaudited)

				Total
	Members’	Members’	Retained	Members’
	Units	Capital	Earnings	Equity
Balances at December 31, 2006	25,875	$258,754,285	$1,426,453	$260,180,738

Net Earnings — Three months ended March 31, 2007	—	—	8,551,042	8,551,042
Earnings Distributed	—	—	(3,294,716)	(3,294,716)
Reinvestment of Earnings	493	4,932,617	(4,932,617)	—
Capital Investment — New Members	6,508	65,078,007	—	63,089,195
Capital Investment — Existing Members	1,660	16,598,651	—	18,587,463
Full Redemptions	(241)	(2,412,438)	—	(2,412,438)
Partial Redemptions	(689)	(6,892,431)	—	(6,892,431)
Retained Earnings paid on Full Redemptions	—	—	(29,393)	(29,393)

Net Activity for Period	7,731	77,304,406	294,316	77,598,722

Balances at March 31, 2007	33,606	$336,058,691	$1,720,769	$337,779,460

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC
Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
	2007	2006
CASH FLOWS — Operating Activities:
Net Earnings	$8,551,042	$3,198,787
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Increase in Accrued Interest Receivable	(891,470)	(200,716)
Increase in Fees Payable to Fund Manager	15,427	5,959
Decrease in Deposit Refund Payable	(62,075)	—
Decrease in Unearned Income	(53,022)	(469,435)

Net Cash Provided by Operating Activities	7,559,902	2,534,595
CASH FLOWS — Investing Activities:
Mortgage Loans Originations	(105,667,853)	(44,497,217)
Mortgage Loan Repayments, excluding proceeds from Whole Loans Sold	24,407,269	8,296,954

Increase in Loan Principal Balances	(81,260,584)	(36,200,263)

Net Cash Used in Investing Activities	(81,260,584)	(36,200,263)
CASH FLOWS — Financing Activities:
Proceeds from Sale of Whole Loans	3,100,000	8,166,000
Borrowings from Fund Manager	4,102,140	—
Increase in Participations Sold to Bank	35,265,477	—
Repayments — Participations Sold to Bank	(25,956,174)	(15,460)
Increase in Member Investments Pending Activation	2,753,025	624,428
Members’ Capital Investments	86,609,275	27,739,613
Members’ Redemptions	(9,137,320)	(1,230,664)
Members’ Distributions	(7,921,422)	(936,876)

Net Cash Provided by Financing Activities	88,815,001	34,347,041

Net Increase in Cash and Cash Equivalents	15,114,319	681,373
Cash and Cash Equivalents:
Beginning of Period	12,159,495	12,089,302

End of Period	$27,273,814	$12,770,675

Supplemental Cash Flow Information:
Interest paid	$793,098	$63,906

The accompanying notes are an integral part of these statements

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)
NOTE 1 — FUND DESCRIPTION
IMH Secured Loan Fund, LLC, (the Fund) was organized under the laws of the State of Delaware as a limited liability company effective May 14, 2003 for the primary purpose of investing in loans secured by Deeds of Trust (herein referred to as mortgage loans) of eighteen months or less and collateralized by real property anywhere in the United States of America. The sponsor and Manager of the Fund (Investors Mortgage Holdings, Inc., IMH or the Manager) is a licensed Arizona mortgage broker formed in June 1997 in Arizona. IMH’s obligations and responsibilities as Manager are prescribed in the IMH Secured Fund, LLC Limited Liability Company Operating Agreement dated May 15, 2003, as amended, (the Operating Agreement) which governs all aspects of Fund operations. The Operating Agreement provides standards for, among other things, business operations and the allocation between the parties of income, gains, losses and distributions. This report should be read in conjunction with the audited financial statements contained elsewhere in this Form 10 filing.
NOTE 2 – CASH AND CASH EQUIVALENTS
A summary of the cash and cash equivalents as of March 31, 2007 and December 31, 2006, with balances as designated by the Manager, follows:

	March 31,	December 31,
	2007	2006
Cash and Cash Equivalents:
Working Capital Reserve	$10,076,861	$7,758,443
Retained Earnings	1,720,769	1,426,453
Available for Operating Obligations and Lending	15,476,184	2,974,599

	$27,273,814	$12,159,495

NOTE 3 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES
All mortgage loans are collateralized by a first deed of trust (mortgages) on real property, and include a personal guarantee by the principals of the borrower. A significant number of the loans have additional collateral. Independent title companies handle all loan closings and independent third-party companies, with oversight of the Manager, provide construction inspections and loan document management services for the majority of the mortgage loan note obligations.
The Fund invests in both fixed and variable interest rate loans. All variable interest rate loans are indexed to the Wall Street Journal Prime Interest Rate (Prime). As of March 31, 2007 and December 31, 2006, loan principal balances, summarized by fixed and variable interest rates within selected interest rate ranges are as follows:

(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)
NOTE 3 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED

	March 31, 2007
	Fixed Rate		Variable Rate		Total		% of
Current Rate:	#	Principal	#	Principal	#	Principal	Total
11.25%	—	$—	1	3,453,151	1	$3,453,151	1.0%
11.50%	2	22,503,031	2	9,185,130	4	31,688,161	9.4%
11.75%	1	2,232,693	2	4,639,356	3	6,872,049	2.0%
12.00%	14	87,946,986	2	12,220,000	16	100,166,986	29.7%
12.25%	4	50,193,677	3	15,376,512	7	65,570,189	19.5%
12.50%	2	34,387,756	2	21,542,843	4	55,930,599	16.6%
12.75%	1	1,280,000	1	4,461,368	2	5,741,368	1.7%
13.00%	6	32,068,200	3	7,454,088	9	39,522,288	11.8%
13.25%	—	—	2	10,869,354	2	10,869,354	3.2%
13.50%	1	5,428,077	1	11,533,136	2	16,961,213	5.1%

Total	31	$236,040,420	19	100,734,938	50	$336,775,358	100.0%

% of Portfolio		70.1%		29.9%		100.0%

Weighted Average Rate		12.25%		12.48%		12.32%

Number of Loans		31		19		50

Average Principal		$7,614,207		5,301,839		$6,735,507

	December 31, 2006
	Fixed Rate		Variable Rate		Total		% of
Current Rate:	#	Principal	#	Principal	#	Principal	Total
11.25%	—	$—	1	3,359,700	1	$3,359,700	1.3%
11.50%	2	21,020,500	—	—	2	21,020,500	8.1%
11.75%	1	3,286,400	2	4,609,962	3	7,896,362	3.1%
12.00%	13	72,698,645	2	12,220,020	15	84,918,665	32.8%
12.25%	4	32,061,511	3	30,882,905	7	62,944,416	24.3%
12.50%	2	8,219,573	—	—	2	8,219,573	3.2%
12.75%	0	—	1	4,278,676	1	4,278,676	1.7%
13.00%	6	31,542,816	3	7,180,225	9	38,723,041	15.0%
13.25%	1	4,437,002	1	6,287,512	2	10,724,514	4.1%
13.50%	1	5,248,925	1	11,280,402	2	16,529,327	6.4%

Total	30	$178,515,372	14	80,099,402	44	$258,614,774	100.0%

% of Portfolio		69.0%		31.0%		100.0%

Weighted Average Rate		12.26%		12.49%		12.33%

Number of Loans		30		14		44

Average Principal		$5,950,512		5,721,386		$5,877,609

As of March 31, 2007 and December 31, 2006, the weighted average interest rates earned on variable rate loans was Prime plus 4.29% and Prime plus 4.24%, respectively. The Prime rate was 8.25% at March 31, 2007 and December 31, 2006.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)
NOTE 3 – MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED
Mortgage loans as of March 31, 2007 have maturity dates within the next four quarters as follows:

March 31, 2007
Due:	#	Amount
Matured	4	$15,457,663
Q2 2007	17	68,685,977
Q3 2007	13	81,911,098
Q4 2007	9	97,690,378
Q1 2008	7	73,030,242

	50	$336,775,358

A mortgage loan’s maturity date may be modified or extended in the normal course of business. Accordingly, repayment dates of the loans may vary from their currently scheduled date. Further, in certain instances where the Fund’s Manager deems it to be an advantage to the Fund not to modify or extend a matured loan, the Fund classifies and reports the loan as matured. At March 31, 2007 four loans were past their respective maturity dates.
Other than as discussed in the preceding paragraph, no loans have loan principal payments 30 days or more past due and no loans have interest payments more than 30 days past due. As of March 31, 2007 the Fund had begun the formal foreclosure process on one of the four matured loans and subsequent to March 31, 2007 foreclosure process had commenced on the remaining three. In accordance with the Fund’s accounting policy, at March 31, 2007 the one loan on which the Fund had commenced foreclosure proceedings, which has a principal balance of $2,252,670, has been placed in non-accrual status. The remaining three matured loans, with principal balances totaling $13,204,993, were past their scheduled maturities by 16, 30 and 31 days, respectively.
Based on management’s assessment of each loan, it is management’s opinion that all loan principal and interest are recoverable and no allowance for credit loss is necessary.
The Fund classifies loans into categories for purposes of identifying and managing loan concentrations. As of March 31, 2007, loan principal balances by concentration category follows:
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)
NOTE 3 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED

	March 31, 2007			December 31, 2006
	Amount	%	#	Amount	%	#
Pre-entitled Land:
Held for Investment	$—	—	—	$—	—	—
Processing Entitlements	182,163,453	54.1%	20	145,219,454	56.1%	20

Entitled Land:
Held for Investment	50,299,397	14.9%	10	41,893,482	16.2%	8
Infrastructure under Construction	17,365,103	5.2%	4	17,621,490	6.8%	4
Improved and Held for Vertical Construction	57,170,916	17.0%	7	29,387,627	11.4%	4

	124,835,416	37.1%	21	88,902,599	34.4%	16

Construction and Existing Structures:
New Structure — Construction in-process	17,863,465	5.3%	5	16,315,986	6.3%	5
Existing Structure Held for Investment	11,913,024	3.5%	4	8,176,735	3.2%	3

	29,776,489	8.8%	9	24,492,721	9.5%	8

	$336,775,358	100.0%	50	$258,614,774	100.0%	44

The Fund’s total portfolio value is invested in mortgage loans where the primary collateral is located in Arizona, California, New Mexico, Texas, Idaho and North Carolina. As a result of this geographical concentration of Fund mortgage loans, a downturn in the local real estate markets in which the Fund lends could have a material adverse effect on the Fund. As of March 31, 2007 and December 31, 2006, the geographical concentration of loan principal balances, by State, follows:

	March 31, 2007			December 31, 2006
State	Amount	#	Percent	Amount	#	Percent
Arizona	$190,304,992	33	56.5%	$149,796,267	29	57.9%
California	79,893,719	10	23.7%	96,726,078	13	37.4%
New Mexico	1,860,083	2	0.5%	812,027	1	0.3%
Texas	20,718,266	3	6.2%	11,280,402	1	4.4%
Idaho	25,901,234	1	7.7%	—	0	—
North Carolina	18,097,064	1	5.4%	—	0	—

	$336,775,358	50	100.00%	$258,614,774	44	100.00%

As of March 31, 2007, there is one borrower and no borrower groups whose aggregated borrowings were in excess of 10% of the total mortgage loan principal balance outstanding. The one borrower’s aggregated borrowings on five loans totals $36,565,193 or 10.9 % of the portfolio principal balance.
In the first quarter of 2007, the Fund entered into the partial sale of loans through loan Participation Agreements. The Fund sold participations of $35,265,477 in loans. Origination fees (points) paid to the participants in connection with the participation transactions were paid by the Fund Manager in accordance with the Operating Agreement. Participation loans which matured in 2007 totaled $25,956,174. The balance on participation loans sold which is reflected as a liability on the balance sheet totaled $14,247,074 at March 31, 2007.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)
NOTE 3 — MORTGAGE LOANS, LOAN PARTICIPATIONS AND LOAN SALES — CONTINUED
Although there is no right or obligation for the Fund to do so, in the past the Fund has repurchased certain loans sold to third parties under whole loans sold and participation agreements at the request of the purchaser and management expects do so in the future. For the three months ended March 31, 2007 and 2006 the Fund sold $3,100,000 and $8,166,000, respectively to third-parties and repurchased none in either period.
NOTE 4 — NET EARNINGS, DISTRIBUTIONS REINVESTED AND DISTRIBUTIONS PAYABLE TO MEMBERS AND REDEMPTIONS
Net Earnings, Distributions Reinvested and Distributions Payable to Members
Fund members have the option to either reinvest their share of monthly earnings or to have earnings distributed to them in cash. Distributions reinvested, which is a non cash transaction, totaled $4,932,617 and $1,910,016 for the three months ended March 31, 2007 and 2006, respectively. Distributions paid or payable in cash totaled $3,294,716 and $1,119,923 for the three months ended March 2007 and 2006, respectively.
As of March 31, 2007, redemption requests satisfying the 60 day notice period and immediately payable totaled $2,417,031 and are reflected as liabilities in the financial statements. As of March 31, 2007 the Fund Manager has received Redemption Notices for $10,103,000 requested redemptions, which upon expiration of the 60 day notice period will be remitted to Members.
NOTE 5 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY
Management Fees
For managing the Fund, the Manager is entitled to a 25 basis point annualized fee, payable monthly, based on the Fund’s the total mortgage loan principal balance at each month-end. For the three months ended March 31, 2007 and 2006, the Fund Manager earned management fees of $193,919 and $73,998, respectively. As of March 31, 2007 the Fund Manager was owed $68,381.
For loans originated of behalf of the Fund, the Manager receives all the revenue from loan origination and processing fees (points), which are paid by the borrower. For The three months ended March 31, 2007 and 2006, the Manager earned origination and other related fees of approximately $6,581,000 and $2,886,000, respectively, substantially all of which were earned on loans funded by the Fund.
Related Party Investments and Borrowings
Under the Operating Agreement, the Fund has the legal capacity to borrow but thus far has not done so on a formal basis. However, from time to time the Fund requires additional liquidity to fund originating loans. Accordingly, when such a need arises, IMH or other private investors may purchase, and in the past has purchased from the Fund, at par, one or more loans. The loans purchased by IMH are concurrently pledged by IMH with a commercial bank as collateral on a line of credit (line) which has an advance rate of approximately 75% of the loan’s principal balance. The loans sold to private investors are all sold at par value. The proceeds from these borrowings and IMH working capital is then used to fund the purchase. During the time held by IMH, IMH retains all interest earned and pays all interest due and other costs associated with the transaction.
Although there is no obligation for the Fund to do so, in the past the Fund has repurchased such loans from IMH and management expects do so in the future. Accordingly, the Fund records these transfers to IMH as collateralized borrowings with the associated loans remaining as assets of the Fund and the proceeds recorded as Borrowings from Manager. For the three months ended March 31, 2007 the Fund sold $4,102,140 to IMH and repurchased zero with a balance due to IMH at March 31, 2007 of $8,551,641, excluding accrued interest. For the three months ended March 31, 2007 the interest earned on the loans purchased totaled $234,129 and this amount has been recorded in the financial statements as both interest income and interest expense.
(Continued)

IMH SECURED LOAN FUND, LLC
NOTES TO FINANCIAL STATEMENTS
March 31, 2007
(Unaudited)
NOTE 5 — MANAGEMENT FEES AND RELATED PARTY ACTIVITY — CONTUNUED
IMH’s line of credit was originated in March 2005 with an initial borrowing capacity of $2,000,000. The line limit has been subsequently increased and is $5,250,000 as of March 31, 2007. Accordingly, subject to IMH’s working capital position and approval, as of March 31, 2007 the Fund has access to no additional liquidity under this line of credit.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
As of March 31, 2007, the Fund had $58,586,524 in Undisbursed Loans-in-Process. These amounts generally represent the unfunded portion of construction loans pending completion of additional construction and interest reserves for all or part of the loans’ term. The Fund expects to fund these undisbursed amounts in the normal course of business.
As of March 31, 2007, IMH had executed “Commitment to Fund” letters totaling approximately $69.8 million. While these transactions are subject to the completion of due diligence and underwriting, a significant portion of these loans are expected to be funded in the second quarter of 2007.
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